AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1997

                                                REGISTRATION NO. 333-37621
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           USN COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    4813                    36-3947804
     (STATE OR OTHER
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                          (I.R.S. EMPLOYER
                                                       IDENTIFICATION NUMBER)

                                ---------------

                           10 SOUTH RIVERSIDE PLAZA,
                                   SUITE 401
                            CHICAGO, ILLINOIS 60606
                                (312) 906-3600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                ---------------

                            THOMAS A. MONSON, ESQ.
                      VICE PRESIDENT AND GENERAL COUNSEL
                           USN COMMUNICATIONS, INC.
                      10 SOUTH RIVERSIDE PLAZA, SUITE 401
                            CHICAGO, ILLINOIS 60606
                                (312) 906-3600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                   COPY TO:
                             GARY P. CULLEN, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                (312) 407-0700

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC:
As soon as practicable after the effective date of this Registration
Statement.

                                ---------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


              SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1997

PROSPECTUS

             USN COMMUNICATIONS, INC.
               OFFER TO EXCHANGE ITS                                        LOGO
  14 5/8% SERIES B SENIOR DISCOUNT NOTES DUE 2004
        FOR ANY AND ALL OF ITS OUTSTANDING
      14 5/8% SENIOR DISCOUNT NOTES DUE 2004

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 1998, UNLESS EXTENDED.

  USN Communications, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of 14 5/8% Series B Senior Discount Notes due 2004 (the "New Notes") of the Company for each $1,000 principal amount at maturity of the issued and outstanding 14 5/8% Senior Discount Notes due 2004 (the "Old Notes" and, together with the New Notes, the "Notes") of the Company from the holders (the "Holders") thereof. As of the date of this Prospectus, there was $152,725,000 aggregate principal amount at maturity of the Old Notes outstanding. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer.

  The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future senior unsecured and unsubordinated indebtedness of the Company, and senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to indebtedness of subsidiaries of the Company. As of September 30, 1997, there was approximately $0.7 million of secured long-term indebtedness outstanding to which holders of Old Notes were effectively subordinated in right of payment and approximately $29.3 million of subsidiary indebtedness to which holders of Old Notes were structurally subordinated. The Indenture (as defined) will permit the Company and its subsidiaries to incur additional indebtedness under certain circumstances. See "Description of the Notes."

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered

                                             (cover page continued on next page)

                                 ------------

  SEE "RISK FACTORS," BEGINNING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                 ------------

 THE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS A
     CRIMINAL OFFENSE.

November   , 1997
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

(cover page continued from previous page)

for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that (i) Old Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New Notes received in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on the Morgan Stanley Letter (as defined) or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination of the Exchange Offer to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company can, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay Special Interest (as defined) if the Exchange Offer is not consummated by February 14, 1998 and, under certain circumstances, file a shelf registration statement with respect to the Old Notes. The Company has agreed to pay the expenses of the Exchange Offer. The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds."

  Prior to the date of this Prospectus, there has been no public market for the Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any public market for the New Notes.

  The Old Notes were sold by the Company on August 18, 1997 in transactions which were not registered under the Securities Act, in reliance upon the exemption provided by Section 4(2) of the Securities Act.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Notes covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety to such reference.

  The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Exchange Offer Registration Statement and reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Under the terms of the Indenture pursuant to which the Old Notes were, and the New Notes will be, issued, the Company will be required to file with the Commission, and to furnish holders of the Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Forms 10-K, 10-Q and 8-K.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements containing the words "believes," "anticipates," "expects" and words of similar import. All statements other than statements of historical facts included in this Prospectus including, without limitation, such statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein, regarding the Company or any of the transactions described herein, including the timing, financing, strategies and effects of such transactions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus and/or under "Risk Factors." The Company does not intend to update these forward-looking statements.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and related notes appearing elsewhere in this Prospectus. Except as otherwise noted, all share numbers contained in this Prospectus reflect a nine-for-one stock dividend declared by the Company on September 4, 1997, including share information contained in the Financial Statements and Notes thereto and in the historical financial data included elsewhere in this Prospectus. Unless the context indicates otherwise, all references to the Company or USN refer to USN Communications, Inc. and its subsidiaries. Please refer to the Glossary for the definitions of certain capitalized terms used herein and elsewhere in this Prospectus without definition.

                                  THE COMPANY

  USN is one of the fastest growing competitive local exchange carriers ("CLECs") in the United States. The Company offers a bundled package of telecommunications products, including local and long distance telephony, voice mail, paging, teleconferencing, Internet access and other enhanced features, tailored to meet the needs of its customers. The Company primarily targets small and medium-sized businesses with telecommunications usage of less than $5,000 per month. The Company's strategy is to continue to increase its customer base by being more flexible, innovative and responsive to the needs of its target customers than the regional Bell operating companies ("RBOCs") and the first-tier interexchange carriers ("IXCs"), which have historically concentrated their sales and marketing efforts on residential and large business customers. The Company primarily differentiates itself with a value-based marketing strategy by providing an integrated, customized package of telecommunications services on a single bill and responsive customer care.

  The Company is presently providing service to customers in certain states in the NYNEX Corporation ("NYNEX") region (New York and Massachusetts) and the Ameritech Corporation ("Ameritech") region (Illinois, Ohio and Michigan) and is currently in negotiations to expand its bundled services offering throughout the 14-state Bell Atlantic/NYNEX region and the 5-state Ameritech region. Management anticipates implementing service in at least six additional states in these regions by the end of 1998. In August 1997, NYNEX merged with Bell Atlantic. The Company continues to operate in the former NYNEX regions, which are now a part of the Bell Atlantic territory.

  During the first nine months of 1997, the Company increased aggregate local access lines sold from 10,283 lines to 135,172 lines, a compound growth rate of more than 33% per month, including the sale of 55,851 lines in the third quarter alone. As of September 30, 1997, the Company had 116,591 access lines in service, including 51,449 lines which were provisioned in the third quarter. Services are primarily marketed through an approximately 325 member direct salesforce in 27 offices located in five states. As part of its customer-focused product offering, the Company provides personalized customer service, 24 hours a day, 365 days per year, through its two regional customer care centers.

COMPETITIVE ADVANTAGES

  Providing local exchange services is a highly complex process that requires overcoming significant barriers to entry. Since inception, the Company has spent significant time, resources and capital to enter the local market. In the process, it has gained substantial experience in this complicated market segment. Consequently, the Company believes it has the following competitive advantages:

 . COMPLEMENTARY RELATIONSHIPS WITH RBOCS. The Company believes that the RBOCs' networks will continue to be the predominant means for providing local telecommunications services to the Company's target customers for the foreseeable future. Accordingly, the Company has positioned itself to take advantage of the opportunities created by the Telecommunications Act of 1996 (the "Telecommunications Act") by leveraging its complementary relationships with the RBOCs. The Telecommunications Act requires the RBOCs to complete a number of "checklist" items in order to qualify for long distance entry in their local service areas. By moving aggressively to enter into resale agreements and to develop electronic interfaces with the RBOCs, the Company believes it has positioned itself to play a key role in enabling the RBOCs to meet a number of those requirements. The Company was the first to enter into comprehensive resale agreements with Ameritech and NYNEX, served as the systems beta customer for Ameritech, NYNEX and Bell Atlantic and is currently one of the largest CLECs in terms of access lines in service in the Ameritech and NYNEX markets. Consequently, the Company is often requested by state and federal regulators to provide information on the Company's experiences. The Company believes its complementary relationships with the RBOCs have facilitated the Company's rapid growth in its existing markets and enabled it to become a valuable and viable resale channel partner. The Company further believes, based on discussions with RBOC officials and industry experts, that the RBOCs will continue to develop strong resale channel partners in an effort to mitigate the potential negative effects of facilities-based competition.

 . UNIQUE RESALE AGREEMENTS. The Company has executed comprehensive local exchange resale agreements with Ameritech for the greater metropolitan Chicago area, Ohio and Michigan, and with NYNEX for the State of New York. In addition to the cost advantages associated with the term and volume commitment contracts, these contracts provide "most favored nation" and other pricing protections designed to maintain the competitiveness of rates and position the Company to purchase capacity at rates at least as favorable as those of other potential resellers of Ameritech and NYNEX local services. In addition, the Company has executed interim resale agreements with Ameritech for the State of Wisconsin and with NYNEX for the State of Massachusetts. The Company is currently in negotiations to expand its resale agreements throughout the 14-state combined Bell Atlantic/NYNEX region and the 5-state Ameritech region. In advance of completing these negotiations, the Company plans to enter certain additional states by reselling local service pursuant to state-mandated wholesale discounts. The Company estimates, based on data compiled by the Federal Communications Commission ("FCC"), that the regions covered by the current comprehensive Ameritech and NYNEX resale agreements include access to over 10 million business access lines. Management believes that upon expansion into the remaining Bell Atlantic/NYNEX region and the Ameritech region, the Company will have access to approximately 20 million business access lines. The Company continuously evaluates opportunities to enter into agreements with additional RBOCs, other local and long distance service providers and enhanced and other value-added service providers in order to aggressively build its customer base as well as to provide additional services to its existing customers while reducing costs.

 . PROPRIETARY ELECTRONIC PROVISIONING AND INTERFACE SYSTEMS. By serving as the systems beta customer for Ameritech, NYNEX and Bell Atlantic, the Company was among the first CLECs to develop electronic provisioning systems for resale of RBOC services. Development of provisioning systems is critical for carriers seeking to grow rapidly in the complex, competitive local telecommunications market. These systems must address the numerous technical configurations associated with local service, including correctly coding customers into data bases for 911, 411, white pages and customer service, as well as provisioning thousands of local services, known as universal service ordering codes ("USOCs"). Electronic provisioning between the Company and its RBOC vendors allows the Company to provision a significantly greater volume of lines than would be possible if transmitting orders by mail or facsimile. Moreover, because the proprietary systems developed by the Company lessen manual input and reduce repetitive data entry, the Company experiences improved efficiency and accuracy in transmitted orders, thereby reducing costs and increasing customer satisfaction. The Company believes it has established an industry leadership position in the deployment of these systems, and it is committed to their continuous improvement.

 . LARGEST DIRECT SALESFORCE AMONG CLECS IN ITS MARKETS. The Company's services are currently sold through an approximately 325 member direct salesforce, located in 27 offices in Illinois, Ohio, Michigan, New York and Massachusetts. Additionally, the Company intends to hire approximately 175 new salespeople over the next 12 months to expand service in the Ameritech and combined Bell Atlantic/NYNEX regions. The Company primarily recruits salespeople with experience in selling competitive telecommunications services to businesses in the markets where they are based. The Company's salesforce is trained in-house with a rigorous customer-focused training program that promotes activity-based selling. Salespeople are given an incentive through a commission structure, with a target of 50% of a salesperson's compensation based on performance. The Company believes its large, experienced, face-to-face salesforce has been, and will continue to be, vitally important to expanding its customer base in today's highly competitive telecommunications industry environment.

 . STRATEGIC FLEXIBILITY. The Company believes that its business strategy affords it more flexibility to take advantage of regulatory and industry dynamics than its facilities-based competitors. For example, the FCC's position on unbundled network elements has evolved to the point where competitors are now able to purchase on an economic basis unbundled network elements from the RBOCs and rebundle them into an alternative local service option. The Company expects to exploit this opportunity by rebundling network elements, thus expanding its products offering and improving its strategic position. In addition, the increased construction by facilities-based CLECs has improved the value of the Company's services by creating alternative resale partners other than RBOCs. The Company is currently evaluating proposals from facilities-based CLECs to provision local service.

GROWTH STRATEGY

  The Company's objective is to be a leading provider of integrated local and long distance services and other telecommunications products to small and medium-sized businesses in its target markets. The Company expects to achieve this goal through the successful implementation of its growth strategy which includes the following:

 . PROVIDE AN INTEGRATED TELECOMMUNICATIONS SOLUTION. A key element in building its customer base while minimizing churn has been, and will continue to be, the implementation of a marketing and operating strategy which emphasizes an integrated telecommunications solution to its target market. To a large extent, the Company's target customers have not previously been provided the opportunity to purchase bundled services. The Company attracts and retains customers by combining responsive customer care with a pricing package to provide high-quality service at a cost which is usually afforded to only large business customers. Specifically, the Company provides a single source and bill for integrated local and long distance telephony, voicemail, paging, teleconferencing, Internet access and other enhanced and value-added telecommunications services, with a single point of contact for customer service, product inquiries, repairs and billing questions. Based on its experience, the Company believes that this marketing and customer service approach has minimized customer acquisition costs and churn.

 . FOCUS ON LARGE, UNDERSERVED MARKET. The Company utilizes a direct sales approach and primarily focuses its marketing efforts on small and medium-sized businesses with telecommunications usage of less than $5,000 per month. The Company believes this target market is best served by a direct sales approach because most of these customers do not employ in-house telecommunications specialists and in most cases obtain services from various vendors. The Company's experience indicates that these customers prefer a single source for all their telecommunications requirements, including products, billing and service. The Company believes that its gross margins on services provided to its target market are generally higher than for larger business customers. Since the RBOCs and the first-tier IXCs primarily concentrate their sales and marketing efforts on residential and large business customers, the Company will continue to focus its marketing on this underserved market to rapidly expand its customer base.

 . LEVERAGE UBIQUITOUS NETWORKS. The Company believes that a key factor in its success has been its ability to provide through the RBOC networks the complete range of local services currently provided by RBOCs across their entire service territories. There is currently no competing network with the product breadth, capacity and geographic reach of the RBOC networks. By contrast, facilities-based CLECs are currently limited primarily to servicing customers in areas where they have network facilities.

 . RAPID MARKET ENTRY. The Company believes its ability to enter a market early and provide ubiquitous service will continue to allow it to rapidly build a customer base across a large geographic area prior to the lifting of regulatory restrictions on the ability of first-tier IXCs and RBOCs to offer integrated services. Based on recent public announcements, the Company does not believe that any RBOC will provide in-region long distance services prior to 1999. As a non-facilities based provider, the Company believes it is able to build a customer base quickly and efficiently without incurring significant costs and the developmental delays inherent in constructing network and transmission facilities. In addition, the Company's proprietary software interface systems facilitate its rapid customer acquisition strategy by allowing it to provision high volumes of access lines.

 . EXPAND LOCAL SERVICES. The Company plans to expand its local services offering, positioning it to offer a full range of local services over a broad geographic area at a competitive cost, by: (i) entering into term and volume resale agreements in new territories with RBOCs; (ii) entering into resale agreements with one or more facilities-based CLECs; (iii) rebundling network elements from RBOCs; and (iv) reselling local service in new territories pursuant to state-mandated wholesale discounts prior to entering into resale agreements with RBOCs and/or facilities-based CLECs in such territories. The Company believes, based on its experience and industry analysts' reports, as well as recent regulatory and industry developments, that RBOCs have an incentive to continue to negotiate wholesale agreements with respect to small and medium-sized businesses to stabilize this revenue base and deter migration of such customers to RBOCs' facilities-based competitors. The Company also believes that its demonstrated sales and provisioning expertise is attractive to facilities-based CLECs which may not be having similar success.

  The Company, a Delaware corporation (formerly United USN, Inc.), was formed and commenced operations in April 1994. The Company's principal executive office is located at 10 S. Riverside Plaza, Suite 401, Chicago, Illinois 60606, and its telephone number is (312) 906-3600.

                              RECENT DEVELOPMENTS

  On August 18, 1997, the Company consummated a private placement (the "Offering") under Rule 144A of the Securities Act, pursuant to which the Company issued and sold 1,527,250 units (the "Units") consisting of $152.7 million aggregate principal amount at maturity of Old Notes and warrants to purchase 2,053,900 shares of Class A Common Stock (the "Initial Warrants"). The net proceeds of the Offering were $96.5 million. The Old Notes were issued pursuant to the terms of an Indenture (the "Indenture"), dated as of August 15, 1997, by and between the Company and Harris Trust and Savings Bank, as trustee. The Indenture provides that (i) in the event that, on or prior to September 30, 1998, the Company does not consummate one or more Public Equity Offerings (as defined), or otherwise issue in one or more transactions additional equity securities of the Company, resulting in aggregate net proceeds to the Company of $50 million, based on an equity valuation of the Company of at least $160 million, the Company will be obligated to issue to the holders of the Notes warrants (the "Contingent Warrants," and, together with the Initial Warrants, the "Warrants") exercisable for Class A Common Stock representing 5% of the Common Stock of the Company on a fully-diluted basis after giving effect to such issuance. In connection with and subsequent to the Offering, the Company has also issued and sold to certain of its existing stockholders, their affiliates and certain new investors, $45.2 million of the Company's 9.0% Cumulative Convertible Pay-In-Kind Preferred Stock, Series A (the "Series A Preferred Stock").

  In connection with the Offering, Merrill Lynch Global Allocation Fund, Inc. ("MLGAFI") and Merrill Lynch Equity/Convertible Series (Global Allocation Portfolio) (collectively, "MLAM"), the current holders of all of the Company's 14% Senior Discount Notes due 2003 (the "14% Senior Notes") and 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes") issued by the Company in the 1996 Private Placement (as defined), consented (the "Consent") to the amendment of an Indenture ("the 14% Senior Note Indenture"), dated as of September 30, 1996 by and between the Company and Harris Trust and Savings Bank, as trustee, and an Indenture ("the Convertible Note Indenture"), dated as of September 30, 1996 by and between the Company and Harris Trust and Savings Bank, as trustee, to allow the Company to, among other things, issue the Notes on a pari passu basis with the 14% Senior Notes and senior in right of payment to the Convertible Notes. In connection with the Consent, among other things, the Company granted to MLAM an option to purchase convertible notes of the Company on terms substantially similar to the Convertible Notes (the "Consent Convertible Notes") for an aggregate purchase price of $10.0 million. The option was exercised by MLAM on October 24, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  On October 21, 1997, the Company filed a registration statement with the Commission registering the Company's initial public offering (the "Initial Public Offering") of up to $90.0 million of the Company's Common Stock.

                               THE EXCHANGE OFFER

The Exchange Offer........  New Notes are being offered in exchange for a like face amount of Old Notes. As of the date hereof, $152,725,000 aggregate principal amount at maturity of Old Notes is outstanding. The Company will issue the New Notes to Holders promptly following the Expiration Date. See "Risk Factors--Consequences of Failure to Exchange." Holders of the Old Notes do not have appraisal or dissenter's rights in connection with the Exchange Offer under the Delaware General Corporation Law, the governing law of the state of incorporation of the Company.

Minimum Condition.........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.

Expiration Date...........  5:00 p.m., New York City time, on           , 1998,
                            unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Registration Rights         The Old Notes were sold by the Company on August
 Agreement................  18, 1997 to Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated ("Merrill Lynch") and Donaldson,
                            Lufkin & Jenrette Securities Corporation (together, the "Initial Purchasers"), who placed the Old Notes with institutional investors. In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes a registration rights agreement (the "Registration
                            Rights Agreement") providing, among other things, for the Exchange Offer.

Conditions to the           The Exchange Offer is subject to certain customary
 Exchange Offer...........  conditions, which may be waived by the Company. See
                            "The Exchange Offer--Conditions." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration
                            Date upon the occurrence of any such condition. NO
                            VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED
                            TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR
                            PROXY THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering
 OldNotes.................
                            Each Holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each Holder will represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer by the Holder and any beneficial owners of Old Notes are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) neither the Holder nor such beneficial owner is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor such beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
 Beneficial Owners........
                            Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery         Holders of Old Notes who wish to tender their Old
 Procedures...............  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                            Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.........  Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Notes
 and Delivery of New
 Notes....................  The Company will accept for exchange any and all
                            Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Federal Income Tax          The exchange of Old Notes for New Notes by
 Consequences.............  tendering holders should not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange (assuming no Special
                            Interest becomes due).

Use of Proceeds...........  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Effect on Holders of Old    As a result of the making of this Exchange Offer,
 Notes....................  and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement and, accordingly, the holders of the Old Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "Risk
                            Factors--Consequences of Failure to Exchange Old
                            Notes."

Exchange Agent............  Harris Trust Company of New York is serving as
                            Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The Exchange Offer applies to $152,725,000 aggregate principal amount at maturity of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture, under which both the Old Notes were, and the New Notes will be, issued. See "Description of the Notes."

The New Notes.............  $152,725,000 aggregate principal amount at
                            Stated Maturity of 14 5/8% Series B Senior
                            Discount Notes due 2004.

Maturity..................  August 15, 2004.

Interest Payment Dates....  February 15 and August 15, commencing February
                            15, 2001.

Yield.....................  14 5/8% per annum (computed on a semi-annual bond equivalent basis) and calculated from August 18, 1997.

Interest..................  The New Notes will accrete interest at a rate of 14 5/8% compounded semiannually, to an aggregate principal amount of $152,725,000 by August 15, 2000. Thereafter, the New Notes will bear interest at the rate of 14 5/8% per annum which will be payable in cash semiannually on February 15 and August 15 of each year commencing February 15, 2001. See "Description of the Notes--Principal, Maturity and Interest."

Original Issue Discount...  For federal income tax purposes, the New Notes will be treated as having been issued with "original issue discount" generally equal to the difference between the issue price of the New Notes and the sum of all payments (whether designated as principal or interest) to be made thereon. Each holder of a New Note must include in gross income for federal income tax purposes a portion of such original issue discount for each day during each taxable year in which a New Note is held. See "Certain Federal Income Tax Considerations."

Ranking...................
                            The New Notes will be senior unsecured
                            obligations of the Company and will rank pari passu in right of payment with all existing and future senior unsecured and unsubordinated indebtedness of the Company, including the 14% Senior Notes, and senior in right of payment to all existing and future subordinated indebtedness of the Company, including the Convertible Notes and the Consent Convertible Notes. The New Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to indebtedness of subsidiaries of the Company. As of September 30, 1997, there was approximately $0.7 million of secured long-term indebtedness outstanding to which holders of Old Notes were effectively subordinated in right of payment and approximately $29.3 million of subsidiary indebtedness to which holders of Old Notes were structurally subordinated. See "Description of the Notes--General."

Sinking Fund..............  None.

Optional Redemption.......  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, in the event that after the Issue Date and prior to August 15, 2000, the Company consummates one or more Public Equity Offerings, the Company may redeem up to 35% of the aggregate principal amount at Stated Maturity of Notes with the net proceeds thereof at a price of 114.63% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided, that immediately after giving effect to such redemption, not less than 65% of the aggregate principal amount at Stated Maturity of the Notes originally issued remains outstanding. See "Description of the Notes-- Optional Redemption."

Change of Control.........
                            Following the occurrence of a Change of
                            Control, the Company will be required to make an offer to purchase the New Notes at a purchase price equal to 101% of the Accreted Value thereof, or in the case of any such repurchase after August 15, 2000, 101% of the principal amount at maturity thereof plus accrued and unpaid interest, if any, to the date of purchase. The Company may not have available sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the New Notes and other debt that may become repayable upon a Change of Control, including the 14% Senior Notes, the Convertible Notes and the Consent Convertible Notes. See "Description of the Notes--Repurchase at the Option of Holders upon a Change of Control."

Certain Covenants.........  The Indenture contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on asset sales and the disposition of proceeds thereof; (ii) limitation on indebtedness; (iii) limitation on issuances of guarantees by restricted subsidiaries; (iv) limitation on liens; (v) limitation on sale and leaseback transactions; (vi) limitation on dividends or distributions in respect of the Company's capital stock or making of certain other restricted payments, including investments;
                            (vii) limitations on dividends and other payment restrictions affecting subsidiaries;
                            (viii) limitation on issuance and sale of capital stock of restricted subsidiaries; (ix) limitation on transactions with affiliates; (x) limitation on designations of unrestricted subsidiaries; (xi) limitation on engaging in unrelated lines of business; and (xii) limitation on consolidation, merger, conveyance, lease or transfer. These covenants are subject to important exceptions and qualifications. See "Description of the Notes-- Certain Covenants."

  For additional information concerning the New Notes, see "Description of the Notes."

                                  RISK FACTORS

  Holders of the Old Notes should consider carefully the information set forth in this Prospectus, and in particular, should evaluate the factors set forth under "Risk Factors" beginning on page 14.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following summary historical consolidated financial data for the periods from inception of the Company in April 1994 to December 31, 1994 and for the fiscal years ended December 31, 1995 and December 31, 1996 was derived from, and should be read in conjunction with, the consolidated audited financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The summary financial data as of and for the nine-month periods ended September 30, 1996 and 1997, respectively, are derived from, and should be read in conjunction with, the unaudited financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. In the opinion of management, such interim financial statements reflect all adjustments (consisting solely of normal recurring adjustments) necessary to fairly present the information presented for such periods. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results of operations for a full year or indicative of future periods.

                                                             NINE MONTHS ENDED
                                       FISCAL YEAR ENDED       SEPTEMBER 30,
                         INCEPTION TO    DECEMBER 31,       --------------------
                         DECEMBER 31, --------------------       UNAUDITED
                             1994       1995       1996       1996       1997
                         ------------ ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
  Net service revenue...  $   1,737   $   7,884  $   9,814  $   7,599  $  26,998
  Cost of services......      1,455       9,076      9,256      6,587     23,983
                          ---------   ---------  ---------  ---------  ---------
  Gross margin..........        282      (1,192)       558      1,012      3,015
  Sales and marketing
   expense..............      2,869       5,867     12,612      5,837     43,087
  General and
   administrative
   expense..............      4,686      11,100     20,665     10,920     26,882
  Interest expense......         26         734      1,797         46      8,573
  Interest and other
   income (1)...........        152         646      9,469      8,572      1,889
  Minority interest.....        --          150        --         --         --
                          ---------   ---------  ---------  ---------  ---------
  Net loss..............  $  (7,147)  $ (18,097) $ (25,047) $  (7,219) $ (73,638)
                          =========   =========  =========  =========  =========
  Accumulated preferred
   dividends............  $     707   $   3,103  $   3,691  $   3,466  $   1,012
  Net loss to common
   shareholder..........  $  (7,854)  $ (21,200) $ (28,738) $ (10,685) $ (74,650)
  Net loss per common
   share................  $   (6.56)  $   (7.01) $   (5.63) $   (2.44) $  (10.35)
  Weighted average
   shares outstanding...  1,196,780   3,025,200  5,102,330  4,384,993  7,212,511
OTHER DATA:
  EBITDA (2)............  $  (7,087)  $ (15,901) $ (30,390) $ (14,386) $ (64,429)
  Cash flows from
   operating activities.     (6,141)    (14,308)   (24,098)   (14,092)   (57,822)
  Cash flows from
   investing activities.     (1,708)     (2,556)     7,274      7,647    (10,071)
  Cash flows from
   financing activities.     13,828      24,589     63,689     64,157    125,018
  Depreciation and
   amortization.........        186       2,258      2,329      1,360      2,525
  Capital expenditures..      1,728       1,740      2,259        285     10,071
  Ratio of earnings to
   fixed charges (3)....        --          --         --         --         --
                                   DECEMBER 31,                SEPTEMBER 30,
                         ---------------------------------  --------------------
                                                                 UNAUDITED
                             1994       1995       1996       1996       1997
                         ------------ ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Cash and cash
   equivalents..........  $   5,979   $  13,705  $  60,569  $  71,390  $ 117,944
  Total assets..........     12,747      20,471     78,052     88,083    179,157
  Long-term debt (net of
   current maturities)..      3,176         518     59,864     58,352    167,287
  Redeemable preferred
   stock................     15,306      44,396     10,045      9,853     41,049
  Common stockholders'
   equity (deficit).....     (7,830)    (28,768)    (3,606)    14,022    (58,428)

                             AS OF        AS OF       AS OF    AS OF       AS OF
                         SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30, SEPTEMBER 30,
                             1996          1996       1997      1997       1997
OPERATING DATA:          ------------- ------------ --------- -------- -------------
  Local access line
   sold.................     4,630        10,283     35,397    79,321     135,172
  Local access lines in
   service..............     4,356         8,364     18,557    65,142     116,591
  Total employees.......       225           464        641       766         868
  Direct salesforce.....        81           206        252       325         325

-------

(1) Interest and other income for the year ended December 31, 1996 and the nine months ended September 30, 1996 includes a gain of $8.1 million realized on the sale of the Company's switching facilities in Ohio.

(2) EBITDA consists of operating income (loss) before depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results and as a tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included herein.

(3) The ratio of earnings to fixed charges is computed by dividing pretax income (loss) from operations before interest charges by interest expense. Earnings were insufficient to cover fixed charges for the periods ended December 31, 1994, 1995 and 1996 by $7.1 million, $17.4 million and $23.2 million, respectively, and for the nine-month period ended September 30, 1996 and 1997 by $7.2 million and $65.1 million, respectively.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, before tendering their Old Notes for the New Notes offered hereby, holders of Old Notes should consider carefully the following factors, which may be generally applicable to the Old Notes as well as to the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1988) (the "Exxon Capital Letter"), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter"), and similar letters, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer."

FAILURE TO COMPLY WITH EXCHANGE OFFER PROCEDURES

  Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. See "The Exchange Offer."

NEGATIVE CASH FLOW AND OPERATING LOSSES; LIMITED OPERATING HISTORY

  The Company has experienced operating losses from its inception in April 1994 through the date of this Prospectus, excluding the effect of a one-time non-recurring gain, and has, to date, not generated positive cash flow. For the period from April 20, 1994 to December 31, 1994 and the fiscal year ended December 31, 1995, the Company's operating losses were $7.3 million and $18.2 million, respectively. These operating losses were primarily the result of the one-time installation costs and fixed ongoing costs related to switching facilities of the Company which were sold in February 1996, and the sales and marketing and general and administrative expenses required to build the Company's sales, customer, management information and marketing infrastructure. Excluding an $8.1 million non-recurring gain on the sale of such switching facilities, the Company would have lost $33.1 million for the year ended December 31, 1996. The Company lost $15.3 million (excluding the $8.1 million non-recurring gain) and $73.6 million for the first nine months of 1996 and 1997, respectively. The Company expects to realize additional operating losses on a consolidated basis while it continues to expand and develop its service offerings and its customer base. There can be no assurance that the Company will be able to develop or expand its customer base or that it will achieve profitability in future years.

  The Company has a limited operating history. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of its performance and an investment in the New Notes offered hereby. Given the Company's limited operating history, there can be no assurance that the Company will be able to achieve or sustain positive cash flow from operating activities or to implement its growth strategy. See "Business--Growth Strategy."

SUBSTANTIAL LEVERAGE

  The Company has and will continue to have consolidated indebtedness that is substantial in relation to its stockholders' deficit. As of September 30, 1997, the Company had $167.3 million principal amount of long-term debt and a total common stockholders' deficit of $58.4 million. See "Capitalization."

  The Company's ability to make cash payments with respect to the Notes, to repay its obligations on the Notes at maturity and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Because the Company currently has a consolidated cash flow deficit, there can be no assurance that the Company will be able to make cash interest payments on the Notes commencing February 15, 2001, or to repay its obligations on the Notes at maturity. In addition, cash interest will commence accruing on the 14% Senior Notes on March 30, 2000 and on the Convertible Notes on September 30, 1999. See "--Future Cash Obligations." The Indenture permits the Company and its subsidiaries to incur additional indebtedness under certain circumstances including up to $45 million under a Credit Facility (as defined), $30 million of which may be secured. If the Company is unable to service its indebtedness, it will be forced to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness, the sale of assets or of the Company's ownership interest in its subsidiaries or seeking additional equity and/or debt financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

  The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company will have significant and increasing cash interest expense and significant principal repayment obligations with respect to outstanding indebtedness, including the Notes, the 14% Senior Notes, the Convertible Notes and the Consent Convertible Notes; (ii) the Company's degree of leverage and related debt service obligations may make it more vulnerable than some of its competitors to the effects of an economic downturn or other adverse developments; and (iii) the Company's ability to obtain additional financing could be impaired. In addition, pursuant to the terms of the Indenture and the 14% Senior Note Indenture, the ability of the Company to sell assets is restricted. See "Description of the Notes."

FUTURE CASH OBLIGATIONS

  Since inception, the Company's consolidated cash flow from operations has been negative. As a result, the Company has financed fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from private sales of its equity securities, the proceeds from the September 30, 1996 sale (the "1996 Private Placement") to MLGAFI of the 14% Senior Notes and related warrants to purchase Class A Common Stock and the Convertible Notes and the proceeds from the Offering. Commencing August 15, 2000, cash interest on the Notes will accrue semiannually at the rate of 14 5/8% per annum (approximately $22.3 million per year). Commencing September 30, 1999, cash interest on the Convertible Notes will accrue semiannually at the rate of 9% per annum (approximately $3.2 million per year), and commencing March 30, 2000, cash interest on the 14% Senior Notes will accrue semiannually at the rate of 14% per annum (approximately $6.8 million per year). The fully accreted principal amounts of the 14% Senior Notes and the Convertible Notes of $48.5 million and $36.0 million, respectively, will become due on September 30, 2003 and September 30, 2004, respectively. Pursuant to the Consent, holders of the 14% Senior Notes may exchange 14% Senior Notes for Additional Notes, which have a higher interest rate and would therefore increase the Company's cash obligations commencing March 30, 2000. The Consent Convertible Notes will accrete in value in the same manner as the Convertible Notes and will become due on September 30, 2004. Many factors, certain of which are beyond the Company's control, will affect its performance and, therefore, its ability to meet its ongoing obligations to repay all such notes and other debt.

ADDITIONAL CAPITAL REQUIREMENTS

  The Company anticipates that it will require substantial additional capital by the third quarter of 1998 in order to meet planned capital expenditures and anticipated negative operating cash flow. Sources of funding for the Company's future financing requirements may include public offerings or private placements of equity and/or debt securities, bank loans and additional capital contributions from new or existing stockholders. There can be no assurance that additional financing will be available to the Company, or, if available, that it can be obtained on a timely basis and on terms acceptable to the Company and within the limitations contained in the Indenture and the 14% Senior Note Indenture. Failure to obtain such financing could result in the delay or abandonment of the Company's development and expansion plans.

HOLDING COMPANY STRUCTURE; SOURCE OF REPAYMENT OF NOTES; EFFECTIVE SUBORDINATION OF NOTES TO INDEBTEDNESS OF SUBSIDIARIES

  As a holding company that conducts virtually all of its business through subsidiaries, the Company has no source of operating cash flow other than dividends and distributions from its subsidiaries. In order to pay cash interest on the Notes, the 14% Senior Notes, the Convertible Notes and the Consent Convertible Notes when cash interest is payable thereon, and to repay the principal amount of the Notes, the 14% Senior Notes, the Convertible Notes and the Consent Convertible Notes at their respective maturities or to redeem or repurchase the Notes, the 14% Senior Notes, the Convertible Notes or the Consent Convertible Notes, the Company will be required to obtain dividends or distributions from its subsidiaries, refinance its indebtedness or raise funds in a public or private equity or debt offering. However, the Indenture and the 14% Senior Note Indenture limit the Company's ability to incur additional indebtedness.

  If the Company is required to conduct an offering of its capital stock or to refinance the Notes, its ability to do so on acceptable terms, if at all, will be affected by several factors, including financial market conditions and the value and performance of the Company at the time of such offering or refinancing, which in turn may be affected by many factors, including economic and industry cycles. There can be no assurance that an offering of the Company's capital stock or a refinancing of the Notes can or will be completed on satisfactory terms, that such offering or refinancing would be sufficient to enable the Company to make any payments with respect to the Notes if required or that such offering or refinancing would be permitted by the terms of the debt instruments of the Company and its subsidiaries then in effect.

  The Old Notes are and the New Notes will be unsecured senior obligations of the Company and will rank pari passu in right of payment with all existing and future senior unsecured and unsubordinated indebtedness of the Company, including the 14% Senior Notes. The Indenture permits the Company to enter into a Credit Facility under which the Company may incur up to $45 million of Indebtedness (as defined), $30 million of which may be secured. If such Indebtedness is secured, the Notes will be effectively subordinated to such Indebtedness to the extent of the value of the assets securing such Indebtedness. The Company's subsidiaries have no obligation to pay amounts due on the Notes and have not guaranteed the Notes as of the date hereof; however, if a subsidiary guarantees any Indebtedness of the Company in the future, such subsidiary will be obligated to guarantee the Notes. See "Description of the Notes--Certain Covenants--Limitation on Issuances of Guarantees by Restricted Subsidiaries." Therefore, the Notes, if not guaranteed in the future, will be effectively subordinated to all existing liabilities of the Company's subsidiaries, including trade payables. As of September 30, 1997, total liabilities of the Company's subsidiaries (after the elimination of loans and advances by the Company to its subsidiaries) on a combined consolidated basis were $29.3 million. Any rights of the Company and its creditors, including the holders of the Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors.

DEPENDENCE ON BILLING SERVICES AND IMPLEMENTATION

  The accurate and prompt billing of the Company's customers is essential to the Company's operations and future profitability. Historically, the Company has relied on two third-party vendors to provide billing services and is currently in the process of transitioning to a single vendor. No assurances can be made that the transition to a single vendor will not adversely affect the Company's financial condition and results of operations. Presently, the Company relies, to a significant extent, on its billing vendor to rate, print and mail its customers' bills, and the Company is not in a position to control the management of or the provisioning of billing services by such vendor. In addition, such vendor has limited financial resources and personnel, and the Company's expected growth may strain such vendor's available resources. The Company is currently exploring a number of alternatives with respect to its billing services, but there can be no assurance that any such alternatives will be successfully implemented. The failure of any third-party vendor to provision all of the billing services required by the Company or the failure by the Company to implement other alternatives could have a material adverse effect on the financial condition and results of operations of the Company.

  In addition, the Company is dependent upon the prompt collection of payment of its customers' bills and, in turn, upon the creditworthiness of its customers and the continued implementation of adequate revenue assurance programs. The failure of its customers to pay their bills in a timely manner or the Company's failure to continue to implement adequate revenue assurance programs could have a material adverse affect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

DEPENDENCE ON RELATIONSHIPS WITH THIRD-PARTY FACILITIES-BASED PROVIDERS

  The Company does not own any part of a local exchange network or a long distance network. As a result, the Company depends entirely on facilities-based carriers for the transmission of customer phone calls. For each local exchange market in which the Company operates, there currently is a single provider from whom the Company can purchase local exchange services on a ubiquitous basis. Under the Telecommunications Act, the Company is entitled to access to local exchange services in such markets. Although the Company believes that its relations with its underlying carriers are good, the termination of any of the Company's contracts with its carriers or a reduction in the quality or increase in cost of such carriers' services could have a material adverse effect on the Company's financial condition and results of operations. In addition, the accurate and prompt billing of the Company's customers is dependent upon the timeliness and accuracy of call detail records provided by the carriers whose service the Company resells. There can be no assurance that the current carriers will continue to provide, or that new carriers will provide, accurate information on a timely basis, and such carrier's failure to do so could have a material adverse effect on the Company's financial condition and results of operations. For example, there have been a number of provisioning and billing difficulties related to the local and long distance services provided to business customers in Manhattan, New York pursuant to an agreement with NYNEX. The problems included failure to provision customers, lost customer traffic information and receipt by customers of multiple billings for the same service. Much of the difficulty was due to the nature of the private local network with dedicated facilities designed for resale purposes. NYNEX required the services of a third-party billing vendor to help implement the billing portion of the arrangement. The Company has now contracted directly with that vendor for billing and systems support in order to avoid problems associated with such provisioning. However, because other RBOCs with which the Company may enter into agreements do not have significant experience handling large volumes of resold local exchange traffic, there can be no assurance as to the quality of the service that the Company will receive or that similar problems will not occur.

  In addition, physical damage, power loss and software defects of the RBOCs, the Company or its billing vendor may cause interruption in service and/or reduced capacity for the Company's customers. In the event that the Company's long distance carriers are unable to handle the growth in customer usage, the Company could transfer such traffic to a carrier that had sufficient capacity, but there can be no assurance that additional capacity will be available. If any of the local exchange carriers ("LECs") are unable to handle the provisioning or growth in customer usage, then the Company would be required to use another local carrier, which could be difficult in light of the limited development of facilities-based competitive local exchange networks. In the event the Company otherwise elects to use other carriers, the charges for such services may exceed those under the existing contracts, which could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Vendor Agreements."

COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company expects that competition will continue to intensify in the future due to regulatory changes, including continued implementation of the Telecommunications Act, and the increase in the size, resources and number of market participants. In each of its markets, the Company faces competition for local service from larger, better capitalized incumbent providers. Additionally, the long distance market is already significantly more competitive than the local exchange market because the incumbent local exchange carriers ("ILECs"), including the RBOCs, have historically had a monopoly position within the local exchange market.

  In the local exchange market, the Company also faces competition or prospective competition from one or more CLECs, many of which have significantly greater financial resources than the Company, and from other competitive providers, including some non-facilities-based providers like the Company. For example, AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"), among other carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' services. In fact, certain competitors, including AT&T, MCI and Sprint, have entered into interconnection agreements with Ameritech with respect to the States of Illinois, Michigan and Ohio. These competitors either have begun or in the near future likely will begin offering local exchange service in those states, subject to the joint marketing restrictions under the Telecommunications Act described below. In addition, some of these competitors have entered into interconnection agreements with NYNEX and either have begun or in the near future likely will begin offering local exchange service in New York and Massachusetts, subject to such joint marketing restrictions. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering switched services include CLECs, cable television companies, electric utilities, other long distance carriers, microwave carriers, wireless telephone system operators and large customers who build private networks. Many facilities-based CLECs and long distance carriers, for example, have committed substantial resources to building their networks or to purchasing CLECs or IXCs with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs, including RBOCs, a facilities-based provider can offer single source local and long distance services similar to those offered by the Company. Such additional alternatives may provide such competitors with greater flexibility and a lower cost structure than the Company.

In addition, some of these CLECs and other facilities-based providers of local exchange service are acquiring or being acquired by IXCs that are not subject to joint marketing restrictions. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered by the Company.

  With respect to wireless telephone system operators, the FCC has authorized cellular, personal communications service ("PCS") and other commercial mobile radio service ("CMRS") providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and other providers of traditional fixed telephone service. In addition, in August 1996, the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  The Company will also face competition from other fixed wireless services, including Multichannel Multipoint Distribution Service ("MMDS"), 28 GHz Local Multipoint Distribution Service ("LMDS") and 38 GHz wireless communications systems, 2.8 GHz Wireless Communications Service ("WCS"), FCC Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. The FCC has announced plans to hold an auction for LMDS licenses in all markets for the provision of high capacity, wide-area fixed wireless point-to-multipoint systems. In addition, the FCC has adopted rules to auction geographical area wide licenses for the operation of fixed wireless point-to-multipoint communications services in the 38 GHz band, although many 38 GHz licenses have already been issued nationwide. The LMDS auction is scheduled to begin in February 1998 and the 38 GHz auction is expected to occur later in 1998. The MMDS service, also known as "wireless cable," also currently competes for metropolitan wireless broadband services. At present, wireless cable licenses are used primarily for the distribution of video programming and have only a limited capability to provide two-way communications needed for wireless broadband telecommunications services, but there can be no assurance that this will continue to be the case. The FCC has initiated a proceeding to determine whether to provide wireless cable operators with greater technical flexibility to offer two-way services. Cellular, PCS and CMRS providers may also offer fixed services over their licensed frequencies. Finally, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data-rate transmission services.

  Under the Telecommunications Act and related federal and state regulatory initiatives, barriers to local exchange competition are being removed. The availability of broad-based local resale and the introduction of facilities-based local competition are required before the RBOCs may provide in-region interexchange long distance services. Also, the largest long distance carriers (AT&T, MCI, Sprint and any other carrier with 5% or more of the pre-subscribed access lines) are prevented under the Telecommunications Act from bundling local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date on which the RBOC whose services are being resold obtains in-region long distance authority in that state. The RBOCs are currently allowed to offer certain in-region "incidental" long distance services (such as cellular, audio and visual programming and certain interactive storage and retrieval functions) and to offer virtually all out-of-region long distance services.

  In August 1997, the FCC denied the application of Ameritech, the RBOC in three states where the Company operates, for in-region long distance authority in Michigan. The Company anticipates that a number of RBOCs, including Ameritech and Bell Atlantic, will file additional applications for in-region long distance authority in 1998. However, based on recent public announcements, the Company does not believe that any RBOC will provide in-region long distance services prior to 1999. The FCC will have 90 days from the date an application is filed for in-region long distance authority to decide whether to grant or deny the application. Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest IXCs will be in a position to offer single-source local and long distance services similar to those offered by the Company.
While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the ILECs with an increased degree of flexibility with regard to pricing of their services as competition increases. Although the Ameritech and NYNEX resale agreements contain certain pricing protections, including adjustments in the wholesale rates to be consistent with any changes in the Ameritech and NYNEX retail rates, if the ILECs elect to lower their rates and sustain lower rates over time, this may adversely affect the revenues of the Company and place downward pressure on the rates the Company can charge. While the Ameritech and NYNEX resale agreements ensure that the Company will receive any lower rate provided to any other reseller, under the NYNEX resale agreement if such lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate, but must negotiate with Bell Atlantic a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with Bell Atlantic, then the Company may be unable to maintain the lowest rate. The Company believes the effect of lower rates may be offset by the increased revenues available by offering new products and services to its target customers, but there can be no assurance that this will occur. In addition, if future regulatory decisions afford the LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's products and services is based on price, quality, network reliability, service features and responsiveness to customer needs. While the Company believes that it currently has certain advantages relating to the timing, ubiquity and cost savings resulting from its resale agreements, there is no assurance that the Company will be able to maintain these advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, technical and other resources significantly greater than those of the Company.

ABILITY TO MEET MINIMUM COMMITMENTS; TERMINATION OF AGREEMENTS

  Substantially all of the resale agreements between the Company and local exchange carriers or long distance carriers contain term and volume commitments. The local exchange resale agreements typically provide a minimum usage which requires the Company to have a minimum number of lines in place at the end of the applicable measurement period (typically one year). The long distance resale agreements typically require certain annual commitments from the Company. The inability of the Company to meet its minimum annual commitments or designated thresholds may result in substantial underutilization charges, and, in the case of the long distance agreements, a significant increase in the rates charged to the Company. The majority of the long-distance resale agreements also contain carryover provisions which permit the Company to carryforward volume shortfalls and may serve to delay, or possibly eliminate, the payment of a significant portion of any shortfall the Company may experience. While these "carryover pools" may provide the Company with some additional time to build its customer base, any underutilization charges or rate increases could have a material adverse effect on the financial condition and results of operations of the Company.

  Each of the resale agreements contains termination provisions which, among other things, require the Company to pay termination charges if the Company terminates an agreement prior to the end of term. The incurrence of any termination charges could have a material adverse effect on the Company's financial condition and results of operations.

LACK OF EXPERIENCE OFFERING ADDITIONAL PRODUCTS AND SERVICES

  The Company's strategy includes offering additional telecommunications products and services, including cellular phone service, in the future. Entry into new markets entails risks associated with the state of development of the markets, intense competition from companies already operating in those markets, potential competition from companies that may have greater financial resources and experience than the Company and increased selling and marketing expenses. The Company has not provided any cellular products or services to date. There can be no assurance that the Company's products or services will receive market acceptance in a timely manner, if at all, or that prices and demand in new markets will be at a level sufficient to provide profitable operations. See "Industry Overview" and "Business--Competition."

REGULATION AND RISKS OF THE TELECOMMUNICATIONS ACT

  The Company is currently subject to federal and state government regulation of its telecommunications services. The Company is regulated at the federal level by the FCC. It is required to obtain and maintain an FCC certificate in connection with its international services, and to file and maintain both domestic and international tariffs containing the currently effective rates, terms and conditions of service for its resale long distance services. The FCC issued regulations eliminating this tariffing requirement for all interstate nondominant carriers, except for, under certain circumstances, the RBOCs. Those regulations have been stayed on appeal by third parties, and the Company is currently required to file tariffs with the FCC.

  The intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations. The Company must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers service. In most states, the Company must also file and obtain prior regulatory approval of tariffs for intrastate services. In addition, the Company must update or amend the tariffs and, in some cases, the certificates of public convenience and necessity, when rates are adjusted or new products are added to the local and long distance services offered by the Company. Challenges by third parties to the Company's tariffs filed with the FCC or the state regulatory commissions could cause the Company to incur substantial legal and administrative expenses.

  The Telecommunications Act has already resulted in comprehensive changes in the regulatory environment for the telecommunications industry as a whole, and will have a material impact on the local exchange industry and the competitive environment in which the Company operates. The Company believes that the speed with which additional competition in local exchange services develops will depend on a number of factors, including the extent to which each ILEC actively attempts to maintain its local exchange market share or to enter new lines of business, particularly, in the case of RBOCs, the in-region long distance business. While each ILEC now has the duty to negotiate on a good-faith basis access and interconnection agreements with facilities-based competitors and resale agreements with competitors such as the Company, the timing and terms of such agreements are at least in part within the control of the ILEC. An ILEC that places the highest priority on maintaining its market share in local exchange service may have less incentive to negotiate such agreements swiftly or on terms favorable to potential competitors. Indeed, numerous potential competitors, including AT&T, have requested, under the provisions of the Telecommunications Act, that various state regulatory authorities arbitrate their negotiations with various RBOCs and GTE Corporation ("GTE") because they have been unable to reach agreement with those RBOCs and GTE for access and interconnection to provide competitive local exchange services. In addition, all negotiated resale and long distance agreements must be submitted to and approved by the relevant state public service commission. The speed with which additional competition in local exchange services develops will also depend on the effect of the rules and policies recently adopted by the FCC and individual states in implementing the relevant provisions of the Telecommunications Act. If competition in local exchange services develops slowly, the ability of the Company to compete may be adversely affected.

  The concept of resale of local exchange services is a new development in the telecommunications industry, and the Company cannot predict how the relevant provisions of the Telecommunications Act will be interpreted and implemented by the FCC, state regulators, courts and the ILECs. In August 1996, the FCC issued regulations that, among other things, established pricing methodologies and interim default rates for resold ILEC services and for unbundled LEC network elements. In July 1997, the U.S. Court of Appeals for the Eighth Circuit struck down certain of the rules (including the provisions establishing pricing methodologies and default rates for resold services and unbundled network elements). The appeals court concluded that the Telecommunications Act granted the states the authority to set the rates for interconnection, unbundled network elements and resold services and that the FCC therefore lacked jurisdiction to issue the pricing rules or to preempt state pricing rules. Although many state commissions followed the FCC's pricing rules prior to the Eighth Circuit decision and are not likely to repudiate these actions, carriers seeking entry into the competitive local exchange market have expressed concern about the lack of uniformity in pricing that may result from the court's rejection of national pricing rules. The Company cannot predict the impact of the Eighth Circuit's decision on the Company's operations. In October 1997, the same court issued an order clarifying that the RBOCs were not required to rebundle unbundled network elements that competing carriers had purchased separately. If upheld, this ruling would make it more difficult for competitors, including the large IXCs, to use rebundled unbundled network elements or the "UNE Platform" to enter the local exchange market. The FCC, numerous IXCs and various other parties filed petitions for certiorari with the U.S. Supreme Court on November 19, 1997. Some of the same parties and certain other parties also have asked the FCC to reconsider these and other regulations implementing the Telecommunications Act. The Company cannot predict the outcome of the FCC's reconsideration or the court of appeals proceedings, either of which could have a material adverse impact on the Company. In addition, no assurance can be given that changes in current federal or state legislation or regulations would not materially adversely affect the Company. See "Business--Government Regulation" and "--Competition."

ABILITY TO MANAGE GROWTH; RAPID EXPANSION OF OPERATIONS

  The Company's officers have had limited experience in managing companies as large and as rapidly growing as the Company. The Company's strategy of continuing its growth and expansion will place additional demands upon the Company's current management and other resources and will require additional working capital, information systems and management, operational and other financial resources. The continued growth of the Company will depend on various factors, including, among others, federal and state regulation of the telecommunications industry, competition, and the ability of LECs, including the RBOCs, to provision the Company's additional customers. Not all of the foregoing factors are within the control of the Company. In particular, there can be no assurance that the RBOCs with which the Company has resale agreements will be able to provision new customers in a timely manner. The Company's ability to manage growth successfully will require the Company to continue to enhance its operational, managerial, financial and information systems and controls. The Company has modified and will continue to modify its billing and customer care systems to address the resale of local services under the Ameritech and NYNEX agreements. However, there can be no assurance that such systems will be adequate to manage the Company's anticipated expansion. No assurance can be given that the Company will be able to manage its expanding operations and, if the Company's management is unable to manage growth effectively, the Company's financial condition and results of operations could be materially adversely affected. Furthermore, there can be no assurance that the growth experienced by the Company in the past will continue.

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its management, particularly members of its senior management team. Many of the Company's executive officers and other key employees have only recently joined the Company. The loss of the services of any of such individuals could have a material adverse effect on the Company's results of operations. The success of the Company will also depend, in part, upon the Company's ability to identify, hire and retain additional key management personnel, including senior management, who are also being sought by other businesses. Competition for qualified personnel in the telecommunications industry is intense. The inability to identify, hire and retain such personnel could have a material adverse effect on the Company's financial condition and results of operations. See "Management--Executive Officers and Directors."

IMPACT OF TECHNOLOGICAL CHANGE

  The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. For example, increases in technological capabilities or efficiencies could create an incentive for more entities to enter the facilities-based local exchange business. Similarly, such changes could result in lower retail rates for telecommunications services, which could have a material adverse effect on the Company's ability to price its services competitively. Although the effect of technological change on the future business of the Company cannot be predicted, it could have a material adverse effect on the Company's financial condition and results of operations.

ORIGINAL ISSUE DISCOUNT; POSSIBLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF NOTES AND THE COMPANY

  The Old Notes were issued at a substantial discount from their principal amount at maturity. Since the New Notes are treated as a continuation of the Old Notes for federal income tax purposes, the New Notes will also be considered to have been issued at a substantial discount. Cash payments of interest on the Notes will not be paid prior to 2000. However, original issue discount (i.e., the difference between the "stated redemption price at maturity" of the Notes and the "issue price" of the Notes) has accrued from the issue date of the Old Notes and will continue to accrue with respect to the New Notes from the Issue Date of the Old Notes. Such original issue discount will be includable as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations--Taxation of the Notes--Original Issue Discount." Similar results may apply under state tax laws. Furthermore, the Notes are subject to the applicable high-yield discount obligation rules. Accordingly, the Company will not be able to deduct the original issue discount attributable to the Notes until paid in cash or property or, in certain circumstances, at all. In addition, to the extent the Notes constitute corporate acquisition indebtedness under Section 279 of the Internal Revenue Code of 1986, as amended (the "Code"), the maximum amount of interest or original issue discount the Company can deduct with respect thereto may be limited. See "Certain Federal Income Tax Considerations--Taxation of the Notes--Certain Potential Federal Income Tax Consequences to the Company and to Corporate Holders." To the extent the rules applicable to high-yield discount obligations or corporate acquisition indebtedness apply, the Company's after-tax cash flow may be less than if such original issue discount were deductible when accrued or the Notes did not constitute corporate acquisition indebtedness.

  If a bankruptcy case were commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and
(ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that had not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest."

ABSENCE OF PUBLIC MARKET; EXCHANGE OFFER; VOLATILITY OF NOTE PRICE

  The Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. The New Notes will be securities for which there currently is no market. There can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the price at which holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Each of the Initial Purchasers has advised the Company that it currently intends to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. Therefore, there can be no assurance that any active market for the New Notes will develop. The Company does not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  Holders of Old Notes will be able to sell or transfer such securities only if a registration statement relating to such securities is then in effect, or the sale or transfer of such securities is exempt from qualification under the applicable securities laws of the states in which the various holders thereof reside. See "Registration Rights."

CONTROL BY EXISTING STOCKHOLDERS; CERTAIN ANTITAKEOVER MATTERS

  As of the date of this Prospectus, over 90% of the outstanding Class A Common Stock is owned by the management of the Company and Chase Venture Capital Associates, L.P., CIBC Wood Gundy Ventures, Inc., Harbourvest Partners, LLC, Northwood Capital Partners LLC, Northwood Ventures, BT Capital Partners, Inc. and Prime New Ventures (collectively, the "Original Purchasers"). Five of the Original Purchasers have stock holdings that exceed five percent ownership of the Class A Common Stock of the Company. Each of these stockholders has exercised its right to appoint one director to the Board of Directors of the Company. See "Stock Ownership." Consequently, management and the Original Purchasers have the ability to control the election of all the members of the Company's Board of Directors and the outcome of all corporate actions requiring stockholder approval. In addition, the Original Purchasers have certain contractual preemptive rights upon issuance of any shares of capital stock of the Company. Further, MLAM holds Convertible Notes which were convertible into 2,892,695 shares of Class A Common Stock as of September 30, 1997 (representing approximately 14% of the outstanding Common Stock (on a fully diluted basis) as of such date) and will be convertible into 3,449,598 shares of Class A Common Stock as of September, 30, 1999, assuming no prior conversion of Convertible Notes and subject to
adjustment as described herein (representing approximately   % of the
outstanding Common Stock (on a fully diluted basis) as of the date of this Prospectus). In addition, MLAM holds warrants which are currently exercisable for 935,940 shares of Class A Common Stock, and, in certain circumstances, including the Company's failure to consummate an initial public offering by a specified date, may be issued additional warrants to purchase Class A Common Stock. MLAM has also exercised its option to purchase the Consent Convertible Notes, which will be convertible into shares of Class A Common Stock.

  Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL") restricts certain business combinations with any "interested stockholder," as defined by such statute. The Company has expressly decided not to be governed by Section 203 but may in the future change such election. In addition, the Company may adopt certain procedural and other requirements and/or amend its Certificate of Incorporation and/or By-laws that could further have the effect of delaying, deterring or preventing a change in control of the Company and/or make it more difficult for stockholders to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors. See "Description of Capital Stock."

CHANGE OF CONTROL

  In the event of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Notes at 101% of the Accreted Value thereof, or, in the case of any such repurchase on or after August 15, 2000, 101% of the principal amount at maturity thereof, plus any accrued and unpaid interest thereon to the date of repurchase. Under the indenture governing the 14% Senior Notes (the "14% Senior Note Indenture") and the Convertible Note Indenture, the Company has, and under the indenture governing the Consent Convertible Notes (the "Consent Convertible Note Indenture"), the Company will have, a similar requirement to repurchase the 14% Senior Notes, the Convertible Notes and the Consent Convertible Notes upon a Change of Control. The exercise by the holders of the Notes of their rights to require the Company to offer to purchase the Notes upon a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such repurchase on the Company. The Company's ability to pay cash to any of the holders of Notes, 14% Senior Notes, Convertible Notes and, if issued, Consent Convertible Notes upon a repurchase may be limited by the Company's then existing capital resources. There can be no assurance that in the event of a Change of Control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for any Notes. See "Description of the Notes."

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes in the Exchange Offer.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were sold by the Company on August 18, 1997 to the Initial Purchasers, who placed the Old Notes with institutional investors. In connection therewith, the Company and the Initial Purchasers entered into a registration rights agreement (the "Registration Rights Agreement"), pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, that the Company would, at its sole cost, (i) within 60 days following the original issuance of the Old Notes, file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of new notes of the Company identical in all material respects to the series of Old Notes and (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 120 days following the original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement (of which this Prospectus is a part), the Company will offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a restrictive legend and which might be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, including the Exxon Capital Letter, the Morgan Stanley Letter and similar letters, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Each Holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (an "Exchanging Dealer") who acquired the Old Notes for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company) must deliver a prospectus meeting the requirements of the Securities Act. Under the Registration Rights Agreement, the Company has agreed that for a period of 180 days after the Expiration Date it will make this Prospectus available to Exchanging Dealers and other persons, if any, subject to similar prospectus delivery requirements in connection with the resale of such New Notes. See "Plan of Distribution."

  In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer Registration Statement is not declared effective within 120 days following the date of original issuance of the Old Notes, or upon the request of Merrill Lynch under certain circumstances, the Company will, in lieu of or in addition to effecting the registration of the New Notes pursuant to the Exchange Offer Registration Statement and at its expense, (i) as promptly as practicable, file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Notes, (ii) cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the original issuance of the Old Notes (or promptly in the event of a request by an Initial Purchaser) and (iii) keep effective the Shelf Registration Statement until two years after its effective date. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of Old Notes covered by the Shelf Registration Statement copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have its Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding Special Interest described in the following paragraph.

  If either (i) the Exchange Offer Registration Statement or the Shelf Registration Statement (either, a "Registration Statement") required to be filed is not filed with the Commission on or prior to the date specified for such filing in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement,
(iii) the Exchange Offer has not been consummated on or prior to the date specified in the Registration Rights Agreement, or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective for a period of more than 30 consecutive days (each such event referred to in clauses (i) through (iv), a "Registration Default"), then commencing on the day following the date on which such Registration Default occurs, the Company agrees to pay to each holder of Old Notes during the first 90-day period immediately following the occurrence of such Registration Default additional interest at a rate of 0.5% per annum ("Special Interest"). The amount of Special Interest payable to each holder shall increase by an additional 0.5% per annum for each subsequent 90-day period up to a maximum rate of 1.5% per annum. A Registration Default shall cease, and Special Interest shall cease to be payable with respect to such Registration Default (1) upon the filing of the applicable Registration Statement in the case of clause (i) above, (2) upon the effectiveness of the Registration Statement in the case of clause (ii) above, (3) upon the consummation of the Exchange Offer in the case of clause (iii) above, and (4) when the Registration Statement becomes effective or usable in the case of clause (iv) above. Notwithstanding anything to the contrary, (i) the amount of Special Interest payable shall not increase because more than one Registration Default has occurred and is pending, (ii) a holder of Old Notes who is not entitled to the benefits of the Shelf Registration Statement (i.e., such holder has not elected to include information) shall not be entitled to Special Interest with respect to a Registration Default that pertains to the Shelf Registration Statement and (iii) a holder of Old Notes constituting an unsold allotment from the original sale of the Old Notes or who otherwise is not entitled to participate in the Exchange Offer shall not be entitled to Special Interest by reason of a Registration Default that pertains to the Exchange Offer.

  All accrued Special Interest shall be paid to record holders in the same manner in which payments of interest are made pursuant to the Indenture. See "Description of the Notes--Principal, Maturity and Interest."

  Payment of Special Interest is the sole remedy available to holders of Old Notes in the event the Company does not comply with the deadlines set forth in the Registration Rights Agreement with respect to the conduct of an exchange offer for the Old Notes or the registration of the Old Notes for resale under a shelf registration statement.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes will have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the New Notes will be, issued.

  As of the date of this Prospectus, $152,725,000 aggregate principal amount at maturity of the Old Notes was outstanding. The Company has fixed the close
of business on            , 1997 as the record date for the Exchange Offer for
purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there were registered Holders of the Old Notes.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the DGCL or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
           , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth below under the caption "Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

  The New Notes offered hereby will accrete interest at a rate of 14 5/8% per annum from the Issue Date until August 15, 2000. Thereafter, the New Notes will bear interest at the rate of 14 5/8% per annum which will be payable in cash semiannually on February 15 and August 15 of each year, commencing February 15, 2001. Interest on the Old Notes accepted for exchange will cease to accrete upon issuance of the New Notes.

PROCEDURES FOR TENDERING

  Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

  The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of the Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole and absolute discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By tendering, each Holder will represent to the Company, among other things, that (i) the New Notes to be acquired by the Holder and any beneficial owners of Old Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) the Holder and each such beneficial owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of

  Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

  Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole and absolute discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

  Harris Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    By Registered or         By Overnight Courier:            By Hand:
     Certified Mail:    Harris Trust Company of New York
                                                Harris Trust Company of New York
Harris Trust Company of New York
                                                           Receive Window
   Wall Street Station      Wall Street Station

                        88 Pine Street, 19th Floor

      P.O. Box 1010            New York, NY 10005     Wall Street Station

 New York, NY 10268-1010                                88 Pine Street, 19th
                                                             Floor
                                                            New York, NY

                                 By Facsimile:

                                 (212) 701-7636
                                 (212) 701-7637

                             Confirm by telephone:
                                 (212) 701-7618

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value less accrued original issue discount, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

OTHER

  Participation in the Exchange Offer is voluntary and holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Old Notes could be adversely affected. See "Risk Factors-- Consequences of Failure to Exchange."

                                CAPITALIZATION

  The following table sets forth the total cash and cash equivalents and capitalization of the Company as of September 30, 1997 and does not give effect to (i) the sale of Series A Preferred Stock on October 17, 1997 for an aggregate purchase price of $15.0 million or (ii) the exercise by MLAM of its option to buy the Consent Convertible Notes. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                      AS OF
                                                                    SEPTEMBER
                                                                    30, 1997
                                                                  -------------
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS
                                                                  EXCEPT SHARE
                                                                  INFORMATION)
                                                                  -------------
Cash and cash equivalents........................................   $117,944
                                                                    ========
Long-term debt
 14 5/8% Senior Discount Notes due 2004..........................   $101,830
 14% Senior Discount Notes due 2003..............................     34,580
 9% Convertible Subordinated Notes due 2004......................     30,188
 Notes payable and capital lease obligations.....................        689
                                                                    --------
    Total long-term debt.........................................    167,287
Redeemable Preferred Stock
 9% Preferred Stock, par value $1.00 per share, 30,000 shares authorized; 10,920 shares issued and outstanding; liquidation
  value $1,000 per share.........................................         11
 9% Preferred Stock, Series A, par value $1.00 per share, 150,000 shares authorized; 30,209 shares issued and outstanding;
  liquidation value $1,000 per share.............................         30
 Accumulated unpaid dividends....................................        317
 Additional paid-in capital......................................     40,691
                                                                    --------
    Total Preferred Stock........................................     41,049
Common stockholders' deficit
 Class A Common Stock, $.01 par value, 30,000,000 shares
  authorized, 7,222,511 shares issued and outstanding (1)........         72
 Class A Common Stock held in treasury...........................         (1)
 Additional paid-in capital......................................     73,942
 Accumulated deficit.............................................   (132,441)
                                                                    --------
    Total common stockholders' deficit...........................    (58,428)
                                                                    --------
      Total capitalization.......................................   $149,908
                                                                    ========

--------

(1) Excludes (i) 3,421,160 shares reserved for issuance upon exercise of options, (ii) 2,989,840 shares reserved for issuance upon exercise of outstanding warrants, (iii) 738,010 shares reserved for issuance upon conversion of the 9% Preferred Stock, (iv) 3,432,350 shares reserved for issuance upon conversion of the Series A Preferred Stock and (v) 2,892,695 shares reserved for issuance upon conversion of the Convertible Notes. No shares have been reserved for issuance upon conversion of the Consent Convertible Notes.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following table presents selected historical consolidated financial data for the period from inception of the Company in April 1994 to December 31, 1994 and for the fiscal years ended December 31, 1995 and 1996. The data for the periods ending December 31, 1994, 1995 and 1996 has been derived from consolidated financial statements (including those set forth elsewhere in this Prospectus) which have been audited by Deloitte & Touche LLP, independent auditors. The selected financial data as of and for the nine-month periods ending September 30, 1996 and 1997, respectively, are derived from, and should be read in conjunction with, the unaudited financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. In the opinion of management, such interim financial statements reflect all adjustments (consisting solely of normal recurring adjustments) necessary to fairly present the information presented for such periods. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the related notes appearing elsewhere in this Prospectus. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results of operations for a full year or indicative of future periods.

                                                                 NINE MONTHS ENDED
                                         FISCAL YEAR ENDED         SEPTEMBER 30,
                          INCEPTION TO     DECEMBER 31,        ----------------------
                          DECEMBER 31, ----------------------        UNAUDITED
                              1994        1995        1996        1996        1997
                          ------------ ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS
 DATA:
 Net service revenue....   $    1,737  $    7,884  $    9,814  $    7,599  $   26,998
 Cost of services.......        1,455       9,076       9,256       6,587      23,983
                           ----------  ----------  ----------  ----------  ----------
 Gross margin...........          282      (1,192)        558       1,012       3,015
 Sales and marketing
  expense...............        2,869       5,867      12,612       5,837      43,087
 General and
  administrative
  expense...............        4,686      11,100      20,665      10,920      26,882
 Interest expense.......           26         734       1,797          46       8,573
 Interest and other
  income (1)............          152         646       9,469       8,572       1,889
 Minority interest......          --          150         --          --          --
                           ----------  ----------  ----------  ----------  ----------
 Net loss...............   $   (7,147) $  (18,097) $  (25,047) $   (7,219) $  (73,638)
                           ==========  ==========  ==========  ==========  ==========
 Accumulated preferred
  dividends.............   $      707  $    3,103  $    3,691  $    3,466  $    1,012
 Net loss to common
  shareholders..........   $   (7,854) $  (21,200) $  (28,738) $  (10,685) $  (74,650)
 Net loss per common
  share.................   $    (6.56) $    (7.01) $    (5.63) $    (2.44) $   (10.35)
 Weighted average shares
  outstanding...........    1,196,780   3,025,200   5,102,330   4,384,993   7,212,511
OTHER DATA:
 EBITDA (2).............   $   (7,087) $  (15,901) $  (30,390) $  (14,386) $  (64,429)
 Cash flows from
  operating activities..       (6,141)    (14,308)    (24,098)    (14,092)    (57,822)
 Cash flows from
  investing activities..       (1,708)     (2,556)      7,274       7,647     (10,071)
 Cash flows from
  financing activities..       13,828      24,589      63,689      64,157     125,018
 Depreciation and
  amortization..........          186       2,258       2,329       1,360       2,525
 Capital expenditures...        1,728       1,740       2,259         285      10,071
 Ratio of earnings to
  fixed charges (3).....          --          --          --          --          --

                                         DECEMBER 31,           SEPTEMBER 30,
                                   --------------------------  ----------------
                                                                  UNAUDITED
                                    1994      1995     1996     1996     1997
                                   -------  --------  -------  ------- --------
BALANCE SHEET DATA:
 Cash and cash equivalents.......  $ 5,979  $ 13,705  $60,569  $71,390 $117,944
 Total assets....................   12,747    20,471   78,052   88,083  179,157
 Long-term debt (net of current
  maturities)....................    3,176       518   59,864   58,352  167,287
 Redeemable preferred stock......   15,306    44,396   10,045    9,853   41,049
 Common stockholders' equity
  (deficit)......................   (7,830)  (28,768)  (3,606)  14,022  (58,428)

                              AS OF        AS OF       AS OF    AS OF       AS OF
                          SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30, SEPTEMBER 30,
                              1996          1996       1997      1997       1997
                          ------------- ------------ --------- -------- -------------
OPERATING DATA:
 Local access line sold.      4,630        10,283     35,397    79,321     135,172
 Local access lines in
  service...............      4,356         8,364     18,557    65,142     116,591
 Total employees........        225           464        641       766         868
 Direct salesforce......         81           206        252       325         325

-------

(1) Interest and other income for the year ended December 31, 1996 and the nine months ended September 30, 1996 includes a gain of $8.1 million realized on the sale of the Company's switching facilities in Ohio.

(2) EBITDA consists of operating income (loss) before depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operations and as a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included herein.

(3) The ratio of earnings to fixed charges is computed by dividing pretax income (loss) from operations before interest charges by interest expense. Earnings were insufficient to cover fixed charges for the periods ended December 31, 1994, 1995 and 1996 by $7.1 million, $17.4 million and $23.2 million, respectively, and for the nine-month period ended September 30, 1996 and 1997 by $7.2 million and $65.1 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Historical Consolidated Financial and Operating Data" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

  Initially, the Company entered the local telecommunications market as a facilities-based CLEC with network facilities in Ohio. Due to the high costs associated with the initial construction, installation and expansion of each local network facility, including right-of-way costs, franchise fees, interconnection charges and other operating expenses and in anticipation of the impact of the passage of the Telecommunications Act of 1996, the Company refocused its operations. The Company sold its existing facilities in Ohio and certain other assets in February 1996, and transferred certain liabilities with respect to those facilities, to pursue a non-facilities-based approach to the local telecommunications market. As part of the Company's strategy to refocus its operations, the Company, through a newly formed wholly owned acquisition subsidiary, Quest United, Inc. ("Quest"), acquired certain assets and assumed certain liabilities of Quest America, L.P., a telecommunications reseller and consulting firm, in October 1995 (the "Quest Acquisition").

  The Company negotiated for the first total service resale agreement with Ameritech for local services, which was signed in November 1995, and negotiated with NYNEX for a similar comprehensive local resale agreement which was signed in July 1996. The Company also executed various other agreements in 1996 and 1997 with certain carriers for the resale of long distance and enhanced and other value-added services. The Company commenced the marketing and provisioning of services under those agreements during the latter half of 1996. Although management believes that its current strategy will have a positive effect on the Company's results of operations over the long-term, through an increase in its customer base and product offerings, this strategy is expected to have a negative effect on the Company's results of operations over the short-term. The Company anticipates losses and negative cash flow for the foreseeable future, attributable in part to significant investments in operating, sales, marketing, management information systems and general and administrative expenses. To date, the Company's growth, including capital expenditures, has been funded primarily by capital contributions, sales of preferred stock and by the proceeds from private placements of its debt securities.

  In connection with the Offering, MLAM, the current beneficial holders of all of the 14% Senior Notes and Convertible Notes, consented to the amendment of the 14% Senior Note Indenture and the Convertible Note Indenture to allow the Company to consummate the Offering. In connection with the Consent, the Company paid a consent fee to MLAM consisting of warrants to purchase 145,160 shares of Common Stock, at an exercise price of $.01 per share. The Company also granted to MLAM an option to purchase the Consent Convertible Notes, which have terms substantially similar to the Convertible Notes, for an aggregate purchase price of $10.0 million. The option was exercised by MLAM on October 24, 1997. Additionally, the Company granted to holders of the 14% Senior Notes an option, for a specified period of time, to exchange all, but not less than all, of the 14% Senior Notes for 14 5/8% Senior Notes having an accreted value equal to the accreted value of such 14% Senior Notes at the time of such exchange.

  The Company's net service revenue consists primarily of sales revenue from telecommunications resale services net of certain adjustments, including unbillable call records. The Company bills its customers for local and long distance usage based on the type of local service utilized, the number, time and duration of calls, the geographic location of the terminating phone numbers and the applicable rate plan in effect at the time of the call.

  Cost of services includes the cost of local and long distance services charged by carriers for recurring charges, per minute usage charges and feature charges, as well as the cost of fixed facilities for dedicated services and special regional calling plans.

  Sales and marketing expense consists of the costs of providing sales and other support services for customers including salaries of salesforce personnel. General and administrative expense consists of the costs of the billing and information systems and personnel required to support the Company's operations and growth as well as bad debts, customer allowances and all amortization expenses. Depreciation is allocated throughout sales, marketing, general and administrative expense based on asset ownership.

  The Company has experienced significant growth in the past and, depending on the extent of its future growth, may experience significant strain on its management, personnel and information systems. To accommodate this growth, the Company will continue to implement and improve operational, financial and management information systems. In an effort to support its growth, the Company added several senior management positions and added over 250 employees in 1996 and over 385 employees in the first nine months of 1997. Also, the Company is implementing new information systems that will provide improved recordkeeping for customer information and management of uncollectible accounts and fraud control.

  The Company has to date outsourced certain billing services to two outside vendors. The significant growth experienced by the Company over the past year has strained the capabilities of the Company's internal billing systems and those of the billing vendor supporting the sales pursuant to the Ameritech resale agreements. As a result, the Company has experienced delays in accurately billing its customers in a timely manner and instances of toll fraud. Therefore, the Company's revenue assurance and margin utilization systems and operating controls are being strengthened. Gross margins will be lower than originally anticipated for 1997 and estimated bad debt provisions and customer allowances will be higher than expected as a percent of revenue, since some billings from carriers may not be billed to customers.

  As a result of evaluating the capabilities of the Company's two billing vendors to support the anticipated growth of the Company, a decision was made to transition to a single vendor that has the strongest current capabilities and the best potential to support the expansion and related increased number of customers and access lines of the Company. The Company selected the billing vendor that has supported its sales pursuant to the NYNEX resale agreement for the past two years. The transition to a single vendor is expected to be completed during the fourth quarter of 1997.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net service revenue increased 255% to $27.0 million for the nine months ended September 30, 1997 from $7.6 million for the nine months ended September 30, 1996. The number of local access lines sold in the third quarter of 1997 was 55,851 and cumulative access lines sold at September 30, 1997 were 135,172. The number of local access lines provisioned in the third quarter of 1997 was 51,449 and cumulative access lines provisioned as of September 30, 1997 were 116,591. The substantial increases in net service revenue and local access lines were due primarily to the significant change in the Company's business strategy and the corresponding deployment of a large direct sales organization. This business strategy change has resulted in an almost nine-fold increase in the subscriber base in the Company's geographic markets (from approximately 1,400 customers at September 30, 1996 to approximately 12,000 customers at September 30, 1997).

  Gross profit for the nine months ended September 30, 1997 increased 198% to $3.0 million compared to $1.0 million for the nine months ended September 30, 1996. Due to the significant change in the Company's business strategy and the corresponding change in cost structure from the original facilities-based business, the year to year gross margins are not comparable. As noted above, consolidated gross margins are expected to continue to improve each quarter primarily as revenue assurance and margin utilization systems and operating controls are being strengthened, as described above, and as the mix of revenues from higher margin products increases and the mix of revenue from the lower margin legacy products decreases. In addition, the Company has continued to negotiate price reductions with its carriers, the full impact of which is not yet fully reflected in the results of operations.

  Sales and marketing expenses increased $37.3 million from $5.8 million for the nine months ended September 30, 1996 to $43.1 million for the nine months ended September 30, 1997. The increase was due primarily to the substantial increase in the number of sales and marketing employees from approximately 130 at September 30, 1996 to approximately 530 at September 30, 1997. The higher headcount resulted in increases to salaries and benefits of approximately $22.6 million, recruitment, training and travel costs of approximately $5.7 million, and facility and office related expenses of approximately $3.3 million. Additionally, advertising and promotional costs increased approximately $4.3 million due to product launches in the Company's target markets.

  General and administrative expenses increased $16.0 million to $26.9 million for the nine months ended September 30, 1997 versus $10.9 million for the nine months ended September 30, 1996. The increase was due primarily to the substantial increase in the number of operations and administrative employees from approximately 90 at September 30, 1996 to over 320 at September 30, 1997. The higher headcount resulted in increases to salaries and benefits of approximately $7.3 million, facility and office costs of approximately $1.4 million, and recruitment, training and travel costs of approximately $1.6 million. Professional fees increased approximately $1.2 million, primarily relating to the development and expansion of the Company's customer service, billing and administrative information systems and facilities. Billing costs increased approximately $1.6 million in correlation with increased revenue. Additionally, as noted above, the Company recorded a charge of $2.8 million in the third quarter of 1997 for estimated additional provisions for bad debts and customer allowances to cover instances of toll fraud and other matters.

  Interest and other income decreased to $1.9 million for the nine months ended September 30, 1997 from $8.6 million for the nine months ended September 30, 1996 due primarily to an $8.1 million non-recurring gain on the sale of the Company's switching facilities in Ohio in February 1996, which was somewhat offset by the additional interest income earned on the higher average cash balance.

  Interest expense increased to $8.6 million for the nine months ended September 30, 1997 from $46,000 for the nine months ended September 30, 1996. This increase was due primarily to interest expense attributable to the 14% Senior Notes and 9% Convertible Notes issued in September 1996 and 14 5/8% Senior Notes issued in August 1997.

  As a result of the factors described above, the Company had a net loss of $73.6 million for the nine months ended September 30, 1997 compared to a net loss of $7.2 million for the nine months ended September 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net service revenue increased to $9.8 million for the year ended December 31, 1996 from $7.9 million for the year ended December 31, 1995. The increase in net service revenue was due primarily to a 36% increase in the customer base in the Company's geographic markets (from approximately 1,250 customers at the end of 1995 to approximately 1,700 customers at the end of 1996) and the revenues attributable to the Quest Acquisition which primarily consisted of commissions earned from carriers on telecommunications services provided to their customers. Approximately $1.4 million in increased revenues was attributable to the addition of new customers, primarily in Ohio, and approximately $0.5 million was attributable to revenues gained from the Quest Acquisition.

  Gross margin of $0.6 million for the year ended December 31, 1996 improved from the negative margin of $1.2 million for the year ended December 31, 1995 due primarily to the elimination of fixed costs upon the sale of the switching facilities in Ohio and a $1.4 million sales and related margin adjustment for 1995 revenue purportedly not billed by NYNEX to the Company's customers under the billing and collection agreement. In 1996, the Company recovered approximately $0.9 million from NYNEX and is continuing to pursue additional amounts.

  Sales and marketing expense increased $6.7 million, or 114%, from $5.9 million for the year ended December 31, 1995 to $12.6 million for the year ended December 31, 1996. The increase was due primarily to an increase in the number of sales and marketing employees from approximately 115 at the end of 1995 to over

300 at the end of 1996, which resulted in increases to salaries and benefits of $3.9 million, travel, training and entertainment costs of $1.0 million and recruitment costs of $0.8 million. Additionally, advertising costs increased $0.9 million due to product launches in the Company's target markets.

  General and administrative expense increased $9.6 million, or 86%, to $20.7 million for the year ended December 31, 1996 versus $11.1 million for the year ended December 31, 1995. The increase was due primarily to an increase in the number of operations and administrative employees from approximately 90 at the end of 1995 to approximately 160 at the end of 1996, which resulted in increases to salaries and benefits of $2.5 million and facility costs of $1.2 million. Additionally, fees paid to consultants and other professionals increased over $1.0 million, primarily relating to the development and expansion of the Company's customer service, billing and information systems and facilities. Amortization expense increased $0.8 million due primarily to a full year of amortization expense related to the Quest Acquisition in 1996 versus approximately eight months in 1995. Additionally, $1.7 million of expense was incurred relating to the settlement of a derivative action filed by a minority shareholder.

  Interest and other income increased to $9.5 million for the year ended December 31, 1996 from $0.6 million for the year ended December 31, 1995 due primarily to an $8.1 million non-recurring gain on the sale of the Company's switching facilities in Ohio in February 1996.

  As a result of the factors described above, the Company's net loss increased to $25.1 million for the year ended December 31, 1996 from $18.1 million for the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Inception to December 31, 1994

  The results for fiscal 1995 are not comparable with the results for fiscal 1994 as fiscal 1995 represents a full fiscal year and fiscal 1994 represents approximately eight months of operations since the Company's inception in April 1994.

  Net service revenue increased to $7.9 million in fiscal 1995 from $1.7 million in fiscal 1994. This increase was due to a full year of operations and a 34% increase in the customer base (from approximately 930 customers at December 31, 1994 to approximately 1,250 customers at December 31, 1995).

  Cost of services increased to $9.1 million in fiscal 1995 from $1.5 million in fiscal 1994. The increase was due to the one-time installation costs and fixed ongoing costs related to the Ohio switching facilities, as well as increased costs associated with an increase in the number of customers.

  Sales and marketing expense increased $3.0 million, or 103%, to $5.9 million in fiscal 1995 from $2.9 million in fiscal 1994. Approximately $1.5 million of the increase was due to the impact of a full year of operation in 1995 versus approximately eight months in 1994. The inclusion of expenses related to the operations of Quest in 1995 contributed an additional $0.8 million to the increase.

  General and administrative expense increased $6.4 million, or 136%, to $11.1 million in fiscal 1995 from $4.7 million in fiscal 1994. Approximately $2.0 million of the increase was due to the impact of a full year of operation in 1995 versus approximately eight months in 1994. An additional $2.0 million was attributable to depreciation and amortization and other expenses related to the Quest Acquisition. The remaining increase is a result of increased personnel and expenses required to build the Company's customer service and information systems and office facilities.

  Interest and other income increased to $0.6 million in fiscal 1995 from $0.2 million in fiscal 1994, due to significantly higher investable cash balances in fiscal 1995 resulting from the proceeds of the issuance of $26.3 million of preferred and common stock, as well as fiscal 1995 being a full year.

  Interest expense increased to $0.7 million in fiscal 1995 from $26,000 in fiscal 1994. This increase was due to interest expense associated with the capitalized leases for the Ohio switch sites which began in December 1994.

  As a result of the factors described above, the Company's net loss increased to $18.1 million for fiscal 1995 from $7.1 million for fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations primarily through cash from its investors and private placements of debt securities. As of September 30, 1997, the Company had cash and cash equivalents of $118.0 million and working capital of $104.8 million. The Company's operating activities utilized cash of approximately $57.8 million for the nine month period ended September 30, 1997, versus $14.1 million for the nine month period ended September 30, 1996.

  The Company's investing activities in 1997 have consisted primarily of property and equipment purchases of $10.1 million for the nine month period ended September 30, 1997, primarily related to sales office expansion in several of the Company's target markets. In the fourth quarter of 1997, the Company anticipates spending approximately $5.0 million for capital expenditures, a substantial portion of which has been allocated to investments in information technology to support the growth of the customer base with more robust provisioning, billing and customer care systems. The anticipated continued high growth in the customer base in 1998 will require a similar level of investment in information technology. In 1996, the Company's investing activities consisted of $9.5 million in proceeds received in February 1996 from the December 1995 sale of facilities in Ohio, partially offset by a $1.6 million purchase of the remaining minority interest of a subsidiary in the third quarter 1996 and capital expenditures of $0.3 million for the nine month period ended September 30, 1996.

  The Company's financing activities generated $125.0 million for the nine months ended September 30, 1997. On August 18, 1997, the Company raised $30.2 million through the sale of 30,000 shares of its Series A Preferred Stock. Also on August 18, 1997 the Company raised $96.5 million of net proceeds upon the consummation of the Offering. Additionally on October 17, 1997, the Company issued and sold Series A Preferred Stock for an aggregate price of $15.0 million pursuant to agreements contemplated by a letter of intent dated August 6, 1997.

  The Company's financing activities generated $64.1 million for the nine months ended September 30, 1996. On September 30, 1996, the Company raised $10.0 million through the sale to the Original Purchasers of its 9% Preferred Stock. Also on September 30, 1996, the Company raised approximately $55.0 million, net of issuance costs, through the sale to MLGAFI of (i) 48,500 units consisting of $48.5 million in aggregate principal amount at maturity of the 14% Senior Notes and warrants to purchase 790,780 shares of Class A Common Stock and (ii) $36.0 million in aggregate principal amount at maturity of the Convertible Notes. The aggregate purchase price of such units was $30.2 million, and the aggregate purchase price of the Convertible Notes was $27.6 million. In 1995 and 1994, the Company's financing activities consisted primarily of raising capital in the form of equity investments from venture capital organizations. During 1995 and 1994, the Company raised $26.3 million and $14.2 million, respectively, net of issuance costs. In 1995, the Company also assumed notes payable to investors in the Quest Acquisition.

  The Company anticipates that it may require additional capital in future periods in order to meet planned capital expenditures and anticipated negative operating cash flow. Sources of funding for the Company's future financing requirements may include public offerings or private placements of equity and/or debt securities and additional capital contributions from new or existing stockholders. An additional source may include bank financing, although the Company currently does not have available a credit facility. There can be no assurance that additional financing will be available to the Company, or, if available, that it can be obtained on a timely basis and on terms acceptable to the Company and within limitations contained in the Indenture and the 14% Senior Note Indenture. Failure to obtain such financing could result in the delay or abandonment of the Company's development and expansion plans. See "Risk Factors--Additional Capital Requirements."

  The Company incurred net losses of $25.1 million, $18.1 million and $7.1 million in 1996, 1995 and 1994, respectively. Accordingly, no provision for current Federal or state income taxes has been made to the financial statements. At December 31, 1996, the Company and its subsidiaries had net operating loss carry-forwards for Federal income tax purposes of approximately $46.1 million. The ability of the Company or the Company's subsidiaries, as the case may be, to utilize their net operating loss carry-forwards to offset future taxable income may be subject to certain limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). These operating losses begin to expire in 2009 for Federal income tax purposes. Of the net operating loss carry-forwards remaining at December 31, 1996, $12.3 million can be applied only against future taxable income of the Company's subsidiary USN Communications Northeast, Inc. (formerly United Telemanagement Services, Inc.).

INFLATION

  Management believes that inflation has not had a material effect on the Company's results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which simplifies the method for computing earnings per share. Under the new requirements, primary earnings per share will be replaced with basic earnings per share. The statement, which will not impact the results of operations, financial position or cash flows of the Company and does not have a material effect on the earnings per share previously presented, is effective for financial statements issued for periods ending after December 15, 1997 and will be adopted by the Company in the fourth quarter of 1997.

                               INDUSTRY OVERVIEW

  Prior to 1984, AT&T dominated both the local exchange and long distance marketplace by owning the operating entities that provided both local exchange and long distance services to most of the U.S. population. While long distance competition began to emerge in the late 1970s, the critical event triggering the growth of long distance competition was the breakup of AT&T and the separation of its local and long distance businesses as mandated by the Modified Final Judgment relating to the breakup of AT&T (the "MFJ"). To foster competition in the long distance market, the MFJ prohibited AT&T's divested local exchange businesses, the RBOCs, from acting as a single source provider of telecommunications services.

  The Telecommunications Act, which was enacted on February 8, 1996, is considered to be the most comprehensive reform of the nation's telecommunications laws and affects the development of competition for local telecommunications services. Specifically, certain provisions of the Telecommunications Act provide for: (i) the removal of legal barriers to entry to the local telecommunications services market; (ii) the interconnection of ILEC networks with competitors' networks; (iii) the establishment of procedures and requirements to be followed by the RBOCs, including the requirement that RBOCs offer local services for resale in order to enter into the long distance and telecommunications equipment manufacturing markets; and
(iv) the relaxation of the regulation of certain telecommunications services provided by LECs and others. The Company believes the Telecommunications Act will promote significant growth in the local telecommunications market as new market entrants, including resellers such as the Company, provide expanded service offerings and increased levels of customer service.

  Industry sources estimate that in 1996 the total revenues from local and long distance telecommunications services were approximately $185 billion, of which approximately $107 billion were derived from local exchange services and approximately $78 billion from inter-LATA long distance services. According to FCC information, aggregate revenues for local and long distance services grew at a compounded annual rate of approximately 5.5% between 1991 and 1996. Although the MFJ established the preconditions for competition in the market for long distance services in 1984, the market for local exchange services has until recently been virtually closed to competition and has largely been dominated by regulated monopolies. Efforts to open the local exchange market began in the late 1980s on a state-by-state basis when competitive access providers ("CAPs") began offering dedicated private line transmission and access services. These types of services together currently account for approximately 12% of the total local exchange revenues. CAPs were restricted, often by state laws, from providing the other, more frequently used services such as basic and switched services, which today account for approximately 88% of local exchange revenues.

  The Telecommunications Act further increases the opportunities available to competitive local providers by requiring the RBOCs and other ILECs to offer various network elements such as switching, transport and loops (i.e., the facilities connecting a customer's premises to a LEC central office) on an unbundled and non-discriminatory basis. RBOCs also are required to offer their retail services at wholesale rates for resale by other companies, including the Company. By offering such services, the RBOCs are also meeting certain of the requirements contained in the Telecommunications Act in order to gain FCC approval to provide in-region long distance services. The Company believes regulatory reform, together with increased demand from the large underserved small and medium-sized business market, will provide growth opportunities for competitive local carriers who develop integrated billing and information systems and have significant management and operational expertise. This new market opportunity will permit competitive providers who can manage the operational and marketing implementation to offer a full range of local telecommunications services, including local calling, custom calling features and intra-LATA toll services to virtually any customer in the United States. The Company believes that carriers such as the Company providing competitive local exchange services have the opportunity to gain market share in the local exchange market just as long distance competitors gained market share from AT&T in the long distance market. In addition, competitors, including the Company and major IXCs, will be able to take advantage of the unbundling and resale requirements imposed on the RBOCs and other ILECs under the Telecommunications Act, thereby accelerating entry of competitors that previously have not invested in local distribution facilities.

                                   BUSINESS

INTRODUCTION

  USN is one of the fastest growing CLECs in the United States. The Company offers a bundled package of telecommunications products, including local and long distance telephony, voice mail, paging, teleconferencing, Internet access and other enhanced features, tailored to meet the needs of its customers. The Company primarily targets small and medium-sized businesses with telecommunications usage of less than $5,000 per month. The Company's strategy is to continue to increase its customer base by being more flexible, innovative and responsive to the needs of its target customers than the RBOCs and the first-tier IXC's, which have historically concentrated their sales and marketing efforts on residential and large business customers. The Company primarily differentiates itself with a value-based marketing strategy by providing an integrated, customized package of telecommunications services on a single bill and responsive customer care.

  The Company is presently providing service to customers in certain states in the NYNEX region (New York and Massachusetts) and the Ameritech region (Illinois, Ohio and Michigan) and is currently in negotiations to expand its bundled services offering throughout the 14-state Bell Atlantic/NYNEX region and the 5-state Ameritech region. Management anticipates implementing service in at least six additional states in 1998. In August 1997, NYNEX merged with Bell Atlantic. The Company continues to operate in the former NYNEX regions, which are now a part of the Bell Atlantic territory.

  During the first nine months of 1997, the Company increased aggregate local access lines sold from 10,283 lines to 135,172 lines, a compound growth rate of more than 33% per month, including the sale of 55,851 lines in the third quarter alone. As of September 30, 1997, the Company had 116,591 access lines in service, including 51,449 lines which were provisioned in the third quarter. Services are primarily marketed through an approximately 325 member direct salesforce in 27 offices located in five states. As part of its customer-focused product offering, the Company provides personalized customer service, 24 hours a day, 365 days per year, through its two regional customer care center.

COMPETITIVE ADVANTAGES

  Providing local exchange services is a highly complex process that requires overcoming significant barriers to entry. Since inception, the Company has spent significant time, resources and capital to enter the local market. In the process, it has gained substantial experience in this complicated market segment. Consequently, the Company believes it has the following competitive advantages:

 . COMPLEMENTARY RELATIONSHIPS WITH RBOCS. The Company believes that the RBOCs' networks will continue to be the predominant means for providing local telecommunications services to the Company's target customers for the foreseeable future. Accordingly, the Company has positioned itself to take advantage of the opportunities created by the Telecommunications Act by leveraging its complementary relationships with the RBOCs. The Telecommunications Act requires the RBOCs to complete a number of "checklist" items in order to qualify for long distance entry in their local service areas. By moving aggressively to enter into resale agreements and to develop electronic interfaces with the RBOCs, the Company believes it has positioned itself to play a key role in enabling the RBOCs to meet a number of those requirements. The Company was the first to enter into comprehensive resale agreements with Ameritech and NYNEX and served as the systems beta customer for Ameritech, NYNEX and Bell Atlantic and is currently one of the largest CLECs in terms of access lines in service in the Ameritech and NYNEX markets. Consequently, the Company is often requested by state and federal regulators to provide information on the Company's experiences. The Company believes its complementary relationships with the RBOCs have facilitated the Company's rapid growth in its existing markets and enabled it to become a valuable and viable resale channel partner. The Company further believes, based on discussions with RBOC officials and industry experts, that the RBOCs will continue to develop strong resale channel partners in an effort to mitigate the potential negative effects of facilities-based competition.

 . UNIQUE RESALE AGREEMENTS. The Company has executed comprehensive local exchange resale agreements with Ameritech for the greater metropolitan Chicago area, Ohio and Michigan, and with NYNEX for the State of New York. In addition to the cost advantages associated with the term and volume commitment contracts, these contracts provide "most favored nation" and other pricing protections designed to maintain the competitiveness of rates and position the Company to purchase capacity at rates at least as favorable as those of other potential resellers of Ameritech and NYNEX local services. In addition, the Company has executed interim resale agreements with Ameritech for the State of Wisconsin and with NYNEX for the State of Massachusetts. The Company is currently in negotiations to expand its resale agreements throughout the 14-state combined Bell Atlantic/NYNEX region and the 5-state Ameritech region. In advance of completing these negotiations, the Company plans to enter certain additional states by reselling local service pursuant to state-mandated wholesale discounts. The Company estimates, based on data compiled by the FCC, that the regions covered by the current comprehensive Ameritech and NYNEX resale agreements include access to over 10 million business access lines. Management believes that upon expansion into the remaining Bell Atlantic/NYNEX region and the Ameritech region, the Company will have access to approximately 20 million business access lines. The Company continuously evaluates opportunities to enter into agreements with additional RBOCs, other local and long distance service providers and enhanced and other value-added service providers in order to aggressively build its customer base as well as to provide additional services to its existing customers.

 . PROPRIETARY ELECTRONIC PROVISIONING AND INTERFACE SYSTEMS. By serving as the systems beta customer for Ameritech, NYNEX and Bell Atlantic, the Company was among the first CLECs to develop electronic provisioning systems for resale of RBOC services. Development of these provisioning systems is critical for carriers seeking to grow rapidly in the complex, competitive local telecommunications market. These systems must address the numerous technical configurations associated with local service, including correctly coding customers into data bases for 911, 411, white pages and customer service, as well as provisioning thousands of local services, known as universal service ordering codes ("USOCs"). Electronic provisioning between the Company and its RBOC vendors allows the Company to provision a significantly greater volume of lines than would be possible if transmitting orders by mail or facsimile. Moreover, because the proprietary systems developed by the Company lessen manual input and reduce repetitive data entry, the Company experiences improved efficiency and accuracy in transmitted orders, thereby reducing costs and increasing customer satisfaction. The Company believes it has established an industry leadership position in the deployment of these systems, and it is committed to their continuous improvement.

 . LARGEST DIRECT SALESFORCE AMONG CLECS IN ITS MARKETS. The Company's services are currently sold through an approximately 325 member direct salesforce, located in 27 offices in Illinois, Ohio, Michigan, New York and Massachusetts. Additionally, the Company intends to hire approximately 175 new sales people over the next 12 months to expand service in the Ameritech and combined Bell Atlantic/NYNEX regions. The Company primarily recruits salespeople with experience in selling competitive telecommunications services to businesses in the markets where they are based. The Company's salesforce is trained in-house with a rigorous customer-focused training program that promotes activity-based selling. Salespeople are given an incentive through a commission structure, with a target of 50% of a salesperson's compensation based on performance. The Company believes its large, experienced, face-to-face salesforce has been, and will continue to be, vitally important to expanding its customer base in today's highly competitive telecommunications industry environment.

 . STRATEGIC FLEXIBILITY. The Company believes that its business strategy affords it more flexibility to take advantage of regulatory and industry dynamics than its facilities-based competitors. For example, the FCC's position on unbundled network elements has evolved to the point where competitors are now able to purchase on an economic basis unbundled network elements from the RBOCs and rebundle them into an alternative local service option. The Company expects to exploit this opportunity by rebundling network elements, thus expanding its products offering and improving its strategic position. In addition, the increased construction by facilities-based CLECs has improved the value of the Company's services by creating alternative resale partners other than RBOCs. The Company is currently evaluating proposals from facilities-based CLECs to provison local service.

GROWTH STRATEGY

  The Company's objective is to be a leading provider of integrated local and long distance services and other telecommunications products to small and medium-sized businesses in its target markets. The Company expects to achieve this goal through the successful implementation of its growth strategy which includes the following:

 . PROVIDE AN INTEGRATED TELECOMMUNICATIONS SOLUTION. A key element in building its customer base while minimizing churn has been, and will continue to be, the implementation of a marketing and operating strategy which emphasizes an integrated telecommunications solution to its target market. To a large extent, the Company's target customers have not previously been provided the opportunity to purchase bundled services. The Company attracts and retains customers by combining responsive customer care with a pricing package to provide high-quality service at a cost which is usually afforded to only large business customers. Specifically, the Company provides a single source and bill for integrated local and long distance telephony, voicemail, paging, teleconferencing, Internet access and other enhanced and value-added telecommunications services, with a single point of contact for customer service, product inquiries, repairs and billing questions. Based on its experience, the Company believes that this marketing and customer service approach has minimized customer acquisition costs and churn.

 . FOCUS ON LARGE, UNDERSERVED MARKET. The Company utilizes a direct sales approach and primarily focuses its marketing efforts on small and medium-sized businesses with telecommunications usage of less than $5,000 per month. The Company believes this target market is best served by a direct sales approach because most of these customers do not employ in-house telecommunications specialists and in most cases obtain services from various vendors. The Company's experience indicates that these customers prefer a single source for all their telecommunications requirements, including products, billing and service. The Company believes that its gross margins on services provided to its target market are generally higher than for larger business customers. Since the RBOCs and the first-tier IXCs primarily concentrate their sales and marketing efforts on residential and large business customers, the Company will continue to focus its marketing on this underserved market to rapidly expand its customer base.

 . LEVERAGE UBIQUITOUS NETWORKS. The Company believes that a key factor in its success has been its ability to provide through the RBOC networks the complete range of local services currently provided by RBOCs across their entire service territories. There is currently no competing network with the product breadth, capacity and geographic reach of the RBOC networks. By contrast, facilities-based CLECs are currently limited primarily to servicing customers in areas where they have network facilities.

 . RAPID MARKET ENTRY. The Company believes its ability to enter a market early and provide ubiquitous service will continue to allow it to rapidly build a customer base across a large geographic area prior to the lifting of regulatory restrictions on the ability of first-tier IXCs and RBOCs to offer integrated services. Based on recent public announcements, the Company does not believe that any RBOC will provide in-region long distance services prior to 1999. As a non-facilities based provider, the Company believes it is able to build a customer base quickly and efficiently without incurring significant costs and the developmental delays inherent in constructing network and transmission facilities. In addition, the Company's proprietary software interface systems facilitate its rapid customer acquisition strategy by allowing it to provision high volumes of access lines.

 . EXPAND LOCAL SERVICES. The Company plans to expand its local services offering, positioning it to offer a full range of local services over a broad geographic area at a competitive cost, by: (i) entering into term and volume resale agreements in new territories with RBOCs; (ii) entering into resale agreements with one or more facilities-based CLECs; (iii) rebundling network elements from RBOCs; and (iv) reselling local service in new territories pursuant to state-mandated wholesale discounts prior to entering into resale agreements with RBOCs and/or facilities-based CLECS in such territories. The Company believes, based on its experience and industry analysts' reports, as well as recent regulatory and industry developments, that RBOCs have an incentive to continue to negotiate wholesale agreements with respect to small and medium-sized businesses to stabilize this revenue base and deter migration of such customers to RBOCs' facilities-based competitors. The Company also believes that its demonstrated sales and provisioning expertise is attractive to facilities-based CLECs which may not be having similar success.

SALES AND MARKETING

  The Company's customers include small and medium-sized businesses which principally have telecommunications usage of less than $5,000 per month. The Company believes that the RBOCs and large IXCs historically have chosen not to concentrate their sales and marketing efforts on this business segment, which the Company believes represents a significant portion of the telecommunications market. Through radio and newspaper advertising, as well as various marketing programs, the Company has sought to establish itself as a recognized brand name for its products and services emphasizing responsive customer support, competitive product and pricing packages and a targeted sales and marketing strategy. The Company had in excess of 12,000 customers as of September 30, 1997.

  The Company's services are currently sold through an approximately 325 member direct salesforce, located in 27 offices in Illinois, Ohio, Michigan, New York and Massachusetts. The sales personnel make direct calls to prospective and existing customers to outline the range of services offered and discuss the benefits of the Company's integrated service offerings, enhanced customer care and potential savings. The Company is planning to supplement its direct sales organization with outbound telemarketing and indirect sales efforts. The Company believes this marketing approach will increase market coverage and reduce marketing and customer acquisition costs.

  The Company has recruited and continues to recruit a direct salesforce in each of the markets in which it operates. The Company primarily recruits salespeople with experience in selling competitive telecommunications services to businesses in the markets where they are based. The Company's salesforce is trained in-house with a rigorous customer-focused training program that promotes activity-based selling. The salesforce makes calls to prospective customers from potential customer modules created by acquiring business databases sorted by target characteristics (e.g. size of business and number of telephone lines). Salespeople are given an incentive through a commission structure, with a target of 50% of a salesperson's compensation based on such person's performance.

CUSTOMER CARE

  The Company maintains an emphasis on customer care to differentiate itself from its competitors and reduce churn. By providing each customer with an account representative, the Company is able to provide ongoing personalized contact to address the clients' needs. In addition, the Company has established a 24-hours-per-day, 365-days-per-year, customer care center to facilitate customer care and customer service requests. At the Company's customer care centers, customers' calls are answered by experienced customer care representatives, many of whom are cross-trained in the provisioning process. The Company believes that the superior customer service, face-to-face sales process and integrated service offering provide the Company with a competitive advantage over the existing local service providers.

MANAGEMENT INFORMATION SYSTEMS

  The Company is committed to the continued development and successful implementation of billing and customer care systems that provide accurate and timely information to both the Company and its customers. The proprietary electronic interfaces of the Company's management information systems for the provisioning of services to the Company's customers have been developed in cooperation with Ameritech and NYNEX. Provisioning of service to customers is
accomplished through the Company's proprietary systems, which ar     e
designed to interface with the RBOCs' systems through a variety of delivery mechanisms. The Company believes this method of development has been, and will continue to be a critical element to successfully providing local telecommunications services and provides the Company with a competitive advantage, as the RBOCs have an economic and strategic incentive to work with resellers that have sophisticated information systems that can electronically interface with the RBOCs' systems. The Company's experience in developing these systems allows it to offer services quickly in new markets. The customer care systems have been developed and continue to be enhanced in a client/server environment allowing for flexibility to accommodate an expanding customer base, efficient entry into new markets and rapid development of additional functionality.

  The Company's billing systems are designed to provide access to a broad range of information on individual customers, including their call volume, patterns of usage and billing history. This same information is used by the Company to identify customer trends and will allow for proactive support of the Company's marketing efforts.

  The Company currently outsources the rating, printing and mailing of customer bills. Since these functions require a high volume of processing in a limited time frame, the Company has determined that currently the most economical way to process bills is to outsource this function. The customer usage information for billing and the tables and procedures used in the rating of call records are maintained separately by the Company to manage the ongoing needs of each customer. Standard management reports are generated for every billing cycle.

VENDOR AGREEMENTS

 Introduction

  The Company has executed comprehensive local exchange resale agreements with Ameritech for the greater metropolitan Chicago area, Ohio and Michigan, and with NYNEX for the State of New York. In addition, the Company has executed interim resale agreements with Ameritech for the State of Wisconsin and with NYNEX for the State of Massachusetts. The Company estimates, based on data compiled by the FCC, that the regions covered by the current comprehensive Ameritech and NYNEX resale agreements include access to over 10 million business access lines. Management believes that upon expansion in the remaining Bell Atlantic/NYNEX region and the Ameritech region, the Company will have access to approximately 20 million business access lines. The Company continuously evaluates opportunities to enter into agreements with additional RBOCs, long distance carriers and enhanced and other value-added service providers in order to aggressively build its customer base as well as to provide additional services to its existing customers while reducing costs.

  The Company currently has a long distance resale agreement with MCI. Such agreement allows the Company to offer its customers integrated local and long distance telecommunications services. In addition, such agreement has allowed the Company to enter and establish itself as a telecommunications provider in strategically targeted markets prior to establishing a local exchange resale agreement.

 Ameritech Resale Agreements

  Pursuant to the Ameritech resale agreements, the Company purchases local exchange services at discounted rates based on a ten-year term. These agreements contain pricing protections designed to maintain the competitiveness of the Company's discounted rates and position the Company to purchase capacity at rates at least as favorable as those of competitors that may eventually negotiate a resale agreement. The level of discounts of the resold services provided under these agreements vary based on the state and the nature of services resold (i.e., access lines, local calls, toll calls or features).

  Services offered for resale include most of the telecommunications products and services engineered and provided by Ameritech, such as local exchange calling and related features including call waiting, call forwarding, caller ID and three-way calling. The rates for these services are filed with the public utilities commission of each respective state. The Company also has an agreement with Ameritech for the resale of certain non-tariffed services to its customers, including inside wire maintenance.

  The Ameritech resale agreements include a minimum commitment of resold access lines per region covered. The minimum commitment in Illinois is 150,000 business access lines and in Ohio and Michigan, 100,000 business access lines and 10,000 residential lines. The minimum commitment is not a limitation on the Company's overall ability to sell access lines at discounted rates. However, if the Company fails to meet its minimum commitment, the Company is subject to an underutilization charge equal to the number of unutilized lines multiplied by a fixed average business line rate. The measurement period of the minimum commitment does not commence, however, until the completion of an 18-month "ramp up" period which gives the Company the ability to build its customer base. In addition, the Ameritech resale agreements provide a "carryforward" provision designed to minimize the potential for any liability resulting from a failure to meet the minimum commitment by carrying forward underutilization amounts which may be met in the future.

  If the Company does not meet its minimum commitment by the end of the ten-year term with the benefit of the carryforward provision, the Company has the option to either pay a penalty based on the aggregate number of unutilized lines or subscribe on a monthly basis to an equivalent number of lines during the next three-year period. In the event the Company terminates any of the Ameritech resale agreements prior to their expiration, the Company is subject to a termination charge.

 NYNEX Resale Agreement

  On July 9, 1996, the Company executed a resale agreement with NYNEX to provide for the resale of local exchange services for the State of New York at discounted rates based on a ten-year term. The New York NYNEX resale agreement contains pricing protections designed to maintain the competitiveness of discounted rates provided to the Company. Under the New York NYNEX resale agreement, the Company receives the lowest rate and/or most favorable term provided to any reseller; however, if a lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate but must negotiate with NYNEX a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with NYNEX, then the Company may be unable to maintain the lowest rate. The level of discounts of resold services varies based on the nature of the services. The New York NYNEX resale agreement contains a minimum commitment of 100,000 business access lines. In the event the Company does not satisfy the minimum commitment after a trial period and ramp-up period, the Company is subject to an underutilization charge. However, the New York NYNEX resale agreement also contains a carryforward provision designed to minimize the potential of an underutilization charge. The Company has also executed an interim resale agreement with NYNEX for Massachusetts. This agreement does not contain a term and volume commitment, but was designed to allow the Company to begin reselling services in Massachusetts expeditiously in a manner consistent with state regulatory developments. Although there can be no assurance, it is expected that the Company and NYNEX will enter into a long-term resale agreement for Massachusetts similar to the New York NYNEX resale agreement.


 Long Distance Agreements

  The Company has an agreement with MCI pursuant to which MCI provides a wide range of long distance telecommunications services to the Company's customers. Services offered for resale from MCI include a variety of inbound, outbound, calling card and international services. In addition, the Company also resells teleconferencing, debit cards, branded operator services and private line services.

  The Company's long distance carrier agreement with MCI became effective August 1, 1996 and contains a 33-month term. It requires the Company to achieve certain monthly dollar targets in order to qualify for discounted rates on carrier services. The agreement provides for an annual commitment for each of the remaining two years of the contract term. If the Company does not meet its annual commitment during any annual period of the term, an underutilization charge shall apply in an amount equal to 15% of the difference between the committed amount and the actual usage. However, the Company may carry forward up to 10% of the initial annual commitment for a period of up to three months in the following annual period.

 Enhanced and Other Value-Added Telecommunications Services

  The Company has agreements to offer on a resale basis enhanced and other value-added services such as Internet access and paging. In addition, the Company has entered into an agreement for the exclusive rights in the United States and Canada to distribute a Windows-based teleconferencing product which allows the conference host to conduct a conference call using point and click graphics directly from a personal computer without having to make teleconference reservations.

COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company expects that competition will continue to intensify in the future due to regulatory changes, including the continued implementation of the Telecommunications Act, and the increase in the size, resources and number of market participants. In each of its markets, the Company faces competition for local service from larger, better capitalized incumbent providers. Additionally, the long distance market is already significantly more competitive than the local exchange market, because the ILECs, including the RBOCs have historically had a monopoly position within the local exchange market.

  In the local exchange market, the Company also faces competition or prospective competition from one or more CLECs, many of which have significantly greater financial resources than the Company, and from other competitive providers, including some non-facilities-based providers like the Company. For example, AT&T, MCI and Sprint, among other carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' services. In fact, certain competitors, including AT&T, MCI and Sprint have entered into interconnection agreements with Ameritech with respect to the States of Illinois, Michigan and Ohio. These competitors either have begun or in the near future likely will begin offering local exchange service in those states, subject to the joint marketing restrictions under the Telecommunications Act described below. In addition, some of these competitors have entered into interconnection agreements with NYNEX and either have begun or in the near future likely will begin offering local exchange service in New York and Massachusetts, subject to such joint marketing restrictions. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering switched services include CLECs, cable television companies, electric utilities, other long distance carriers, microwave carriers, wireless telephone system operators and large customers who build private networks. Many facilities-based CLECs and long distance carriers, for example, have committed substantial resources to building their networks or to purchasing CLECs or IXCs with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs, including RBOCs, a facilities-based provider can offer single source local and long distance services distance services similar to those offered by the Company. Such additional alternatives may provide such competitors with greater flexibility and a lower cost structure than the Company. In addition, some of these CLECs and other facilities-based providers of local exchange service are acquiring or being acquired by IXCs that are not subject to joint marketing restrictions. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered by the Company.

  With respect to wireless telephone system operators, the FCC has authorized cellular, personal communications service, and other CMRS providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and other providers of traditional fixed telephone service. In addition, in August 1996, the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  The Company will also face competition from other fixed wireless services, including MMDS, LMDS and 38 GHz wireless communications systems, WCS, FCC Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. The FCC has announced plans to hold an auction for LMDS licenses in all markets for the provision of high capacity, wide-area fixed wireless point-to-multipoint systems. In addition, the FCC has adopted rules to auction geographical area wide licenses for the operation of fixed wireless point-to-multipoint communications services in the 38 GHz band, although many 38 GHz licenses have already been issued nationwide. The LMDS auction is scheduled to begin in February 1998 and the 38 GHz auction is expected to occur later in 1998. The MMDS service, also known as "wireless cable," also currently competes for metropolitan wireless broadband services. At present, wireless cable licenses are used primarily for the distribution of video programming and have only a limited capability to provide two-way communications needed for wireless broadband telecommunications services, but there can be no assurance that this will continue to be the case. The FCC has initiated a proceeding to determine whether to provide wireless cable operators with greater technical flexibility to offer two-way services. Cellular, PCS and other mobile service providers may also offer fixed services over their licensed frequencies. Finally, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data-rate transmission services.

  Under the Telecommunications Act and related federal and state regulatory initiatives, barriers to local exchange competition are being removed. The availability of broad-based local resale and introduction of facilities-based local competition are required before the RBOCs may provide in-region interexchange long distance services. Also, the largest long distance carriers (AT&T, MCI, Sprint and any other carrier with 5% or more of the pre-subscribed access lines) are prevented under the Telecommunications Act from bundling local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date on which the RBOC whose services are being resold obtains in-region long distance authority in that state. The RBOCs are currently allowed to offer certain in-region "incidental" long distance services (such as cellular, audio and visual programming and certain interactive storage and retrieval functions) and to offer virtually all out-of-region long distance services.

  In August 1997, the FCC denied the application of Ameritech, the RBOC in three states where the Company operates, for in-region long distance authority in Michigan. The Company anticipates that a number of RBOCs, including Ameritech, will file additional applications in 1998. However, based on recent public announcements, the Company does not believe any RBOC will provide in-region long distance services prior to 1999. The FCC will have 90 days from the date such an application is filed to decide whether to grant or deny the application. Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest interexchange carriers will be in a position to offer single-source local and long distance services similar to those offered by the Company. While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the ILECs with an increased degree of flexibility with regard to pricing of their services as competition increases. Although the Ameritech and NYNEX resale agreements contain certain pricing protections, including adjustments in the wholesale rates to be consistent with any changes in the Ameritech and NYNEX retail rates, if the ILECs elect to lower their rates and sustain lower rates over time, this may adversely affect the revenues of the Company and place downward pressure on the rates the Company can charge. While the Ameritech and NYNEX resale agreements ensure that the Company will receive any lower rate provided to any other reseller, under the NYNEX resale agreement if such lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate, but must negotiate with NYNEX a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with NYNEX, then the Company may be unable to maintain the lowest rate. The Company believes the effect of lower rates may be offset by the increased revenues available by offering new products and services to its target customers, but there can be no assurance that this will occur. In addition, if future regulatory decisions afford the LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's products and services is based on price, quality, network reliability, service features and responsiveness to customer needs. While the Company believes that it currently has certain advantages relating to the timing, ubiquity and cost savings resulting from its resale agreements, there is no assurance that the Company will be able to maintain these advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, technical and other resources significantly greater than those of the Company.

GOVERNMENT REGULATION

  The Company is subject to varying degrees of federal, state, local and international regulation. In the United States, the Company's provision of local exchange services is regulated by the states. The Company must be separately certified in each state to offer local exchange services. No state, however, subjects the Company to price cap or rate-of-return regulation. FCC approval is required for the resale of international facilities and services. The FCC has determined that nondominant carriers, such as the Company, are required to file interstate tariffs on an ongoing basis, setting forth the Company's rates and operating procedures. Such tariffs can currently be modified on one day's notice. The FCC recently issued regulations to eliminate this tariff filing requirement for all nondominant carriers, such as the Company, and all other nondominant interexchange carriers (except possibly the RBOCs in certain circumstances), effective in late 1997. Various carriers have filed suit to overturn the FCC regulations, and the U.S. Court of Appeals for the D.C. Circuit has stayed the regulations pending its decision in that appeal, which is not expected until the end of 1997. The FCC has recently ruled that RBOCs providing out-of-region long distance service through separate subsidiaries from their local telephone operations qualify for nondominant treatment. Out-of-region RBOC services provided through unseparated entities, however, are subject to full dominant carrier regulation, including the requirement to submit cost support with tariffs and to file tariffs on at least 15 to 45 days' notice, depending on various factors. The FCC has indicated that RBOC in-region service, when authorized, will be subject to nondominant regulatory status. See "Risk Factors-- Regulation and Risks of the Telecommunications Act."

  Legislation. On February 8, 1996, President Clinton signed into law the Telecommunications Act, comprehensive federal telecommunications legislation affecting all aspects of the telecommunications industry. The Telecommunications Act establishes a national policy that promotes local exchange competition. The Telecommunications Act requires that local and state barriers to entry into the local exchange market be removed and establishes broad uniform standards under which the FCC and the state commissions are to implement local competition and co-carrier arrangements in the local exchange market. Under certain conditions and subject to reasonable exceptions, ILECs are now required to make available for resale to new entrants all services offered by the LEC on a retail basis. The Telecommunications Act also imposes significant obligations on the RBOCs and other ILECs, including the obligation to interconnect their networks with the networks of competitors. Each ILEC is required not only to open its network but also to "unbundle" the network. The FCC issued regulations in August 1996 defining a minimum set of elements which must actually be unbundled, and each state may augment this list if it wishes. States have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of these unbundled network elements and services, and the results of these proceedings will determine whether it is economically attractive to use these elements.

  The RBOCs have an added incentive to open their local exchange networks to facilities-based competition because Section 271 of the Telecommunications Act provides for the removal of the current ban on RBOC provision of in-region inter-LATA toll service and equipment manufacturing. This ban will be removed only after the RBOC demonstrates to the FCC, which must consult with the Department of Justice and the relevant state commissions, that the RBOC has
(1) met the requirements of the Telecommunications Act's 14-point competitive checklist and (2) entered into an approved interconnection agreement with one or more unaffiliated, facilities-based competitors in some portion of the state pursuant to which such competitors provide both business and residential service (or that by a date certain no such competitors have "requested" interconnection as defined in the Telecommunications Act). RBOC in-region services must be provided through a separate subsidiary for three years, unless extended by the FCC. In August 1997, the FCC denied the application of Ameritech, the RBOC in three states where the Company operates, for in-region long distance authority in Michigan. The Company anticipates that a number of RBOCs, including Ameritech, will file additional applications in 1998. However, based on recent public announcements, the Company does not believe any RBOC will provide in-region long distance services prior to 1999. If the FCC determines that the RBOC's entry into in-region provision of long distance in that state is in the public interest and that the RBOC has met the 14-point checklist, it must authorize the RBOC to provide such services. SBC Communications Inc., the parent of RBOCs in Oklahoma and other southwestern states, filed a lawsuit in June 1997 challenging the constitutionality of Section 271 and seeking to have it declared void. The Company cannot predict the outcome of this litigation.

  Under the 14-point competitive checklist, in order to obtain in-region long distance authority an RBOC must first demonstrate to the FCC, among other things, that, within a particular state, it offers competing LECs the following: interconnection as required under the Telecommunications Act; nondiscriminatory access to unbundled network elements at just and reasonable rates; non-discriminatory access to its poles, ducts, conduits, and rights-of-way; unbundled local loop transmission, unbundled local transport, and unbundled local switching; non-discriminatory access to 911 services; directory assistance, operator call completion services, and white pages directory listings for competing local carriers' customers; non-discriminatory access to call routing databases; number portability (i.e., the ability of a customer to keep the same telephone number when switching local telephone service providers); dialing parity (i.e., the ability of customers of one telephone service provider to call customers of other providers without dialing access codes); reciprocal compensation arrangements for the termination of calls between competing local networks; and permitting resale of its telecommunications services.

  The Telecommunications Act is intended to eliminate state and local statutory and regulatory barriers to entry, thus accelerating the process of creating a competitive environment in all markets. This preemption of state laws barring local competition and the relaxation of regulatory restraints should enhance the Company's ability to expand its service offerings nationwide. At the same time, the Telecommunications Act will also substantially increase the competition the Company will face in its various markets.

  The Telecommunications Act permits the Company, as a telecommunications carrier with less than 5% of nationwide presubscribed access lines, to offer single-source combined packages of local and long distance services. In contrast, AT&T, MCI and Sprint may not bundle in an RBOC's territory their local services resold from an RBOC and in-region long distance service until the earlier of (i) February 8, 1999 or (ii) the date the RBOC is authorized to enter the inter-LATA long distance market in that state.

  Federal Regulation. The Telecommunications Act in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes the Telecommunications Act prescribes. The Company actively monitors all pertinent FCC proceedings and has participated in some of these proceedings. The FCC already has completed most of these rulemaking proceedings. The outcome of these various ongoing FCC rulemaking proceedings or judicial appeals of such proceedings could materially affect the Company's operations.

  In May 1997, the FCC issued new regulations regarding the implementation of the universal service program and the assessment of access charges on carriers retaining access to local exchange networks. All telecommunications carriers, including the Company, that provide interstate services are required to contribute, on an equitable and nondiscriminatory basis, to the preservation and advancement of universal service pursuant to a universal service funding mechanism established by the FCC. Both the access charge and universal service regimes were substantially revised. As a result of these changes, the costs of business and multiple residential telephone lines are expected to increase. In addition, the new regulations require a reseller, such as the Company, to begin contributing to the universal service programs for low-income consumers and high-cost, rural and insular areas on the basis of the reseller's interstate and international revenues. Several parties have appealed various parts of the new FCC rules, including the revenue basis on which contributions are determined. The Company is unable to predict the final formula for universal service contribution or its own level of contribution.

  The Telecommunications Act provides that individual state utility commissions can, consistent with FCC regulations, prohibit resellers from reselling a particular service to specific categories of customers to whom the ILEC does not offer that service at retail. In August 1996, the FCC issued detailed regulations providing that many such limitations are presumptively unreasonable and that states may enact such prohibitions on resale only in certain limited circumstances. In particular, the FCC concluded that while it would be permissible to prohibit the resale of certain residential or other subsidized services to end users that would be ineligible to receive such services directly from the LEC, all other "cross-class" selling restrictions, including those on volume discount and flat-rated offerings to business customers, would be presumed unreasonable. An ILEC may rebut this presumption, however, by demonstrating that the class restriction is reasonable and nondiscriminatory. The FCC also rejected claims by several ILECs to provide for several exceptions to the general resale obligation. For instance, it refused to create a general exception for all promotional or discounted offerings, including contract and customer-specific offerings. The FCC did, however, conclude that short-term promotional prices (i.e., those offered for 90 days or less) are not "retail rates" and thus are not subject to the wholesale rate obligation. ILECs may not offer consecutive 90-day promotions to avoid these resale obligations.

  The Telecommunications Act also provides that state commissions shall be given an opportunity to determine the wholesale rates for local telecommunications services (i.e., the rates charged by ILECs to resellers such as the Company) on the basis of retail rates less "avoided costs," i.e., marketing, billing, collection and other administrative costs avoided by the ILEC when it sells at wholesale. In August 1996 the FCC issued detailed regulations establishing an interim default discount of 17% to 25%. Although this portion of the FCC's rules has been overturned on appeal (see below), in practice state commissions have generally adopted discount percentages that fall within the 17-25% default range.

  In August 1996, the FCC also issued regulations that, among other things, set minimum standards governing the terms and prices of interconnection and access to unbundled ILEC network elements. These regulations indirectly affect the price at which the Company's new facilities-based competitors may ultimately provide service. The Telecommunications Act provides that state commissions shall determine the rates charged for such unbundled elements on the basis of cost plus a reasonable profit. The FCC declined to issue detailed regulations governing the relationship between these two pricing standards, leaving the interpretation and implementation of the two standards to the states. The Company is unable to predict the final form of such state regulation, or its potential impact on the Company or the local exchange market in general. At the same time, the FCC imposed minimum obligations regarding the duty of ILECs to negotiate interconnection or resale arrangements in good faith.

  A number of RBOCs, state regulatory commissions and other parties filed requests for reconsideration by the FCC of various parts of the rules announced by the FCC in August 1996, including those provisions (a) limiting competitors' ability to purchase for resale certain types of service that the RBOC is no longer marketing to new customers ("grandfathered services"), and
(b) establishing pricing methodologies and interim default rates for resold services and unbundled network elements. The FCC is conducting a proceeding to consider the various petitions for reconsideration, and a decision is expected in 1997. In addition, many of the same parties and certain other parties filed court appeals challenging the same FCC rules. In July 1997, the Eighth Circuit Federal Court of Appeals struck down certain parts of the rules (including the provisions establishing pricing methodologies and default rates for resold services and unbundled network elements). In October 1997, the same court issued an order clarifying that the RBOCs were not required to rebundle unbundled network elements that competing carriers had purchased separately. If upheld, this ruling would make it more difficult for competitors, including the large IXCs, to use rebundled unbundled network elements or the "UNE Platform" to enter the local exchange market. The FCC, numerous IXCs and various other parties filed petitions for certiorari with the U.S. Supreme Court on November 19, 1997. The Company cannot predict at this time the outcome of the appeals or reconsideration processes.

  In August 1997, the FCC issued rules transferring responsibility for administering and assigning local telephone numbers from the RBOCs and a few other LECs to a neutral entity in each geographic region in the United States. In August 1996, the FCC issued new numbering regulations that (a) prohibit states from creating new area codes that could unfairly hinder LEC competitors (including the Company) by requiring their customers to use 10 digit dialing while existing ILEC customers use 7 digit dialing, and (b) prohibit ILECs (which are still administering central office numbers pending selection of the neutral administrator) from charging "code opening" fees to competitors (such as the Company) unless they charge the same fee to all carriers including themselves. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. In July 1996, the FCC released rules to permit both residential and business consumers to retain their telephone numbers when switching from one local service provider to another (known as "number portability"). RBOCs are required to implement number portability in the top 100 markets by October 1, 1997 and to complete it by December 31, 1998. In smaller markets, RBOCs must implement number portability within six months of a request therefore commencing December 31, 1998. Other LECs are required to implement number portability by October 31, 1997 only in those of the top 100 markets where the feature is requested by another LEC. Non-RBOC LECs are not required to implement number portability in any additional markets until December 31, 1998, and then only in markets where the feature is requested by another LEC. The Company already offers number portability as it provides local service obtained from the incumbent RBOCS. This allows customers to switch to the Company's services and still retain their existing telephone numbers.

  In addition, the FCC authorized cellular and other CMRS to provide for other wireless services to fixed locations (rather than to mobile customers), including offering wireless local loop service, in whatever capacity such provider determines. Previously, many CMRS providers could provide fixed services on only an ancillary or incidental basis. In addition, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  State Regulation. Historically, certain of the Company's resold local and long distance services have been classified as intrastate and therefore subject to state regulation. As its local service business and product lines has expanded, the Company has offered more intrastate service and become increasingly subject to state regulation. The Telecommunications Act maintains the authority of individual state utility commissions to impose their own regulation of local exchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act. In all states where certification is required, the Company's operating subsidiaries are certificated as common carriers. In all states, the Company believes that it operates with the appropriate state regulatory authorization. The Company currently is authorized to provide intrastate toll or a combination of local and intrastate toll service in more than 40 states. These authorizations vary in the scope of the intrastate services permitted.

  The Telecommunications Act provides that the Company's resale agreements must be submitted to the applicable state utility commission for approval, and it places strict limitations on the bases on which a state commission can reject such an agreement. If the state commission does not act within 90 days after the agreement is submitted for approval, then the agreement is deemed approved. In addition, if a state commission fails to act to enforce an agreement, the FCC can (upon request of a party) take jurisdiction over the matter. A state commission's decisions regarding implementation and enforcement of an agreement are appealable to the federal district court in that state.

PROPERTIES

  The Company leases 27 facilities, principally sales facilities, in Boston, Massachusetts, Chicago, Illinois, Detroit, Michigan, Cleveland and Columbus, Ohio and New York City, as well as in a number of areas surrounding such cities and in other significant urban areas in Michigan, New York and Ohio. The Company maintains its corporate headquarters in Chicago, Illinois. Although the Company's facilities are adequate at this time, the Company believes that it will be required to lease additional facilities, particularly in new metropolitan areas where the Company enters RBOC resale agreements.

EMPLOYEES

  As of September 30, 1997, the Company employed 868 people. The Company's employees are not unionized, and the Company believes its relations with its employees are good. In connection with its marketing and sales efforts and the conduct of its other business operations, the Company uses third party contractors, some of whose employees may be represented by unions or collective bargaining agreements. The Company believes that its success will depend in part on its ability to attract and retain highly qualified employees.

LEGAL MATTERS

  From time to time the Company is party to routine litigation and proceedings in the ordinary course of its business. The Company and its subsidiaries are not aware of any current or pending litigation that the Company believes would have a material adverse effect on the Company's results of operations or financial condition. The Company and its subsidiaries continue to participate in regulatory proceedings before the FCC and state regulatory agencies concerning the authorization of services and the adoption of new regulations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table provides certain information regarding the executive officers and directors of the Company.

    NAME                 AGE POSITIONS
    ----                 --- ---------
J. Thomas Elliott....... 50  Chairman of the Board, President, Chief Executive Officer and Director
Dennis B. Dundon........ 52  Chief Operating Officer
Ronald W. Gavillet...... 38  Executive Vice President, Strategy & External Affairs
Gerald J. Sweas......... 50  Executive Vice President and Chief Financial Officer
Ryan Mullaney........... 41  Executive Vice President, Sales
Steven J. Parrish....... 41  Executive Vice President, Operations
Thomas A. Monson........ 37  Vice President, General Counsel and Secretary
Thad J. Pellino......... 35  Vice President, Marketing
Neil A. Bethke.......... 37  Vice President, Information Systems
Ellen C. Craig.......... 59  Vice President, Regulatory Affairs
Lane Foster............. 53  Vice President, Human Resources and Organizational Development
Thomas C. Brandenburg... 61  Director
Richard J. Brekka....... 36  Director
Dean M. Greenwood....... 54  Director
Donald J. Hofmann, Jr... 39  Director
William A. Johnston..... 45  Director
Ian Kidson.............. 39  Director
Paul S. Lattanzio....... 34  Director
Eugene A. Sekulow....... 66  Director

  Each director serves until his successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors.

  J. Thomas Elliott, Chairman of the Board, President and Chief Executive Officer, has been the Chief Executive Officer since April 1996 and Chairman of the Board since October 1997. Mr. Elliott joined the Company in 1995 as a result of the Company's acquisition of Quest, a company which he co-founded. From 1991 to 1993, Mr. Elliott was Senior Vice-President of Sales and Marketing of Wiltel Communications Systems. From 1990 to 1991, Mr. Elliott was President and Chief Executive Officer of Call Net Inc. (Canada's first alternative long distance company) and Lightel Inc., its affiliate fiber optic facility provider. Subsequently, these companies were combined to form Sprint Canada. Mr. Elliott holds B.A. and M.A. degrees in economics from the University of Windsor.

  Dennis B. Dundon, Chief Operating Officer, joined the Company in April 1997. From 1991 to 1996, Mr. Dundon served as President and Chief Executive Officer of EMI Communications Corp. ("EMI"), a regional telecommunications company, until EMI was acquired by Intermedia Communications, Inc. From June 1996 to March 1997, Mr. Dundon served as Senior Vice President of Intermedia, a CLEC. From 1988 to 1991, Mr. Dundon was President and owner of DBD Associates, Inc., a consulting firm providing services to the telecommunications sector. Mr. Dundon is a past Chairman and Director of the Competitive Telecommunications Association. Mr. Dundon holds a B.S. degree from Clarkson University and an M.B.A. degree from the University of Rochester.

  Ronald W. Gavillet, Executive Vice President, Strategy & External Affairs, has performed the Company's legal, regulatory and strategic functions since 1994. Prior to joining the Company, Mr. Gavillet spent more than four years, from 1985 to 1987 and from 1992 to 1994, with MCI in a number of senior legal and regulatory positions. Between these periods at MCI, Mr. Gavillet was in private law practice representing competitive carriers such as Teleport Communication Group, Inc., Centex Telemanagement Inc., Centel Corp., Sprint Corp. and Telesphere Communications Inc. Mr. Gavillet holds B.A. and B.S. degrees from Southern Illinois University, a J.D. degree from Catholic University of America's Columbus School of Law and a Master of Management degree from Northwestern University's Kellogg School of Management and serves on the Telecommunications Resellers Association Local Services Council.

  Gerald J. Sweas, Executive Vice President and Chief Financial Officer, joined the Company in November 1996. From 1989 to 1996, Mr. Sweas was Vice President Finance and Administration, Treasurer and Chief Financial Officer of Norand Corporation, a wireless data communication networks company. Mr. Sweas holds a B.B.A. degree from Loyola University in Chicago, Illinois and an M.B.A. degree from the University of Wisconsin (Madison) and is a Certified Public Accountant.

  Ryan Mullaney, Executive Vice President, Sales, joined the Company in October 1996. From 1995 to 1996, Mr. Mullaney served as Vice President, Sales, USA West for Citizens Telecom, a medium-sized telecommunications company, where he managed sales in 13 states. From 1993 to 1995, Mr. Mullaney was Director of Member Development for McLeod Telemanagement Organization, where his duties included management of the company's field sales and service organization. From 1991 to 1993, Mr. Mullaney was National Sales Director of Centex Telemanagement, responsible for developing sales in the national market. Mr. Mullaney has a B.A. degree from the University of Nevada, Las Vegas.

  Steven J. Parrish, Executive Vice President, Operations, joined the Company in January 1996 initially as a consultant and later assumed a full-time position. Prior to joining the Company, Mr. Parrish spent more than 12 years with Illinois Bell in various planning and operations positions. Mr. Parrish moved to Ameritech in 1991 where he helped start the Information Industry Services business unit as Vice President of Business Development and Vice President of Marketing and Sales for Network Providers. Mr. Parrish holds a bachelor's degree in electrical engineering from the University of Illinois and an M.B.A. degree from the Illinois Institute of Technology.

  Thomas A. Monson, Vice President, General Counsel and Secretary, joined the Company in January 1997. From 1989 to 1996, Mr. Monson was Associate General Counsel of Envirodyne Industries, Inc., a $650 million public company, where he performed various corporate law, securities regulation, litigation and corporate operations support activities. Mr. Monson holds a B.S. degree from the University of Illinois and a J.D. degree from Harvard Law School.

  Thad J. Pellino, Vice President, Marketing, joined the Company in August 1995. From 1988 through 1995, Mr. Pellino was with MCI where he held a variety of marketing and business development positions, which included responsibility for the design of customized telecommunication packages for mid-size and long distance carriers. Mr. Pellino received his bachelor's degree in marketing/business administration from the University of Illinois.

  Neil A. Bethke, Vice President, Information Systems, joined the Company initially as a consultant in 1995 and assumed a full-time position in May 1996. From 1994 to 1996 Mr. Bethke served as principal for New Resources Corporation, a medium-sized consulting company specializing in client/server technology development for large service-oriented companies. From 1988 to 1994, Mr. Bethke served at Quantum Chemical Corporation and Sara Lee Corporation as Director of MIS, responsible for the reengineering of business processes through document routing and wide area network database management. Mr. Bethke holds a B.S. degree from the University of Wisconsin.

  Ellen C. Craig, Vice President, Regulatory Affairs, joined the Company in April 1997. From 1994 to 1997, Ms. Craig served as a consultant to investment banking and telecommunications companies on domestic and international utilities and telecommunications issues. From 1989 to 1994, Ms. Craig served as Chairman and Commissioner of the Illinois Commerce Commission. She holds a B.A. degree from Cardinal Cushing College and a J.D. degree from The John Marshall Law School.

  Lane Foster, Vice President, Human Resources and Organizational Development, joined the Company in May 1997. From 1991 to 1996, Mr. Foster served as Director of Human Resources and Corporate Real Estate for Nextel Communications, a telecommunications company. From 1980 to 1991, Mr. Foster served as Director of Human Resources for MCI Telecommunications. Mr. Foster attended the University of North Dakota and graduated from the University of Southern California--Center for Telecommunications Senior Leadership Program.

  Thomas C. Brandenburg, Director, has been a director of the Company since founding the Company in 1994. Prior to joining the Company, Mr. Brandenburg was the co-founder and principal of a telecommunications consulting firm with a service bureau-based enhanced service company. In 1983, Mr. Brandenburg was the co-founder and principal of LiTel Communications, Inc. (now LCI International). Mr. Brandenburg holds a B.A. degree from the University of Notre Dame.

  Richard J. Brekka, Director, has been a director of the Company since April 1994. Mr. Brekka served as Chairman of the Board of the Company from December 1996 until October 1997. Mr. Brekka is a Managing Partner of MW&I Partners, a merchant banking fund, and has formed Dolphin Communications, L.L.C. to make communications investments in the United States. From 1992 to 1996, he was a Managing Director of CIBC Wood Gundy Capital ("CIBC"), the merchant banking division of Canadian Imperial Bank of Commerce, and a director and the President of CIBC Wood Gundy Ventures, Inc., an indirect wholly owned subsidiary of Canadian Imperial Bank of Commerce. Mr. Brekka joined CIBC in February 1992. Currently, Mr. Brekka serves on the board of directors of Orion Network Systems, Inc. Telesystem International Wireless Inc., and Epoch Networks, Inc. Mr. Brekka received a B.S. degree in finance from the University of Southern California, and an M.B.A. degree from the University of Chicago.

  Dean M. Greenwood, Director, was elected as a director of the Company in February 1997. Mr. Greenwood is Vice President of Prime Management Group and has been an officer of that company since 1992. Mr. Greenwood is also a Managing Director of Prime New Ventures. Mr. Greenwood holds a B.B.A. degree and a J.D. degree from the University of Texas at Austin.

  Donald J. Hofmann, Jr., Director, has been a director of the Company since April 1994. Mr. Hofmann has been a General Partner of Chase Capital Partners (formerly known as Chemical Venture Partners) since 1992. Chase Capital Partners is the sole general partner of Chase Venture Capital Associates, L.P. Prior to joining Chase Capital Partners, he was head of MH Capital Partners, Inc., the equity investment arm of Manufacturers Hanover. Mr. Hofmann holds a B.B.A. degree from Hofstra University and an M.B.A. degree from Harvard Business School.

  William A. Johnston, Director, was elected a director of the Company in June 1994. Mr. Johnston has been a Managing Director of HarbourVest Partners, LLC since January 1997. HarbourVest Partners, LLC was formed by the management team of Hancock Venture Partners, Inc., where Mr. Johnston had served in various capacities since 1983. Currently, Mr. Johnston serves on the advisory boards of The Centennial Funds, Austin Ventures, and Highland Capital Partners, as well as on the board of directors of Centennial Security Holdings, Inc., Epoch Networks, Inc., Golden Sky Systems, Inc., The Marks Group, Inc., and Multi Technology Corp. Internationally, he serves on the board of directors of Esprit Telecom Group plc. Mr. Johnston received a B.A. degree from Colgate University and an M.A. degree from Syracuse University School of Management.

  Ian M. Kidson, Director, has served as a director of the Company since April 1997. Mr. Kidson is a Managing Director of CIBC Wood Gundy Capital, the merchant banking division of the Canadian Imperial Bank of Commerce. He joined CIBC in 1984. Currently, Mr. Kidson serves on the board of directors of Centennial Security Holdings, Inc. and JBK Arena Co. Mr. Kidson received a B.S.C. degree and an M.B.A. degree from McMaster University.

  Paul S. Lattanzio, Director, was appointed a director of the Company in August 1995. Mr. Lattanzio served as a Managing Director of BT Capital Partners, Inc., an affiliate of Bankers Trust New York Corp. until September 1997. He continues to provide consulting services to BT Capital Partners, Inc. and acts as its representative with respect to its investment in USN. Mr. Lattanzio was employed by BT Capital Partners, Inc. or an affiliate from 1984. Currently, Mr. Lattanzio serves on the board of directors of Administaff, Inc., an employee leasing company, and of Genesis Teleserve, a teleservices company. Mr. Lattanzio received his B.S. degree in economics from the University of Pennsylvania's Wharton School of Business.

  Eugene A. Sekulow, Director, was elected a director of the Company in August 1995. Mr. Sekulow served as Executive Vice President of NYNEX Corporation from December 1991 to 1993. From 1986 to 1991, he served as President of NYNEX International Company. Since his retirement from NYNEX in 1993, Mr. Sekulow has founded his own telecommunications consultancy where he has been retained by European, U.S., Japanese, Southeast Asian and Canadian companies. Currently, Mr. Sekulow serves on the board of directors of RSL Communications, Inc. Mr. Sekulow attended the University of Stockholm and the University of Oslo. He earned an M.A. degree in political science and economics and a Ph.D. degree from Johns Hopkins University.

  Currently, certain non-employee directors are designated by the Original Purchasers pursuant to existing agreements. See "Certain Relationships and Related Transactions."

  The Company is required by the terms of the 14% Senior Note Indenture to elect a disinterested director with experience in the telecommunications industry by each of December 31, 1997 and March 31, 1998. The identity of the independent directors has not yet been determined.


COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has established an Audit Committee, a Finance Committee and a Compensation Committee. Each of these committees is responsible to the full Board of Directors, and their activities are therefore subject to approval of the Board of Directors. The functions performed by these committees are summarized below.

  The Audit Committee consists of Messrs. Hofmann, Greenwood and Sekulow. The Audit Committee is responsible for reviewing the internal accounting controls of the Company, meeting and conferring with the Company's certified public accountants and reviewing the results of the accountants' auditing engagement.

  The Finance Committee consists of Messrs. Brekka, Elliott, Hofmann, Johnston and Lattanzio. The Finance Committee is responsible for evaluating the Company's capital requirements and overseeing the Company's efforts at meeting its financial needs through capital markets transactions.

  The Compensation Committee consists of Messrs. Brekka, Johnston and Lattanzio. The Compensation Committee establishes compensation and benefits for the Company's senior executives. The Committee also determines the number and terms of stock options granted to employees, directors and consultants of the Company under the Company's stock option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Messrs. Brekka, Johnston and Lattanzio, none of whom is currently an employee or officer of the Company. No executive officer of the Company served during fiscal year 1996 as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer.

DIRECTORS' COMPENSATION

  The Company's directors currently do not receive any cash compensation for service on the Board of Directors or any committees thereof, but non-employee directors are reimbursed for certain expenses in connection with attendance for Board and committee meetings.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth certain information concerning the cash and non-cash compensation during fiscal year 1996 earned by or awarded to the Chief Executive Officer, the former Chief Executive Officer and the five other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (the "Named Executive Officers").

                                                    ANNUAL
                                                 COMPENSATION
                                               ----------------     ALL OTHER
                                       YEAR     SALARY   BONUS     COMPENSATION
                                       ----    -------- -------    ------------
J. Thomas Elliott..................... 1996    $182,500 $97,500(1)       --
 President and Chief Executive Officer 1995(2)  139,165     --       $75,000
                                       1994         --      --           --
Ronald W. Gavillet.................... 1996     167,600  92,500(1)       --
 Executive Vice President, Strategy    1995     135,000  50,000(3)       --
 & External Affairs                    1994(4)    7,788     --           --
Thad J. Pellino....................... 1996      96,700  33,000(1)       --
 Vice President, Marketing             1995(5)   31,058  33,125(5)       --
                                       1994         --      --           --
Neil A. Bethke........................ 1996(6)   69,711  31,250(1)       --
 Vice President, Information Systems   1995         --      --           --
                                       1994         --      --           --
Thomas C. Brandenburg................. 1996     190,000     --           --
 Former Chief Executive Officer        1995     167,692     --           --
                                       1994     174,615     --           --
Robert J. Luth........................ 1996     150,000     --        50,000(7)
 Former Chief Financial Officer        1995     141,635  37,500(3)    69,806(7)
                                       1994      89,170     --           --
Kevin J. Burke........................ 1996     101,000     --           --
 Former Vice President, Network
  Engineering                          1995     123,808     --           --
 and Technical Support                 1994         --      --           --

--------
(1) Represents the bonus that was earned with respect to 1996 and paid in 1997.
(2) Includes Mr. Elliott's compensation as an officer of Quest America, LP prior to the acquisition of its business by the Company. The $75,000 included as other compensation represents the amount Mr. Elliott received for consulting service to the Company prior to the Company's acquisition of the business of Quest America, LP.
(3) Represents amounts paid in 1996 with respect to bonuses earned in prior periods, primarily in 1995.
(4) Mr. Gavillet commenced employment with the Company in November 1994.
(5) Mr. Pellino commenced employment with the Company in August 1995.

(6) Mr. Bethke commenced employment with the Company in May 1996.
(7) Includes amounts reimbursed by the Company for life and disability insurance premiums and temporary living expenses.

OPTION GRANTS

  The following table sets forth the aggregate number of stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 1996. Options are exercisable for Class A Common Stock of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                            ANNUAL RATE OF STOCK
                            NUMBER OF    PERCENT OF                                 PRICE
                            SECURITIES  TOTAL OPTIONS                         APPRECIATION FOR
                            UNDERLYING   GRANTED TO    EXERCISE              OPTION TERM ($) (1)
                             OPTIONS    EMPLOYEES IN     PRICE   EXPIRATION ---------------------
   NAME                     GRANTED(#) FISCAL YEAR (%) ($/SHARE)    DATE        5%        10%
   ----                     ---------- --------------- --------- ---------- ---------- ----------
   J. Thomas Elliott.......   75,000         7.2         0.15     6/28/06      988,500  1,473,750
                             299,250        28.7         0.15     9/30/06    3,944,115  5,880,263
   Ronald W. Gavillet......   61,500         5.9         0.15     6/28/06      810,570  1,208,475
                             218,590        20.9         0.15     9/30/06    2,881,016  4,295,294
   Thad J. Pellino.........   20,000         1.9         0.15     6/28/06      263,600    393,000
                              14,940         1.4         0.15     9/30/06      196,909    293,571
   Neil A. Bethke..........   20,000         1.9         0.15     6/28/06      263,600    393,000
                              14,940         1.4         0.15     9/30/06      196,909    293,571

--------
(1) The information disclosed assumes, solely for purposes of demonstrating potential realizable value of the options, that the per share fair market value of the Class A Common Stock is $8.80 per share as of August 31, 1997 and increases at the rate indicated, effective as of December 31 of each subsequent full calendar year during the option term. However, there is no established trading market for the Class A Common Stock, and no representation is made that the Class A Common Stock actually has such value or that the rates of increase in value can or will be achieved.

  The following table sets forth certain information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1996 and the December 31, 1996 aggregate value of unexercised options held by each of the Named Executive Officers.

   OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)

                                                            NUMBER OF           VALUE OF UNEXERCISED
                                                      SECURITIES UNDERLYING     IN-THE-MONEY OPTIONS
                                                     UNEXERCISED OPTIONS AT           AT FISCAL
                              SHARES                   FISCAL YEAR-END (#)          YEAR-END ($)
                            ACQUIRED ON    VALUE    ------------------------- -------------------------
   NAME                     EXERCISE(#) REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
   ----                     ----------- ----------- ------------------------- -------------------------
   J. Thomas Elliott.......      --           --         18,750/355,500           177,188/3,359,475
   Ronald W. Gavillet......      --           --         53,875/264,715           510,706/2,501,510
   Thad J. Pellino.........      --           --          5,000/ 29,940            47,250/  282,933
   Neil A. Bethke..........      --           --          5,000/ 29,940            47,250/  282,933
   Robert J. Luth..........   20,000      189,000        18,500/     0            175,565/        0

--------

(1) The information disclosed assumes, solely for purposes of illustrating the value of in-the-money options, that the per share fair market value of the Class A Common Stock is $9.60 as of December 31, 1996. However, there is no established trading market for the Class A Common stock, and no representation is made that the Class A Common Stock actually has such value.

BENEFIT PLANS

 1994 Amended and Restated Stock Option Plan

  In September 1996, the Board of Directors adopted, and the stockholders subsequently approved, the Amended and Restated 1994 Stock Option Plan (the "1994 Plan"), which was originally adopted by the Board of Directors and subsequently approved by the stockholders in September 1994. A total of 1,004,520 shares of Class A Common Stock have been reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers and directors of the Company and its affiliates and to promote the success of the Company's business. Under the 1994 Plan, the Company may grant incentive or non-qualified stock options to employees, officers and directors. However, to the extent that the aggregate fair market value of the Class A Common Stock issued to any person exceeds $100,000, such options must be treated as nonqualified stock options.

  Options granted under the 1994 Plan generally become exercisable six months after the date of the grant at a rate of 25% of the shares subject to the option and thereafter, at a rate of 25% at the end of each six month period for a total of two years, except that certain options granted to Messrs. Sweas, Mullaney and Monson in connection with their employment agreements become exercisable with respect to 50% on the one-year anniversary of the date of grant and with respect to 25% on the 18-month and 24-month anniversaries of the date of grant. The maximum term of a stock option under the 1994 Plan is ten years. If an optionee terminates his or her service for reasons other than death, disability, retirement, resignation or discharge for cause, the optionee may exercise only those option shares vested as of the date of termination. If, however, an optionee retires without prior Board of Directors approval or is terminated for cause, all options previously not exercised expire and are forfeited. In addition, the Company has the option to repurchase all or any part of the shares issued or issuable upon exercise, if an optionee's employment terminates for any reason whatsoever. Options are subject to adjustment under certain circumstances.

  The 1994 Plan may be amended at any time by the Board of Directors, although certain amendments require the consent of the participants of the 1994 Plan. The 1994 Plan will terminate in September 2004, unless earlier terminated by the Board of Directors.

 1996 Option Grants Outside of the 1994 Stock Option Plan

  In connection with the issuance of the 9% Preferred Stock and the consummation of the 1996 Private Placement, Messrs. Elliott, Gavillet, Parrish, Pellino and Bethke were granted 182,340, 119,960, 6,000, 3,120 and 3,120 additional options, respectively, and certain other employees were granted a total of 11,110 additional options, to purchase a corresponding number of shares of Class A Common Stock at an exercise price of $.15 per share. Such options are exercisable only upon conversion from time to time of the 9% Preferred Stock, in the case of all such employees, or, as the case may be, with respect to Messrs. Elliott and Gavillet, of the Convertible Notes, into shares of Class A Common Stock.

 Omnibus Securities Plan

  In August 1997, the Board of Directors adopted and the shareholders approved the Omnibus Securities Plan of USN Communications, Inc. (the "Omnibus Securities Plan"). A total of 2,750,000 shares have been reserved for issuance under the Omnibus Securities Plan. The purpose of the Omnibus Securities Plan is to benefit the Company's stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company's continued success, and to enable the Company to recruit, reward, retain and motivate employees for the benefit of the Company and its stockholders. Under the Omnibus Securities Plan, the Company may grant incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, performance awards and other stock based awards. Employees of the Company and its subsidiaries and non-employee directors of the Company are eligible to participate in the Omnibus Securities Plan. The Omnibus Securities Plan is administered by the Compensation Committee, which determines, among other things, the terms and recipients of the awards. The Omnibus Securities Plan may be amended by the Board of Directors, although certain amendments require the consent of the participants. The Omnibus Securities Plan will terminate in 2007 unless earlier terminated by the Board of Directors.

  In September 1997, the Compensation Committee authorized the grant of stock options to substantially all non-executive officer employees of the Company or its subsidiaries. These options have an exercise price of $8.80 per share, with one-third of the options vesting on the earlier of the completion of a qualified public offering of the Company's Class A Common Stock or the first anniversary of the date of grant, and with an additional one-third of the options vesting on each of the two anniversaries following the initial vesting date. These options cover a total of 958,500 shares. In addition, in September 1997, the Compensation Committee authorized the grant of options for a total of 1,137,000 shares of Class A Common Stock to the Company's 11 executive officers and a grant of options for a total of 75,000 shares of Class A Common Stock to the Company's then Chairman. These options also have an exercise price of $8.80 per share.

 401(k) Plan

  In January 1995, the Company adopted the Employee 401(k) Profit Sharing Plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company on behalf of all participants. The Company has not made any contributions to date. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and contributions by the Company, if any, will be deductible by the Company when made.

EMPLOYMENT AGREEMENTS

  All of the Company's executive officers have entered into employment agreements with the Company. Each agreement provides for an initial term of two or three years and automatic one-year renewals, and sets forth a base salary and target annual bonus. The annual base salaries for Messrs. Elliott, Dundon, Gavillet, Sweas, Mullaney and Parrish are $195,000, $185,000, $185,000, $150,000, $125,000 and $140,000, respectively. Each agreement provides that the executive shall receive certain payments in the event his or her employment is terminated other than for cause, including but not limited to all amounts earned, accrued and owing to the executive and certain severance payments. In addition, each agreement contains noncompetition and nonsolicitation provisions.

  The employment agreements also provide that, in the event of a Change of Control, the options held by the executive shall become exercisable and any restrictions on such options shall lapse. Upon a Change of Control, the Company shall pay to each of Messrs. Elliott, Gavillet and Sweas, within the 10-day period following such Change of Control, an amount equal to the pro rata portion of the annual bonus that would have been payable to such executive during such year, assuming the achievement of all performance goals. Under each employment agreement, a "Change in Control" occurs if (i) a person or entity becomes the beneficial owner of 35% or more of the combined voting power of the Company's securities, (ii) the current directors, or individuals who are approved by two-thirds of the current directors, cease to constitute a majority of the board of the Company or (iii) certain mergers or liquidations of the Company occur.

  Mr. Elliott's and Mr. Gavillet's agreements provide for certain anti-dilution rights with respect to their ownership of common stock, including the right, in the event the Company sells shares of any class of stock, to purchase a certain percentage (3.8% for Mr. Elliott and 2.5% for Mr. Gavillet) of such shares on the same terms and conditions as the shares being sold. In addition, their agreements provide that if the current stockholders sell any of their shares of capital stock of the Company to a third party under certain circumstances, each of Messrs. Elliott and Gavillet has a right to sell the same percentage of his shares of capital stock as the percentage of shares that the current stockholders are selling, on the same terms and for the same consideration.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In connection with the Offering, the Company issued and sold 302,090 shares of Series A Preferred Stock for an aggregate purchase price of $30.2 million. This new equity was purchased by existing Company stockholders and affiliates of certain existing stockholders.

  The Original Purchasers, by requisite vote, waived certain preemptive rights and registration rights in connection with the Offering and the Consent.

  On September 30, 1996, BT Securities Corporation, Chase Securities Inc. and CIBC Wood Gundy Securities Corp. purchased a portion of the 14% Senior Notes, the related warrants and the Convertible Notes from the Company pursuant to the 1996 Private Placement. All of the 14% Senior Notes, the related warrants and the Convertible Notes were immediately resold to MLGAFI, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the Initial Purchasers. BT Securities Corporation, Chase Securities Inc. and CIBC Wood Gundy Securities Corp. are affiliates of BT Capital Partners, Inc., Chase Venture Capital Associates, L.P. and CIBC Wood Gundy Ventures, Inc., respectively, which are stockholders of the Company. See "Stock Ownership." BT Securities Corporation, Chase Securities Inc. and CIBC Wood Gundy Securities Corp., each received commissions of approximately $188,000 of the $1.9 million in connection with the 1996 Private Placement.

  In September 1996, in connection with the 1996 Private Placement, the Certificate of Incorporation of the Company was amended to provide for the authorization of two classes of common stock, Class A Common Stock and Class B Common Stock. The rights of such classes are identical, except that the Class A Common Stock is entitled to one vote per share, while Class B Common Stock is not entitled to any voting rights except as required by law. Each outstanding share of Common Stock of the Company existing on the date of the 1996 Private Placement was converted into one share of Class A Common Stock.

  In connection with the 1996 Private Placement, by requisite vote, the Original Purchasers waived certain preemptive rights and registration rights held by them pursuant to agreements entered into with respect to earlier investments in the Company. The Original Purchasers also approved, and the Company took all necessary action to effect prior to the consummation of the 1996 Private Placement, the amendment of the terms of the Series A Preferred Stock and Series A-2 Preferred Stock to provide for and effectuate the conversion of the shares of each such series of Preferred Stock into newly issued shares of Class A Common Stock, which conversion was consummated on September 30, 1996.

  Also in connection with the 1996 Private Placement, the Original Purchasers purchased from the Company shares of its 9% Preferred Stock for an aggregate purchase price of $10 million. For a description of certain of the terms of the 9% Preferred Stock, see "Description of Capital Stock--Preferred Stock."

  In March 1996, the Company effected a recapitalization pursuant to which the Company issued an aggregate of 1,101,570 shares of Common Stock (which was converted to Class A Common Stock in September 1996) to the Original Purchasers for no consideration in order to settle a dispute relating to the price per share of the Common Stock paid by the Original Purchasers for Common Stock purchased in 1995. The dispute stemmed from, in part, the Company's operating performance as compared with the operating performance projected by the Company at the time of such investment. As part of the recapitalization, the Company also caused its then-existing Series A-2 Preferred Stock to be senior to the Series A Preferred Stock with respect to redemption, dividends and liquidation in further settlement of the dispute referred to above.

  In December 1995, Mr. J. Thomas Elliott, President and Chief Executive Officer of the Company, executed an interest-free promissory note in favor of the Company in the principal amount of $75,000. Such promissory note was originally payable by January 2, 1997, but such date has been extended to a date as yet undetermined.

                                STOCK OWNERSHIP

  The following table sets forth as of October 17, 1997 the number of shares of Class A Common Stock and the percentage of the outstanding shares of such class that are beneficially owned by (i) each person that is the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) each of the directors and the Named Executive Officers of the Company and
(iii) all of the current directors and executive officers of the Company as a group.

                                                                 CLASS A
                                                              COMMON STOCK
                                                          ---------------------
                                                           NUMBER OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   SHARES OWNED OF CLASS
---------------------------------------                   ------------ --------
Merrill Lynch Global Allocation Fund, Inc. (2)...........   3,841,230   34.75
 800 Scudders Mill Road
 Plainsboro, New Jersey 08536
Harbourvest Partners, LLC................................   3,442,373   37.82
 One Financial Center, 44th Floor
 New York, New York 10017-3903
Chase Venture Capital Associates, L.P. (3)...............   2,309,717   29.05
 380 Madison Ave., 12th Floor
 New York, New York 10017-2070
CIBC Wood Gundy Ventures, Inc. (3).......................   2,309,717   29.05
 425 Lexington Avenue
 New York, New York 10017-3903
BT Capital Partners, Inc. (3)............................   1,710,566   22.04
 130 Liberty Street
 New York, New York 10017-2070
Prime New Ventures.......................................     596,680    8.07
 600 Congress Suite 3000
 One American Center
 Austin, Texas 78701
J. Thomas Elliott (4)....................................     205,955    2.82
Ronald W. Gavillet (4)...................................     118,565    1.62
Thomas C. Brandenburg....................................     109,082    1.51
Richard J. Brekka........................................      75,000    1.03
Dean M. Greenwood (5)....................................     596,680    8.07
Donald J. Hofmann, Jr. (5)...............................   2,309,717   29.05
William A. Johnston (5)..................................   3,442,373   37.82
Ian M. Kidson(5).........................................   2,309,717   29.05
Paul S. Lattanzio........................................         --        *
Robert J. Luth...........................................      38,500       *
Eugene A. Sekulow........................................         --        *
All directors and executive officers of the Company as a
 group (19 persons)......................................  19,296,034   83.19

--------
*  Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to the shares. As to each stockholder, the percentage ownership is calculated by dividing (i) the sum of the number of shares of Class A Common Stock owned by such stockholder plus the number of shares of Class A Common Stock that such stockholder would receive upon the exercise of currently exercisable options and warrants or the conversion of convertible securities held by such stockholder (the "Conversion Shares") by (ii) the sum of the total number of outstanding shares of Class A Common Stock plus the total number of such stockholder's Conversion Shares. See also "Risk Factors--Control by Existing Stockholders; Certain Antitakeover Matters" for a description of certain circumstances under which MLGAFI may receive additional equity and equity-related securities of the Company.

(2) Represents Conversion Shares but does not represent shares that may be issued upon conversion of the Consent Convertible Notes. Also, Merrill Lynch Global Allocation Fund, Inc. is entitled to receive additional warrants to purchase common stock under certain circumstances pursuant to the 14% Senior Note Indenture and the Convertible Note Indenture.
(3) Chase Venture Capital Associates, L.P., CIBC Wood Gundy Ventures, Inc., and BT Capital Partners, Inc. are affiliates of Chase Manhattan Corporation, Canadian Imperial Bank of Commerce, and Bankers Trust New York Corporation, respectively.
(4) These shares include exercisable options.

(5) Each director disclaims beneficial ownership of any shares of Class A Common Stock or Preferred Stock which he does not directly own.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Old Notes were and the New Notes will be issued under the Indenture. For purposes of this Description of the Notes, the term "Company" refers to USN Communications, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

  The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a complete statement of such terms. Copies of the Indenture are available from the Company on request. The statements and definitions of terms under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. Certain terms used herein are defined below under "--Certain Definitions."

  The Old Notes are and the New Notes will be senior unsecured obligations of the Company, limited in aggregate principal amount at Stated Maturity to $152,725,000. In addition, the Indenture permits the issuance of the Additional Notes in connection with the exercise of the Consent Exchange Option. Under no circumstances will the aggregate principal amount of Notes that may be issued under the Indenture be increased. The Notes will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, including the 14% Senior Notes, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company, including the Convertible Notes and, if issued, the Consent Convertible Notes. The Notes are effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness (including up to $30 million of indebtedness under a Credit Facility permitted by the Indenture and the 14% Senior Note Indenture). The Company's Subsidiaries have no direct obligation to pay amounts due on the Notes and did not and will not guarantee the Notes on their Issue Dates; however, if a Restricted Subsidiary guarantees any Indebtedness of the Company, such Restricted Subsidiary will be obligated to guarantee the Notes on a senior basis. See "--Certain Covenants--Limitation on Issuances of Guarantees by Restricted Subsidiaries." As a result, the Notes effectively are subordinated to all existing and future third-party indebtedness and other liabilities of the Company's Subsidiaries (including trade payables). As of August 31, 1997, the total outstanding indebtedness and other liabilities (including trade payables and other non-debt obligations) of the Company that ranked pari passu in right of payment with the Notes was approximately $34.2 million. As of August 31, 1997, the total liabilities (including trade payables and other non-debt obligations) of the Company's Subsidiaries on a combined consolidated basis (after the elimination of loans and advances by the Company) were approximately $21.1 million. Of that amount, approximately $0.7 million in long-term indebtedness was secured by Liens on the assets of the borrowing Subsidiaries.

  The operations of the Company are conducted in large part through its Subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. Any rights (other than claims based upon valid pari passu loans and advances made by the Company) of the Company and its creditors, including the holders of Notes, to participate in the distribution of the assets of any of the Company's Subsidiaries upon any liquidation or reorganization of any such Subsidiary will be subject to the prior claims of that Subsidiary's creditors (including trade creditors). Accordingly, the Company anticipates that the primary source of cash to pay the Company's obligations under the Notes will be derived from the operations of the Restricted Subsidiaries. The Indenture permits under limited circumstances the creation of, or the designation of existing Restricted Subsidiaries as, Unrestricted Subsidiaries. Such Unrestricted Subsidiaries will not generally be subject to the covenants applicable to the Company and the Restricted Subsidiaries. See "Risk Factors--Substantial Leverage," "--Future Cash Obligations" and "--Holding Company Structure; Source of Repayment of Notes; Effective Subordination of Notes to Indebtedness of Subsidiaries."

  The Old Notes have been designated for trading in the PORTAL Market.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount at Stated Maturity to $152,725,000 and will mature on August 15, 2004. The Notes will accrete interest at the rate of 14 5/8% per annum, compounded semiannually, to an aggregate principal amount of $152,725,000 by August 15, 2000. Although for U.S. federal income tax purposes, a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the Issue Date of the Old Notes, no interest will be payable on the Notes prior to February 15, 2001. See "Certain Federal Income Tax Considerations--Taxation of the Notes--Original Issue Discount." From and after August 15, 2000, interest on the Notes will accrue at the rate of 14 5/8% per annum which will be payable in cash semiannually on February 15 and August 15, commencing February 15, 2001, to the holders of record of Notes at the close of business on the January 31 and July 31 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 15, 2000. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  If the Company does not comply with certain deadlines set forth in the Registration Rights Agreement with respect to the conduct of the Exchange Offer or the registration of the Notes for resale under a shelf registration statement, holders of the Notes will be entitled to Special Interest. See "Registration Rights."

  Principal of, premium, if any, and interest and Special Interest, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, interest and Special Interest may be paid by check mailed to the registered holders at their registered addresses. The Old Notes were and the New Notes will be issued without coupons and in fully registered form only, in denominations of $1,000 aggregate principal amount at Stated Maturity and integral multiples thereof.

OPTIONAL REDEMPTION

  The Old Notes are not and the New Notes will not be redeemable at the option of the Company prior to August 15, 2002, subject to the provisions of the following paragraph. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at Stated Maturity thereof) set forth below, plus accrued and unpaid interest (if any) and Special Interest (if any), if redeemed during the twelve months beginning August 15 of each year indicated below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................  107.313%
      2003...........................................................  103.656%

  Notwithstanding the foregoing, in the event that on or prior to August 15, 2000, the Company consummates one or more Public Equity Offerings of its Common Stock in an aggregate amount equal to or exceeding $40 million, up to a maximum of 35% of the aggregate principal amount at Stated Maturity of the Notes will be redeemable at the option of the Company out of the net proceeds thereof to the extent that such proceeds consist of cash or cash equivalents. Such Notes will be redeemable on not less than 30 nor more than 60 days' prior notice at a redemption price equal to 114.63% of the Accreted Value of the Notes to be redeemed on the redemption date plus accrued and unpaid interest, if any, and Special Interest, if any, to the redemption date. Any such redemption shall occur within 90 days after (but not before) such sale or last such sale in the case of a series of related transactions; provided, that immediately after giving effect to such redemption, not less than 65% of the aggregate principal amount at Stated Maturity of the Notes originally issued remain outstanding.

MANDATORY REDEMPTION

  Except as set forth under "--Repurchase at the Option of Holders upon a Change of Control," and "--Asset Sales," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount at Stated Maturity or an integral multiple thereof) of such holder's Notes pursuant to an irrevocable and unconditional offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value thereof or 101% of the principal amount thereof, as the case may be, on any Change of Control Payment Date (as defined), plus accrued and unpaid interest, if any, and Special Interest, if any, to such Change of Control Payment Date.

  Within 30 days following any Change of Control, the Company or the Trustee (at the expense of the Company) shall mail a notice to each holder stating, among other things: (1) that a Change of Control Offer is being made pursuant to the covenant in the Indenture entitled "Repurchase at the Option of Holders upon a Change of Control" and that all Notes properly tendered will be accepted for payment; (2) the Change of Control Purchase Price and the purchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (3) that any Notes or portions thereof not properly tendered will continue to accrete in value or accrue interest, as the case may be, and accrue Special Interest, if applicable; (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrete in value or accrue interest, as the case may be, and accrue Special Interest, if applicable, from and after the Change of Control Payment Date; (5) that holders electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes or portions thereof purchased; (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Note or Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount at Stated Maturity or an integral multiple thereof; and (8) the instructions and any other information necessary to enable holders to accept a Change of Control Offer or effect withdrawal of such acceptance.

  The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Notes pursuant to a Change of Control Offer.

  On the Change of Control Payment Date, the Company will (1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) irrevocably deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered, including accrued and unpaid interest, if any, and Special Interest, if any, thereon and (3) deliver, or cause to be delivered, to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof tendered to the Company and accepted for payment. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the Change of Control Purchase Price, including interest and Special Interest, if applicable, for such Notes and the Trustee shall promptly authenticate and mail to each holder a new Note equal in principal amount at Stated Maturity to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in a principal amount at Stated Maturity of $1,000 or any integral multiple thereof. The Company will announce publicly the results of a Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The existence of the holders' right to require, subject to certain conditions, the Company to repurchase Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Change of Control Purchase Price for all Notes tendered by holders seeking to accept the Change of Control Offer. Both the 14% Senior Note Indenture and the Convertible Note Indenture contain, and if Consent Convertible Notes are issued, the Consent Convertible Note Indenture would contain, substantially identical "Change of Control" covenants. In addition, instruments governing other Indebtedness of the Company may prohibit the Company from purchasing any Notes prior to their Stated Maturity, including pursuant to a Change of Control Offer. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to (i) pay the Change of Control Purchase Price for all Notes tendered pursuant to such offer, (ii) purchase all validly tendered 14% Senior Notes upon a "Change of Control" (as defined in the 14% Senior Note Indenture), (iii) purchase all validly tendered Convertible Notes upon a "Change of Control" (as defined in the Convertible Note Indenture) and (iv) if Consent Convertible Notes are issued, purchase all validly tendered Consent Convertible Notes upon a "Change of Control" (as such would be defined in the Consent Convertible Note Indenture, if applicable) or at a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant Indebtedness or to repay such Indebtedness), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company and/or its Restricted Subsidiaries were to engage in a transaction in which it or they disposed of less than all of the assets of the Company or less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole, a question of interpretation could arise as to whether such disposition was of "substantially all" of its or their assets, as the case may be, and whether the Company was required to make a Change of Control Offer.

  Except as described herein with respect to a Change of Control, the Indenture does not contain any other provisions that permit holders of Notes to require that the Company repurchase or redeem Notes in the event of a takeover, recapitalization or similar restructuring. The foregoing provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company, that may adversely affect the holders because (i) such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to require the Company to make a Change of Control Offer or (ii) such transactions may include an actual shift in voting power or beneficial ownership to a Permitted Holder which is excluded under the definition of Change of Control from the amount of shares involved in determining whether or not the transaction involves a shift of the magnitude required to trigger the provisions.

ASSET SALES

  The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) no Event of Default under the Indenture shall have occurred and be continuing or shall occur as a consequence thereof;
(ii) the Company or such Restricted Subsidiary, as the case may be, receives net consideration at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution of the Company delivered to the Trustee) of the Property or assets sold or otherwise disposed of; (iii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such Property or assets consists of Cash Proceeds; and (iv) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds from such Asset Sale in the manner set forth below.

  Within 270 days after any Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option reinvest an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Telecommunications Assets and/or apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of Indebtedness of the Company (other than Indebtedness owing to a Restricted Subsidiary) that is pari passu in right of payment with the Notes, the 14% Senior Notes, the Convertible Notes and, if issued, the Consent Convertible Notes or to the permanent reduction of Indebtedness of any Restricted Subsidiary that is pari passu in right of payment with such Restricted Subsidiary's Guarantee, Old Senior Note Guarantee, Convertible Note Guarantee and any guarantee of the Consent Convertible Notes, if applicable (other than Indebtedness to the Company or another Restricted Subsidiary). Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Telecommunications Assets and/or reduce pari passu Indebtedness of the Company or Indebtedness of its Restricted Subsidiaries shall constitute Excess Proceeds.

  If at any time the aggregate amount of Excess Proceeds calculated as of such date exceeds $5 million, the Company shall, within 30 days of the date on which such Excess Proceeds exceed $5 million, use such Excess Proceeds to make offers to purchase (each an "Asset Sale Offer") on a pro rata basis from all holders of Notes and 14% Senior Notes, in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Excess Proceeds, at a purchase price (the "Asset Sale Purchase Price") in cash equal to 100% of the Accreted Value or 100% of the principal amount at Stated Maturity thereof, as the case may be, in the case of the Notes, or 100% of the "Accreted Value" (as defined in the 14% Senior Note Indenture) or 100% of the principal amount at Stated Maturity thereof, as the case may be, in the case of the 14% Senior Notes, on any purchase date, plus accrued and unpaid interest, if any, and Special Interest, if any, to such purchase date, in accordance with the procedures set forth in the applicable indenture and to the substantially concurrent repayment or repurchase of Pari Passu Indebtedness (if any) if required by the instruments relating to such Pari Passu Indebtedness (which repayment or redemption, in the case of a revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder). Upon completion of any Asset Sale Offer (including payment of the Asset Sale Purchase Price), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes, including the making of an "Asset Sale Offer," as defined in and required by the Convertible Note Indenture and, if Consent Convertible Notes are issued, in the Consent Convertible Note Indenture, for the Convertible Notes and, if issued, the Consent Convertible Notes, respectively.

  The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

CERTAIN COVENANTS

  Set forth below are certain covenants contained in the Indenture:

 Limitation on Indebtedness

  The Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) and the Company will not issue any Disqualified Stock or permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, that the Company may incur Indebtedness or issue Disqualified Stock (i) if, after giving effect to such issuance or incurrence on a pro forma basis, the Indebtedness to Operating Cash Flow Ratio of the Company does not exceed 5 to
1.0 or (ii) in an amount not to exceed 200% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale (other than to a Subsidiary) of shares of its Qualified Stock, including Qualified Stock issued upon the conversion of convertible debt (other than any conversions of Convertible Notes and, if issued, the Consent Convertible Notes) or the exercise of options, warrants or rights to purchase Qualified Stock; provided, that such Net Cash Proceeds shall not be utilized to increase the amounts available for Restricted Payments pursuant to clause (B) of the first paragraph of the covenant described under "--Certain Covenants-- Restricted Payments."

  The foregoing limitation will not apply to: (a) Indebtedness existing under the Credit Facility; provided, that the aggregate principal amount of all such Indebtedness under the Credit Facility, when taken together with all Indebtedness of the Company then outstanding which was permitted to have been incurred under clause (j) below, shall not exceed $45 million at any one time outstanding, up to $30 million of which may be secured; (b) the Existing Indebtedness; (c) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to any of its respective Wholly-Owned Restricted Subsidiaries; provided, that any such Indebtedness is junior and subordinate to the Notes and Guarantees, if any, and the 14% Senior Notes and Old Senior Note Guarantees, if any, and such Indebtedness is held at all times by the Company or a Wholly-Owned Restricted Subsidiary of the Company; (d) Indebtedness of any Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary of the Company; (e) the incurrence by the Company or any of its Restricted Subsidiaries of Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the covenant described in this paragraph; (f) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness evidenced by the Notes or Guarantees, if any, pursuant to the Indenture, the 14% Senior Notes and the Old Senior Note Guarantees, if any, as required by the terms of the 14% Senior
Note Indenture, the Convertible Notes and the Convertible Note Guarantees, if any, as required by the terms of the Convertible Note Indenture and, if issued, the Consent Convertible Notes and guarantees of Consent Convertible Notes, if any, as required by the terms of the Consent Convertible Note Indenture; (g) Indebtedness in respect of performance, surety or appeal bonds provided by the Company in the ordinary course of business; (h) Vendor Financing not to exceed an aggregate principal amount of $5 million at any one time outstanding; (i) the incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to refinance, repurchase, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness permitted pursuant to clause (b) or (f) of this paragraph; provided, that (i) the amount of such Refinancing Indebtedness shall not exceed the principal amount of, premium, if any, and accrued interest (and Special Interest, if any, on the Notes) on the Indebtedness so Refinanced (or if such Indebtedness was issued with original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith, (ii) such Refinancing Indebtedness shall have a Stated Maturity no earlier than the Stated Maturity of Indebtedness being Refinanced, (iii) such Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being Refinanced, (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being so Refinanced, and (v) no Restricted Subsidiary shall incur Refinancing Indebtedness to Refinance Indebtedness of the Company or another Subsidiary; and (j) Indebtedness of the Company not otherwise permitted to be incurred pursuant to the covenant described in this paragraph in an amount which shall not exceed $25 million at any one time outstanding and which amount shall reduce the amount permitted to be incurred under clause (a) above.

  In the event that the Company or any Restricted Subsidiary has incurred Indebtedness pursuant to clause (c) of the second paragraph of this covenant owing to a Restricted Subsidiary and that Restricted Subsidiary thereafter does not remain a "Restricted Subsidiary" as defined in the Indenture, the aggregate principal amount of such Indebtedness of the Company or a Restricted Subsidiary, as applicable, owing to such Person at the time of such a change in Restricted Subsidiary status that was at any time incurred pursuant to clause (c) of the second paragraph of this covenant, shall be deemed to be Indebtedness incurred by the Company or a Restricted Subsidiary, as the case may be, at the time of such change in Restricted Subsidiary status.

  Indebtedness incurred by any Person that is not a Restricted Subsidiary of the Company, which Indebtedness is outstanding at the time such Person becomes a Restricted Subsidiary of the Company, or is merged into or consolidated with, the Company or a Restricted Subsidiary, shall be deemed to have been incurred, at the time such Person becomes a Restricted Subsidiary, or is merged into or consolidated with the Company or a Restricted Subsidiary. A guarantee permitted by this covenant to be incurred by the Company or a Restricted Subsidiary of Indebtedness otherwise permitted to be incurred pursuant to this covenant is not considered a separate incurrence for purposes of this covenant.

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

 Limitation on Issuances of Guarantees by Restricted Subsidiaries

  The Indenture provides that the Company may not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company ("Guaranteed Indebtedness") unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary (a "Guarantee") and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee, provided, that any Restricted Subsidiary may guarantee any Credit Facility so long as such Restricted Subsidiary enters into a Guarantee ranking pari passu with its guarantee under such Credit Facility. If the Guaranteed Indebtedness is pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with or subordinated to the Guarantee; and if the Guaranteed Indebtedness is subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

  Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditional released and discharged upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Guarantee, except a discharge or release by, or as a result of, payment under such guarantee.

 Limitation on Liens

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind other than Permitted Liens on or with respect to any of its Property or assets now owned or hereafter acquired, or any interest therein or any income or profits therefrom, without effectively providing that the Notes shall be secured equally and ratably with (and provided that the Notes shall be secured prior to any secured obligation that is subordinated in right of payment to the Notes) the obligations so secured for so long as such obligations are so secured.

 Limitation on Sale and Leaseback Transactions

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property or assets subject to such transaction; (ii) the Attributable Indebtedness of the Company or such Restricted Subsidiary with respect thereto is included as Indebtedness and would be permitted by the covenant described under "--Limitation on Indebtedness" and any Liens granted thereby would be permitted by the covenant described under "--Limitation on Liens;" and (iii) the Net Cash Proceeds from such transaction are applied in accordance with the provisions described under "--Asset Sales."

 Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such proposed Restricted Payment (i) no Default or Event of Default under the Indenture shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Indebtedness, the net proceeds of which are used to finance such Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph of the covenant described under "--Limitation on Indebtedness"; and (iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net

Income shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, plus (B) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale (other than to a Subsidiary) of shares of its Qualified Stock, including Qualified Stock issued upon the conversion of convertible debt (other than the conversion of the Convertible Notes and, if issued, the Consent Convertible Notes) or the exercise of options, warrants or rights to purchase Qualified Stock, plus (C) 100% of the amount of any Indebtedness of the Company or any of its Restricted Subsidiaries (as expressed on the face of a balance sheet in accordance with GAAP), or the carrying value of any Disqualified Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Qualified Stock of the Company subsequent to the Issue Date, less the amount of any cash or the value of any other Property distributed by the Company or its Restricted Subsidiaries upon such conversion, exchange or satisfaction, plus (D) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person and in each such case which was treated as a Restricted Payment, minus (E) 100% of the amount of Investments made pursuant to clauses (v), (vi) and (vii) of the following paragraph subsequent to the Issue Date.

  The foregoing limitations shall not prevent the Company from (i) paying a dividend on its Capital Stock at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the Indenture; (ii) retiring (A) any Capital Stock of the Company or any Restricted Subsidiary of the Company or (B) Indebtedness of the Company that is subordinated to the Notes or (C) Indebtedness of a Restricted Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale of Qualified Stock of the Company; (iii) so long as no Default or Event of Default under the Indenture shall have occurred and be continuing or shall occur as a consequence thereof, retiring any Indebtedness of the Company subordinated in right of payment to the Notes, the 14% Senior Notes, the Convertible Notes and, if issued, the Consent Convertible Notes, if any, in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company); provided, that such new Indebtedness (A) is subordinated in right of payment to the Notes, the 14% Senior Notes, the Convertible Notes and, if issued, the Consent Convertible Notes, if any, at least to the same extent as, (B) has an Average Life at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so retired; (iv) so long as no Default or Event of Default under the Indenture shall have occurred and be continuing or shall occur as a consequence thereof, retiring any Indebtedness of a Restricted Subsidiary of the Company in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company or any Restricted Subsidiary that is permitted under the covenant described under "--Limitation on Indebtedness" and that (A) is not secured by any assets of the Company or any Restricted Subsidiary to a greater extent than the retired Indebtedness was so secured,
(B) has an Average Life at least as long as the retired Indebtedness and (C) is subordinated in right of payment to the Notes, the 14% Senior Notes, the Convertible Notes and, if issued, the Consent Convertible Notes, or the Guarantees, the Old Senior Note Guarantees, the Convertible Note Guarantees, and any guarantees on the Consent Convertible Notes, as applicable, at least to the same extent as the retired Indebtedness; (v) so long as no Default or Event of Default under the Indenture shall have occurred and be continuing or shall result as a consequence thereof, purchasing, redeeming, retiring or acquiring any Common Stock of the Company or any Restricted Subsidiary of the Company held by any member or former member of the Company's (or any of its Subsidiaries') management pursuant to any management agreement or stock option plan if in effect as of September 30, 1996 or upon the death, disability, retirement or termination of employment of such members; provided, that the aggregate price paid for all such retired Common Stock shall not exceed, in the aggregate, the sum of $1 million plus the aggregate Cash Proceeds received by the Company from any reissuance of such Common Stock by the Company to members of management of the Company and its Subsidiaries; (vi) so long as no Default or Event of Default under the Indenture shall have occurred and be continuing or shall occur as a consequence thereof, making loans to members of management of the Company as required pursuant to employment agreements with such members, in an aggregate principal amount not to exceed $1 million; provided, that any repayment of such loans (but only to the extent such payments are not included in the calculation of Consolidated Net Income of the Company) shall reduce the amount of such Investments; (vii) so long as no Default or Event of Default under the Indenture shall have occurred and be continuing or shall occur as a consequence thereof, making Investments in Joint Ventures in an aggregate amount not to exceed $10 million; provided, that any repayment of loans or advances, return of capital or other transfer of Property (but only to the extent such distributions are not included in the calculation of Consolidated Net Income of the Company) shall reduce the amount of such Investments; and
(viii) so long as no Default or Event of Default under the Indenture shall have occurred and be continuing, the Company may redeem Convertible Notes and/or, if issued, Consent Convertible Notes, pursuant to the terms of the Convertible Note Indenture and/or the Consent Convertible Note Indenture, respectively, or repurchase Convertible Notes and/or, if issued, Consent Convertible Notes, pursuant to a "Change of Control Offer," an "Asset Sale Offer" or a repurchase offer upon a "Termination of Trading" (each as defined therein) of the Common Stock pursuant to the terms of the Convertible Note Indenture and/or the Consent Convertible Note Indenture, respectively.

  Not later than the date of making of any Restricted Payment or any Investment made pursuant to clause (vii) of the previous paragraph, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment or Investment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available financial statements.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective or enter into an encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any Restricted Subsidiary of the Company; or (iii) to transfer any of its Property or assets to the Company or any other Restricted Subsidiary of the Company, except: (a) any encumbrance or restriction existing as of the Issue Date pursuant to the Indenture, the Existing Indebtedness, the 14% Senior Note Indenture and the Convertible Note Indenture or as of the date of issuance of the Consent Convertible Notes pursuant to the Consent Convertible Note Indenture if substantially identical to the Convertible Note Indenture; (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or Property, so long as the encumbrances or restrictions in any such agreement relate solely to the assets or Property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof); (c) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Company or any Restricted Subsidiary (other than Indebtedness incurred by such Restricted Subsidiary in connection with or in anticipation of its acquisition), (d) customary provisions restricting subletting or assignment of any lease of the Company or any Restricted Subsidiary or customary provisions in any telecommunications resale agreements (including without limitation the existing Ameritech resale agreements, the NYNEX resale agreement and the long distance agreements of the Company), license agreements or similar agreements that restrict the assignment of such agreement or any rights thereunder; (e) any temporary encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, such Restricted Subsidiary; (f) any restriction on the sale or other disposition of assets or Property securing Indebtedness as a result of a Permitted Lien on such assets or Property permitted by the covenant described under "--Limitation on Liens;" and (g) any encumbrance or restriction that amends, extends, refinances, refunds, renews or replaces any agreement described in clauses (a) through (c) whether or not among the same parties, provided, that the terms and conditions of any such encumbrance or restriction are no less favorable to the holders of the Notes than those under or pursuant to the agreement amended, extended, refinanced, refunded, renewed or replaced.

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

 Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

  The Company (i) shall not permit any Restricted Subsidiary to issue any Capital Stock other than to the Company or a Restricted Subsidiary and (ii) shall not permit any Person other than the Company or a Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary other than directors qualifying shares, except for (a) a sale of 100% of the Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "--Asset Sales"; (b) Capital Stock of a Restricted Subsidiary issued and outstanding on the Issue Date and held by Persons other than the Company or any Restricted Subsidiary; (c) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by the Company; (d) not more than 10 percent of the Common Stock of USN Solutions, Inc. on a fully diluted basis issued pursuant to the exercise of the option (the "USN Solutions Option") contemplated by that certain Memorandum of Understanding, dated July 3, 1996, by and between USN Solutions, Inc. and Genesys S.A.; and (e) any Disqualified Stock permitted to be issued under the covenant described under "--Limitation on Indebtedness."

 Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of, any of its Property or assets to, or purchase any Property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million, a Board Resolution certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested directors who have determined that such Affiliate Transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, an opinion as to the fairness from a financial point of view to the Company or such Restricted Subsidiary issued by an investment banking firm of national standing, or in the case of a transaction involving a sale or transfer of assets subject to valuation such as real estate, an appraisal issued by a nationally recognized appraisal firm, together with an Officers' Certificate to the effect that such opinion complies with this clause (ii); provided, that the following shall not be deemed Affiliate Transactions: (i) any employment agreement or consulting agreement (including stock options) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director of the Company or any Restricted Subsidiary approved by the Board of Directors and consistent with industry practice;
(iii) transactions between or among the Company, its Wholly-Owned Restricted Subsidiaries or a majority-owned Restricted Subsidiary (so long as no minority interest is owned by a Person which is otherwise an Affiliate); (iv) transactions constituting Restricted Payments permitted by the covenant described under "--Restricted Payments"; (v) transactions pursuant to contracts existing on the Issue Date and disclosed in a schedule attached to the Indenture; (vi) transactions between the Company or its Restricted Subsidiaries on the one hand, and Merrill Lynch or its Affiliates on the other hand, involving the provision of financial or consulting services by Merrill Lynch or its Affiliates; (vii) making loans or advances to officers, employees or consultants of the Company and its Subsidiaries (including travel and moving expenses) in the ordinary course of business not to exceed $1 million; and (viii) the issuance of stock options for Common Stock of the Company pursuant to any plan approved by the Board of Directors.

 Restricted and Unrestricted Subsidiaries

  The Indenture provides that the Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary;

provided, that so long as the Notes remain outstanding and the Indenture has not been satisfied or discharged, (i) immediately after giving effect to the transaction, the Company could incur $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph of "--Limitation on Indebtedness" and
(ii) such designation is at the time permitted under "--Restricted Payments." Notwithstanding any provisions of this covenant all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

  The Indenture further provides that the Company will not designate an Unrestricted Subsidiary as a Restricted Subsidiary unless, after giving effect to such designation on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph of the covenant described under "--Limitation on Indebtedness" and (ii) no Default or Event of Default would occur.

  Subject to the preceding paragraph, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with the preceding paragraph shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee.

 Limitations on Line of Business

  The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than the Telecommunications Business.

 Issuance of Contingent Warrants

  The Indenture provides that the Company will be obligated to issue to holders of the Notes Contingent Warrants, exercisable for Class A Common Stock representing up to 5% of the Common Stock on a fully-diluted basis as of the date of such issuance (without including (i) Common Stock issued for fair market value subsequent to the Closing Date (as determined in the Warrant Agreement), (ii) Common Stock issuable pursuant to any options, or shares of Common Stock granted to or purchased by management of the Company, pursuant to agreements or stock plans existing on the date of the Indenture and either disclosed in a schedule attached thereto or described herein, or (iii) certain additional shares of Common Stock issuable pursuant to options, or shares of Common Stock issuable pursuant to agreements or stock plans, as disclosed in a schedule attached to the Indenture) after giving effect to the issuance of such Contingent Warrants, in the event that, on or prior to September 30, 1998, the Company does not effect a Qualified Equity Offering. All Contingent Warrants will be issued pursuant to the Warrant Agreement with the same rights thereunder as the Initial Warrants, and holders will have the benefit of the Registration Rights Agreement.

 Waiver of Certain Covenants

  The Company may omit in respect of any Notes, in any particular instance, to comply with the provisions of any covenant or condition described under "-- Certain Covenants," if before or after the time for such compliance the holders of at least a majority in principal amount at Stated Maturity of the outstanding Notes (75% in principal amount at Stated Maturity for the covenant described under "--Issuance of Contingent Warrants") either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

 Reports

  The Indenture provides that, whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the applicable Security Register, without cost to such holders or Persons, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Company shall not be required to file any report with the Commission if the Commission does not permit such filing.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

  The Indenture provides that the Company will not, in any transaction or series of transactions, consolidate with, or merge with or into, any other Person or permit any other Person to merge with or into the Company (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole to any other Person, unless:

    (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest and Special Interest, if any, on all the Notes and the performance of the Company's covenants and obligations under the Indenture;

    (ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default under the Indenture shall have occurred and be continuing or would result therefrom;

    (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) the Company (or the Surviving Entity, if the Company is not continuing) would be permitted to incur $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph of the covenant described under "--Limitation on Indebtedness"; and

    (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company (or the Surviving Entity, if the Company is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

  The provision of clause (iii) shall not apply to any merger or consolidation into or with, or any such transfer of all of the Property and assets of the Company and the Restricted Subsidiaries into, the Company.

  In connection with any consolidation, merger, transfer of assets or other transactions contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance or transfer and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent in the Indenture relating to such transactions have been complied with.

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

  Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as the Company in the Indenture; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

EVENTS OF DEFAULT

  Each of the following is an "Event of Default" under the Indenture (except where otherwise expressly indicated):
    (a) default in the payment of interest (or Special Interest, if any) on any Note issued pursuant to the Indenture when the same becomes due and payable, and the continuance of such default for a period of 30 days;
    (b) default in the payment of the principal of (or premium, if any, on) any Note issued pursuant to the Indenture at its Stated Maturity, upon optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any Note as required;
    (c) the Company fails to comply with any of its covenants or agreements contained in "--Limitation on Indebtedness," "--Limitation on Sale and Leaseback Transactions," "--Restricted Payments," "--Repurchase at the Option of the Holders upon a Change of Control," "--Asset Sales," "-- Issuance of Contingent Warrants" or "--Consolidation, Merger, Conveyance, Lease or Transfer";
    (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty addressed in (a), (b) or (c) above) and continuance of such Default or breach for a period of 45 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount at Stated Maturity of the outstanding Notes;
    (e) Indebtedness of the Company or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Indebtedness exceeds $10 million;
    (f) the entry by a court of competent jurisdiction of one or more final judgments against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;
    (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or other similar law or
  (ii) a decree or order adjudging the Company or any Significant Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Significant Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

    (h) (i) the commencement by the Company or any Significant Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by the Company or any Significant Restricted Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Restricted

  Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Restricted Subsidiary; or (iii) the filing by the Company or any Significant Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law; or (iv) the consent by the Company or any Significant Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or the making by the Company or any Significant Restricted Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Significant Restricted Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by the Company or any Significant Restricted Subsidiary in furtherance of any such action.

  If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the Notes may declare the Default Amount, premium, if any, and any accrued and unpaid interest (and Special Interest, if any) on all such Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the Trustee if given by holders of such Notes), and upon any such declaration, all amounts payable in respect of the Notes, will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the Default Amount, premium, if any, and any accrued and unpaid interest (and Special Interest, if any) on the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied, or cured or waived by the holders of the relevant Indebtedness within 60 days after such event of default; provided, that no judgment or decree for the payment of the money due on the Notes has been obtained by the Trustee as provided in the Indenture. Under certain circumstances, the holders of a majority in principal amount at Stated Maturity of the outstanding Notes, by notice to the Company and the Trustee, may rescind an acceleration and its consequences. Until August 15, 2000, the Default Amount shall equal the Accreted Value of the Notes. Thereafter, the Default Amount shall equal 100% of the principal amount at Stated Maturity of the Notes. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  The holders of a majority in aggregate principal amount at Stated Maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all such Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (and Special Interest, if any) on, premium, if any on or the principal of, such Notes. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to the provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 5 Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

AMENDMENT, SUPPLEMENT AND WAIVER

  The Company and the Trustee may, at any time and from time to time, without notice to or consent of any holder of Notes enter into one or more indentures supplemental to the Indenture (i) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants and obligations of the Company in the Indenture and the Notes; (ii) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by the Indenture; (iii) to add any additional Events of Default; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; (v) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee; (vi) to cure any ambiguity in the Indenture, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; provided, that such actions shall not adversely affect the interests of the holders in any material respect; (vii) to secure the Notes;
(viii) to provide for Guarantees as required under the Indenture; or (ix) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  With the consent of the holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Notes, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders; provided, that no such supplemental indenture shall, without the consent of the holder of each outstanding Note:
(i) change the Stated Maturity of the principal of, or any installment of interest (including Special Interest, if any) on, any Note, or reduce the Accreted Value or the principal amount thereof at Stated Maturity (or premium, if any), or the interest thereon that would be due and payable upon Stated Maturity thereof, or reduce the principal amount at Stated Maturity thereof that would be due and payable upon acceleration of Maturity thereof, or change the place of payment where, or the coin or currency in which, any Note, or any premium or interest (including Special Interest, if any) thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture or any Guarantees or certain Defaults thereunder; (iii) subordinate in right of payment, or otherwise subordinate, the Notes or any Guarantees to any other Indebtedness;
(iv) modify the obligations of the Company to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales; or (v) modify any provision of this paragraph (except to increase any percentage set forth herein).

  The holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Notes may, on behalf of the holders of all such Notes, waive any past Default under the Indenture and its consequences, except Default in the payment of the principal of (or premium, if any) or interest on any Note, or in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Note affected.

  The holders of not less than 75% in aggregate principal amount at Stated Maturity of the outstanding Notes may, on behalf of the holders of all such Notes, waive any right to require the Company to issue to the holders of the Notes Contingent Warrants.

SATISFACTION AND DISCHARGE OF THE INDENTURE, DEFEASANCE

  The Company may terminate its obligations under the Notes and the Indenture when (i) either (A) all outstanding Notes have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or U.S. Government

Obligations in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest (including Special Interest, if any) to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

  The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes, and the Indenture shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of Notes, and the Company's right of optional redemption, (ii) rights of holders to receive payments of principal of, premium, if any, and interest (including Special Interest, if applicable) on the Notes (but not the Change of Control Purchase Price or the Asset Sale Purchase Price), and any rights of the holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Indenture, and (iv) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "--Certain Covenants," after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders, at any time prior to the Stated Maturity of the Notes of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of such Notes, money in an amount, or (C) a combination thereof sufficient to pay and discharge the principal of, and interest (including Special Interest, if applicable) on, such Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of such Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of outside counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and
(ii) the Company's deposit will not result in such trust or the Trustee being subject to regulation under the Investment Company Act of 1940.

THE TRUSTEE

  Harris Trust and Savings Bank is the Trustee under the Indenture and its current address is 111 West Monroe, Chicago, Illinois 60603.

  The holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default under the Indenture, the Trustee will perform only such duties as are specifically set forth in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers under the Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered to the Trustee indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of the Company. By accepting a Note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nonetheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy and is therefore unenforceable.

GOVERNING LAW

  The Indenture and the Notes are governed by the laws of the State of New York, without regard to principles of conflicts of law.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Company, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

  "Accreted Value" means, with respect to the Notes, for any Specified Date, the amount provided below for each $1,000 principal amount at Stated Maturity of the Notes:

    (a) If the Specified Date occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                                                                      ACCRETED
      SEMI-ANNUAL ACCRUAL DATE                                         VALUE
      ------------------------                                        --------
      February 15, 1998.............................................. $ 702.67
      August 15, 1998................................................   754.05
      February 15, 1999..............................................   809.19
      August 15, 1999................................................   868.36
      February 15, 2000..............................................   931.86
      August 15, 2000................................................ 1,000.00

    (b) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (i) $654.78 and (ii) an amount equal to the product of (y) the Accreted Value of the first Semi-Annual Accrual Date less the original issue price multiplied by (z) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months.

    (c) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (i) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (ii) an amount equal to the product of (y) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (z) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

    (d) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each other Subsidiary of the Company; provided that any lender under a Credit Facility shall not be deemed to be an Affiliate solely as the result of the Credit Facility; and provided, further, that neither the Company nor any of its Wholly-Owned Restricted Subsidiaries shall be deemed to be Affiliates of each other; provided, further, that Merrill Lynch and its Affiliates shall not be deemed to be Affiliates of the Company solely as a result of such entities holding the Notes, the Old Senior Notes, the Convertible Notes, the Consent Convertible Notes, the Warrants, the Consent Warrants or the warrants issued pursuant to the 1996 Private Placement. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person (on a fully diluted basis) shall be deemed to be control.

  "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by such Person or any of its Restricted Subsidiaries to any Person other than to such Person or a Restricted Subsidiary of such Person, in one transaction or a series of related transactions (each hereinafter referred to as a "Disposition"), of (a) Capital Stock of or other equity interests in any Restricted Subsidiary (other than director's qualifying shares) except as provided in clause (iv) of this definition, (b) all or substantially all of the assets of any division or line of business of such Person or of any of its Restricted Subsidiaries or (c) Property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $500,000, other than (i) a Disposition of Property in the ordinary course of business and consistent with industry practice, (ii) a Disposition of Eligible Cash Equivalents, (iii) a Disposition of an Investment that constitutes a Restricted Payment under the Indenture permitted under the first paragraph of the covenant described in "--Restricted Payments," (iv) a Disposition of no more than ten percent of the Common Stock of USN Solutions, Inc. on a fully-diluted basis pursuant to the exercise of the USN Solutions Option, (v) a Disposition by the Company in connection with a transaction permitted under "--Consolidation, Merger, Conveyance, Lease or Transfer" and (vi) a contribution of assets to any Unrestricted Subsidiary constituting an Investment permitted by the Indenture.

  "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

  "Average Life" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (y) the amount of such principal or redemption payment, by (ii) the sum of all such principal or redemption payments.

  "Board of Directors" means, with respect to any Person, the Board of Directors (or similar governing body) of such Person or any committee of the Board of Directors (or similar governing body) duly authorized to act on behalf of such Board (or similar governing body).

  "Board Resolution" means a duly adopted resolution of the Board of Directors of a Person in full force and effect at the time of determination and certified as such by the Secretary or Assistant Secretary of such Person.

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

  "Cash Proceeds" means, with respect to any Asset Sale or issuance or sale of Capital Stock by any Person, the aggregate consideration received in respect of such sale or issuance by such Person in the form of cash or Eligible Cash Equivalents; provided that with regard to an Asset Sale, any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or Guarantees, if any, or the Old Senior Notes or the Old Senior Note Guarantees, if any) which are assumed by the transferee of any such assets and from which the Company and such Restricted Subsidiary are completely released shall be deemed Cash Proceeds.

  "Change of Control" shall be deemed to occur if (i) the sale, conveyance, transfer, or lease (other than to the Company or any Wholly-Owned Restricted Subsidiary of the Company), whether direct or indirect, of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) shall have occurred; (ii) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder or Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the Voting Stock of the Company (including any warrants or options or rights to acquire such Voting Stock), calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to vote in the election of directors of such Person and any rights (other than Indebtedness convertible into such Capital Stock), warrants or options to acquire such Capital Stock of such Person.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends or distributions with respect to Preferred Stock or Disqualified Stock of such Person (and

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of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such Sale and Leaseback Transaction were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid or accrued, or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP. For purposes of clause
(ii) above, dividend requirements attributable to any Preferred Stock or Disqualified Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Disqualified Stock times a fraction, the numerator of which is the amount of such dividend requirements, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of the Company and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) all items classified as extraordinary, unusual or nonrecurring, (ii) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting which shall be included only to the extent of the amount of dividends or distributions paid to such Person or its Restricted Subsidiaries, (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition, (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (v) net gains (but not net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries, (vi) the net income (but not net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person, and (vii) with regard to a non-Wholly-Owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-Wholly-Owned Restricted Subsidiary's net income (or loss).

  "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such Person.

  "Convertible Note Guarantees" means the guarantees, if any, of "Restricted Subsidiaries" (as defined in the Convertible Note Indenture) contained in the Convertible Note Indenture.

  "Convertible Note Indenture" means the indenture, dated as of September 30, 1996, between the Company and Harris Trust and Savings Bank, as trustee thereunder, relating to the Convertible Notes, as amended and supplemented from time to time.

  "Convertible Notes" means up to $39,100,000 aggregate principal amount at Stated Maturity of the Company's 9% Convertible Subordinated Discount Notes due 2004 (of which $36,000,000 aggregate principal amount at Stated Maturity is outstanding as of the date of this Offering Memorandum).

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

  "Credit Facility" means one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loans or facilities to the Company, which may, pursuant to the terms of the Indenture, be guaranteed by the Restricted Subsidiaries, with a bank or syndicate of banks or other financial institutions, as such may be amended, renewed, extended, supplemented, refinanced and replaced or refunded from time to time; provided, that the aggregate principal amount of Indebtedness under the Credit Facility shall not exceed $45 million at any one time outstanding less the amount of any mandatory or permitted principal payment or payments from the proceeds of Asset Sales made under the Credit Facility that, in each case, permanently reduce the borrowing capacity of the Company thereunder.

  "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the date on which the Notes mature.

  "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense of such Person and its consolidated Subsidiaries, (iii) depreciation expense, (iv) amortization expense, (v) any non-cash expense related to the issuance to employees of such Person of options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity and minus, to the extent reflected in such income statement, any noncash credits that had the effect of increasing Consolidated Net Income of such Person for such period. This definition of EBITDA is used only for the purpose of this "Description of the Notes" and the Indenture.

  "Eligible Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits, certificates of deposit or Eurodollar deposits of any commercial bank organized in the United States having capital and surplus in excess of $500 million with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within 90 days after the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from Standard & Poor's or A-2 or better from Moody's, (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million and commercial paper issued by others having one of the two highest ratings obtainable from either of Standard & Poor's or Moody's and in each case maturing within 270 days after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million, (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi).

  "Exchange Rate Obligation" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

  "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date.

  "Fair Market Value" means, with respect to any asset or Property, the sale value that could be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company or a Restricted Subsidiary, as applicable.

  "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indenture shall utilize GAAP as in effect on the Issue Date.

  "guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing).

  "Guarantee" means a guarantee of the payment of the Notes, as executed and delivered by a Restricted Subsidiary as required by the covenant described under "--Limitation on Issuances of Guarantees by Restricted Subsidiaries."

  "Guarantor" means a Restricted Subsidiary that executes and delivers a Guarantee.

  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Restricted Subsidiary of the Company shall be deemed to have been incurred at the time at which it becomes a Restricted Subsidiary.

  "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property, assets or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings, and for which adequate reserves are being maintained on the books of the Company in accordance with
GAAP), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) the notional amount of any Interest Hedging Obligations or Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided, that for purposes of calculating the amount of Notes, 14% Senior Notes, Convertible Notes, or, if issued, the Consent Convertible Notes, as the case may be, outstanding at any date, the amount of Notes shall be the Accreted Value thereof as of such date, the amount of 14% Senior Notes shall be the "Accreted Value" (as defined in, and determined pursuant to, the 14% Senior Note Indenture), the amount of the Convertible Notes shall be the "Accreted Value" (as defined in, and determined pursuant to, the Convertible Note Indenture) and the amount of the Consent Convertible Notes, if issued, shall be the "Accreted Value" (as such would be defined in and determined pursuant to the Consent Convertible Note Indenture), unless cash interest has commenced to accrue pursuant to the terms of the Notes and the Indenture, the 14% Senior Notes and the 14% Senior Note Indenture, the Convertible Notes and the Convertible Note Indenture or the Consent Convertible Notes and the Consent Convertible Note Indenture, as the case may be, in which case the amount of such 14% Senior Notes, Convertible Notes or, if issued, Consent Convertible Notes, as the case may be, outstanding at such date shall be the aggregate principal amount thereof at Stated Maturity; and provided, that for purposes of calculating the amount of any non-interest bearing or other discount security (other than the Notes, the 14% Senior Notes, the Convertible Notes or, if issued, Consent Convertible Notes), such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

  "Indebtedness to Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as of the date of determination to (ii) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the four preceding fiscal quarters for which financial information is available immediately prior to the date of determination; provided that any Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the date of determination occurs shall be calculated as if such Indebtedness was so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided, further, that (x) if the transaction giving rise to the need to calculate the Indebtedness to Operating Cash Flow Ratio would have the effect of increasing or decreasing Indebtedness or EBITDA in the future, Indebtedness or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination, and (y) if during such four fiscal quarter period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such four fiscal quarter period or (z) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any material assets outside the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such four fiscal quarter period.

  "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Restricted Subsidiaries' exposure to fluctuations in interest rates.

  "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or (iii) acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that Investments shall exclude accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. The amount of an Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property or assets other than cash, such Property or assets shall be valued at its Fair Market Value at the time of such transfer. The Company shall be deemed to make an "Investment" in the amount of the Fair Market Value of the assets of a Subsidiary at the time that such Subsidiary is designated as an Unrestricted Subsidiary.

  "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

  "Joint Venture" means a Telecommunications Company of which less than 50 percent of the Voting Stock is held by the Company; provided that the management and operations of such Person are controlled by a Strategic Investor or by the Company pursuant to (i) the charter documents of such Person, or (ii) an agreement among the holders of the Voting Stock of such Person, or (iii) a management agreement between the Company and such Person.

  "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

  "Maturity" means, when used with respect to a Note, the date on which the principal of such Note becomes due and payable as provided therein or in the Indenture, whether at Stated Maturity, on the Change of Control Payment Date or purchase date established pursuant to the terms of the Indenture with regard to a Change of Control Offer or an Asset Sale Offer, as applicable, or by declaration of acceleration, call for redemption or otherwise.

  "Net Cash Proceeds" means, with respect to the sale of any Property or assets by any Person or any of its Restricted Subsidiaries, Cash Proceeds received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made or required to be made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale and (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; provided, further, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the Indenture.

  "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or a Restricted Subsidiary and delivered to the Trustee, which shall comply with the Indenture.

  "Old Senior Note Guarantees" means the guarantees, if any, of "Restricted Subsidiaries" (as defined in the 14% Senior Note Indenture) contained in the 14% Senior Note Indenture.

  "Pari Passu Indebtedness" means any Indebtedness (secured or unsecured) of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or the Old Senior Notes, or the Guarantees or the Old Senior Note Guarantees, as applicable.

  "Permitted Holders" means J. Thomas Elliott and Ronald W. Gavillet and Chase Venture Capital Associates, L.P., CIBC Wood Gundy Ventures, Inc., Hancock Venture Partners IV-Direct Fund, L.P. (currently known as Harbourvest Partners, LLC), Northwood Capital Partners, LLC, Northwood Ventures, BT Capital Partners, Inc., Enterprises & Transcommunications, L.P. (currently known as Prime New Ventures), Merrill Lynch Global Allocation Fund, Inc., and any of their respective Subsidiaries (or a wholly-owned Subsidiary of the sole stockholder of any of the foregoing Persons).

  "Permitted Investments" means (i) Eligible Cash Equivalents; (ii) Investments in Property used in the ordinary course of business; (iii) Investments in the Company or in any Restricted Subsidiary or any Person as a result of which such Person becomes a Restricted Subsidiary in compliance with the Indenture; (iv) Investments pursuant to certain agreements or obligations of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments, to the extent and in the manner existing on the Issue Date; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (vi) Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (vii) bonds, notes, debentures or other debt securities received as a result of Asset Sales permitted under the covenant described under "--Asset Sales;" (viii) Investments in existence on the Issue Date; and
(ix) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangements.

  "Permitted Liens" means (i) Liens created by the Indenture or that otherwise secure the payment of the Notes or the Guarantees, if any; (ii) Liens on Property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company or becomes a Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any Property or assets of the Company or any of its Restricted Subsidiaries other than the Property or assets subject to the Liens prior to such merger or consolidation; (iii) Liens on Property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, provided that such Liens were not given in contemplation of such acquisition; (iv) Liens to secure the payment of all or a part of the purchase price or construction cost of Property or assets acquired or constructed in the ordinary course of business after the Issue Date, provided that the Indebtedness secured by such Liens shall not exceed the lesser of 100% of the cost or the Fair Market Value of the Property or assets acquired or constructed and such Liens shall not extend to any other Property or assets;
(v) Liens incurred or deposits made to secure the performance of tenders, bids, leases not constituting Capitalized Lease Obligations, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice; (vi) Liens existing as of the Issue Date as in effect on the Issue Date (vii) any Lien on Property of the Company in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;
(viii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP); (ix) easements, rights-of-way, licenses and other similar restrictions on the use of Properties or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (x) any Lien to secure obligations under workers' compensation laws or similar legislation, including any Lien with respect to judgments which are not currently dischargeable; (xi) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP); (xii) Liens in favor of the Company; (xiii) Liens on Property or assets of the Company securing not more than $30 million aggregate principal amount at any one time outstanding of Indebtedness incurred under clause (a) of the second paragraph of the covenant described under "-- Limitation on Indebtedness"; (xiv) Liens securing any Vendor Financing, provided that such Liens do not extend to any Property or assets other than the Property or assets the acquisition of which was financed by such Indebtedness; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof; and (xvi) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (ii), (iii) and (xiv), provided that such Liens do not extend to any other Property or assets other than the Property and assets which were secured by the Liens referred to in the foregoing clauses (ii), (iii), and (xiv) and the principal amount of the Indebtedness secured by such Liens is not increased.

  "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity or similar person.

  "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

  "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company pursuant to an effective registration statement filed under the Securities Act.

  "Qualified Equity Offering" means one or more Public Equity Offerings, or other issuance of additional equity securities of the Company, resulting in net proceeds to the Company of at least $50 million in the aggregate based on an equity valuation of the Company of at least $160 million.

  "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

  "Refinancing Indebtedness" means any Indebtedness incurred in connection with the Refinancing of other Indebtedness.

  "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared or paid to any Person other than to the Company or any Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments made solely in Qualified Stock of the Company or such Restricted Subsidiary (and other than pro rata dividends, distributions or payments declared or paid on the Common Stock of USN Solutions, Inc. to any Person not otherwise an Affiliate of the Company holding such Common Stock as a result of the exercise of the USN Solutions Option; provided, that the Company shall receive pro rata dividends, distributions or payments at the same time and in the same form and composition of consideration as the dividends, distributions or payments paid to such minority stockholders), (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary of the Company) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary of the Company, (iii) a payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Stock of the Company) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company or such Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes, the 14% Senior Notes, the Convertible Notes and, if issued, the Consent Convertible Notes, or any Guarantees, Old Senior Note Guarantees, and Convertible Note Guarantees and any guarantee of the Consent Convertible Notes, as applicable, or (iv) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

  "Restricted Subsidiary" means (i) with respect to any Person other than the Company and its Subsidiaries, a Subsidiary of such Person and (ii) with respect to the Company and its Subsidiaries, any Subsidiary of the Company that has not been classified as an "Unrestricted Subsidiary."

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

  "Significant Restricted Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed dated on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred), and, when used with respect to any installment of interest on such security, the fixed date on which such installment of interest is due and payable.

  "Strategic Investor" means, with respect to any relevant transaction, a Telecommunications Company which, both as of the Business Day immediately before the day of the closing of such transaction and the Business Day immediately after the day of closing of such transaction, has, or whose parent has, an equity market capitalization, a net asset value or annual revenues of at least $2 billion on a consolidated basis. For purposes of this definition, the term "parent" means any Person of which the relevant Strategic Investor is a Subsidiary.

  "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

  "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights of way, trademarks and licenses to use copyrighted material) that are utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of telecommunications systems and/or services, including without limitation, any businesses or services in which the Company is currently engaged and including any computer systems used in a Telecommunications Business. Telecommunications Assets shall also include stock, joint venture or partnership interests in another Person, provided that substantially all of the assets of such other Person consist of Telecommunications Assets, and provided, further, that if such stock, joint venture or partnership interests are held by the Company or a Restricted Subsidiary, such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of the Company pursuant to the Indenture unless such Person is a Joint Venture. The determination of what constitutes Telecommunication Assets shall be made by the Board of Directors and evidenced by a Board Resolution delivered to the Trustee.

  "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in (i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in (i) or (ii) above and includes, without limitation, any business in which the Company and its Restricted Subsidiaries are currently engaged.

  "Telecommunications Company" means any Person substantially all of the assets of which consist of Telecommunications Assets.

  "U.S. Government Obligations" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which in either case, are not callable or redeemable at the option of the issuer thereof, and (y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

  "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indenture.

  "Vendor Financing" means, with respect to any Person, an obligation owed by such Person to a vendor of Telecommunications Assets solely in respect of the purchase price of such assets, provided that the amount of such Indebtedness does not exceed the Fair Market Value of such assets, and provided, further, that such Indebtedness is incurred within 90 days of the acquisition of such assets.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the Board of Directors or comparable body of such Person.

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors' qualifying shares) of which is owned, directly or indirectly, by the Company; provided, that for purposes of the Indenture, other than for purposes of the definition of "Consolidated Net Income," USN Solutions, Inc. shall not cease to be a Wholly-Owned Restricted Subsidiary merely as a result of the exercise of the USN Solutions Option.

BOOK-ENTRY; DELIVERY AND FORM

  The Old Notes are and the New Notes will be represented by one or more permanent global Old Notes or New Notes, as applicable, in fully registered form without coupons (each a "Global Note"). The Global Note representing the New Notes will be deposited with the Trustee, as custodian for The Depository Trust Company (the "Depositary"), and registered in the name of the Depositary or of a nominee of the Depositary.

  Upon issuance of the Global Note, the Depositary will credit, on its internal system, the respective amount of the individual beneficial interests in the Global Note, to persons who have accounts with the Depositary

("Participants"). Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Qualified institutional buyers may hold their interests in the Global Note directly through the Depositary if they are Participants, or indirectly through organizations which are Participants.

  So long as the Depositary or its nominee is the registered owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner of the Notes represented by the Global Note for all purposes under the Indenture and such Notes. Accordingly, beneficial owners of an interest in the Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a holder under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with the Depositary's applicable procedures, in addition to those provided for in the Indenture.

  Payments of the principal of, premium, if any, and interest, including Special Interest, if any, on, the Global Note will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent (a "Paying Agent") will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  The Company expects that the Depositary or its nominee, upon receipt of any payment of principal, premium or interest (including Special Interest, if any) in respect of the Global Note will credit Participants' accounts with payments in amounts proportionate to such Participants' respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Note held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

  The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose accounts interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes, as to which such Participant or Participants has or have given such direction.

  The Depositary has advised the Company as follows: The Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant ("Indirect Participants").

  Although the Depositary and its Participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Trustee, nor any Paying Agent will have any responsibility for the performance by the Depositary, Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Owners of beneficial interests in the Global Note will be entitled to receive Notes in definitive form ("Definitive Notes") if the Depositary is at any time unwilling or unable to continue as, or ceases to be, a "Clearing Agency" registered under Section 17A of the Exchange Act, and a successor to the Depositary registered as a "Clearing Agency" under Section 17A of the Exchange Act is not appointed by the Company within 90 days. Any Definitive Notes issued in exchange for beneficial interests in the Global Note will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in the Global Note.

  In addition to the foregoing, on or after the occurrence of an Event of Default under the Indenture, owners of beneficial interests in the Global Note will be entitled to request and receive Definitive Notes. Such Definitive Notes will be registered in such name or names as the Depositary shall instruct the Trustee.

                          DESCRIPTION OF THE WARRANTS

  In connection with the Offering, the Company issued Initial Warrants to purchase 2,053,900 shares of Class A Common Stock and undertook to issue, under certain circumstances, to holders of the Notes Contingent Warrants. The following is a description of such Warrants.

GENERAL

  On August 18, 1997, the Company issued an aggregate of 1,527,250 Initial Warrants to the purchasers of the Units. The Warrants were issued pursuant to a Warrant Agreement, dated as of August 15, 1997 (the "Warrant Agreement"), between the Company and Harris Trust and Savings Bank, as Warrant Agent (the "Warrant Agent"). The Warrants are subject to all terms in the Warrant Agreement and holders of Warrants are referred to the Warrant Agreement, a copy of which is available from the Company on request, for a complete statement of such terms. The statements and definitions of terms under this caption relating to the Warrants are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Warrant Agreement and are qualified in their entirety by express reference to the Warrant Agreement.

  Each Warrant is evidenced by a Warrant Certificate and entitles the holder thereof to purchase 1.34484 shares of Class A Common Stock (each a "Warrant Share") from the Company at a price (the "Exercise Price") of $.01 per share, subject to adjustment as described below. Subject to certain limitations, the Warrants may be exercised at any time on or after the date of the occurrence of an Exercise Event (as defined in the Warrant Agreement) and on or prior to the close of business on a date seven years following the Issue Date (the "Expiration Date"). Warrants that are not exercised by the Expiration Date will expire. The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to registered holders of the then outstanding Warrants.

  The aggregate number of Warrant Shares issuable upon exercise of the Initial Warrants was equal to approximately 11.1% of the outstanding shares of Class A Common Stock, on a fully-diluted basis, as of the date of the Offering.

  In addition, the Company is obligated pursuant to the Indenture to issue to holders of the Notes Contingent Warrants, exercisable for Class A Common Stock representing 5.0% of the Common Stock on a fully-diluted basis as of the date of such issuance (subject to certain exceptions) after giving effect to the issuance of such Contingent Warrants, in the event that, on or prior to September 30, 1998, the Company does not effect a Qualified Equity Offering. All Contingent Warrants will be issued pursuant to the Warrant Agreement with the same rights thereunder as the Initial Warrants, and holders will have the benefit of the Registration Rights Agreement. See "Description of the Notes-- Certain Covenants--Issuance of Contingent Warrants."

CERTAIN TERMS

 Exercise

  In order to exercise all or any of the Warrants represented by a Warrant Certificate, the holder thereof is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the subscription form set forth in the Warrant Certificate and payment in full of the Exercise Price for each Warrant Share or other security as to which a Warrant is being exercised. Payment for securities upon exercise of a Warrant may be made in cash or by certified check, official bank check or bank cashier's check payable to the order of the Company. Upon the exercise of any Warrant in accordance with the Warrant Agreement, the Warrant Agent shall instruct the Company to transfer promptly to, or upon the written order of, the holder of such Warrant appropriate evidence of ownership of any Warrant Share or other securities or property to which such holder is entitled, registered or otherwise placed in such name or names as such holder may direct in writing, and the Company shall deliver such evidence of ownership to the person or persons entitled to receive the same, including, without limitation, any cash payable to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. All Warrant Shares or other securities issuable by the Company upon the exercise of the Warrants shall be validly issued, fully paid and nonassessable.

  No fractional Warrant Shares will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any Warrants (or specified portion thereof), the Company will pay an amount in cash equal to the Current Market Price (as defined in the Warrant Agreement) per share of Class A Common Stock, as determined on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

  Certificates for Warrants will be issued in global form or registered form as definitive warrant certificates and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. See "Book-Entry; Delivery and Form." The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

  Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then effective under, or the exercise of such Warrants is exempt from the registration requirements of, the Securities Act. See "Registration Rights."

 Adjustments

  Subject to certain exceptions, including the issuance of the Contingent Warrants, the Consent Convertible Notes and the issuance of warrants to purchase up to 5% of the Common Stock (on a fully-diluted basis) in connection with future issuances of debt securities, the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants will be subject to adjustment on the occurrence of certain events including: (i) the payment by the Company of dividends (or the making of other distributions) with respect to Common Stock payable in Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock, or of securities convertible into or exchangeable for shares of Common Stock, in either case for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock, (iv) the issuance or sale of shares of Common Stock for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock, (v) the distribution to all holders of Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or other cash distributions from current or retained earnings) and (vi) the issuance of any equity securities of the Company after the Issue Date and on or prior to September 15, 1997 resulting in net proceeds to the Company of up to $20 million.

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Exercise Price; provided, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

 Mergers, Consolidations and Certain Other Transactions

  Except as otherwise provided herein, in the event the Company consolidates with, merges with or into, or sells all or substantially all of its property and assets to another Person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of a share of Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Company merges or consolidates with, or sells all or substantially all of its property and assets to, another Person and, in connection therewith, consideration to the holders of Common Stock in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease.

  In case of any such merger, consolidation or sale of assets, the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit promptly with the Warrant Agent the funds or other consideration, if any, necessary to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificate are received, the Warrant Agent shall make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, shall transfer such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the holders surrendering such Warrants.

 No Rights as Stockholders

  The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions with respect to the Class A Common Stock, receive notice of any meeting of the stockholders of the Company, consent to any action of the stockholders of the Company, receive notice of any other stockholder meetings, or to any other rights as stockholders of the Company.

RESERVATION OF SHARES

  The Company has authorized and reserved for issuance such number of shares of Class A Common Stock as shall be issuable upon the exercise of all outstanding warrants. Such shares of Class A Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

AMENDMENT

  From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS

  Registration of the Warrants. The Company is required, under the terms of the Registration Rights Agreement, to (i) file a shelf registration statement with respect to resale of the Initial Warrants by the holders thereof (the "Warrant Shelf Registration Statement") with the Commission within 60 days after the date of original issuance of the Initial Warrants; (ii) cause the Warrant Shelf Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issuance of the Initial Warrants; and (iii) keep effective the Warrant Shelf Registration Statement until the earlier of (A) such time as all Initial Warrants have been sold thereunder or otherwise or exercised and (B) two years after its effective date; provided, however, that in the event the Company is required to issue Contingent Warrants, the Company shall amend the Warrant Shelf Registration Statement to include the Contingent Warrants and the time period shall be two years after the issuance of the Contingent Warrants.

  The Company will, upon the filing of the Warrant Shelf Registration Statement, provide to each holder of Warrants copies of the prospectus which is a part of the Warrant Shelf Registration Statement, notify each such holder when the Warrant Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Warrants.

  Each holder of Warrants that sells such Warrants pursuant to the Warrant Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants will be required to deliver information to be used in connection with the Warrant Shelf Registration Statement in order to have its Warrants included in the Warrant Shelf Registration Statement.

  Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then effective under, or the exercise of such Warrants is exempt from the registration requirement of, the Securities Act.

  Registration of the Warrant Shares. The Company also is required, under the terms of the Registration Agreement, to (i) file a shelf registration statement with respect to the Company's issuance of the Warrant Shares to holders upon exercise of the Warrants (the "Warrant Shares Shelf Registration Statement") with the Commission within 270 days after the date of original issuance of the Initial Warrants, (ii) cause the Warrant Shares Shelf Registration Statement to be declared effective under the Securities Act within 360 days after the date of original issuance of the Initial Warrants and (iii) keep effective the Warrant Shares Shelf Registration Statement (or a successor registration statement thereto) until seven years after the date of original issuance of the Initial Warrants or such shorter period that will terminate when all the Warrant Shares covered by such Warrant Shares Shelf Registration Statement have been sold pursuant to such Warrant Shares Shelf Registration Statement or otherwise.

  The Company will, upon the filing of the Warrant Shares Shelf Registration Statement, provide to each holder of Warrant Shares copies of the prospectus which is a part of the Warrant Shares Shelf Registration Statement, notify each such holder when the Warrant Shares Shelf Registration Statement has become effective and take certain other actions, subject to compliance by such holder with certain conditions in the Registration Rights Agreement, as are required to permit unrestricted resales of the Warrant Shares.

  Each holder of Warrant Shares that sells such Warrant Shares pursuant to the Warrant Shares Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such shares and will be bound by certain provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrant Shares will be required to deliver information to be used in connection with the Warrant Shares Shelf Registration Statement in order to have its Warrant Shares included in the Warrant Shares Shelf Registration Statement.

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate of Incorporation provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability,
(i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 194 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

  This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Bylaws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers. Additionally, the Company has entered or will enter into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                          CERTAIN OTHER INDEBTEDNESS

  On September 30, 1996, the Company issued in the 1996 Private Placement 48,500 units consisting of (i) $48.5 million in aggregate principal amount at stated maturity of the 14% Senior Notes and warrants to purchase shares of Class A Common Stock, and (ii) $36.0 million in aggregate principal amount at stated maturity of the Convertible Notes.

  The 14% Senior Notes are general, unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, including the Notes, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. The 14% Senior Notes were issued with original issue discount and, until March 30, 2000, accrete interest at a rate of 14% per annum, compounded semiannually, to an aggregate principal amount of $48.5 million. Thereafter, cash interest will accrue on the 14% Senior Notes and will be payable semiannually on March 30 and September 30 of each year, commencing September 30, 2000. The 14% Senior Note Indenture contains certain covenants which, among other things, restrict the ability of the Company and certain subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments, make investments, create restrictions on the ability of certain subsidiaries to make distributions on their capital stock or to issue capital stock, create liens, enter into transactions with affiliates or related persons, sell assets or consolidate, merge or sell all or substantially all of their assets and engage in businesses other than the telecommunications business.

  The Convertible Notes are senior unsecured obligations of the Company which are subordinated in right of payment to the 14% Senior Notes and the Notes. Otherwise, the Convertible Notes rank pari passu in right of payment to all existing and future senior indebtedness of the Company. The Convertible Notes were issued with original issue discount and, until September 30, 1999, accrete interest at a rate of 9% per annum, compounded semiannually, to an aggregate principal amount of $36.0 million. Thereafter, cash interest will accrue on the Convertible Notes and will be payable semiannually on March 30 and September 30 of each year, commencing March 30, 2000. The Convertible Note Indenture provides that an "Event of Default" (as defined in the Old Senior
Note Indenture) under the Old Senior Note Indenture shall constitute an "Event of Default" (as defined in the Convertible Note Indenture) under the Convertible Note Indenture.

  From September 30, 2001 to September 30, 2003, the 14% Senior Notes will be redeemable at the Company's option, in whole or in part, at the prices set forth in the 14% Senior Note Indenture plus accrued and unpaid interest, if any, to the redemption date. In the event the Company elects, on or prior to September 30, 1999, to redeem Notes out of the proceeds of any Public Equity Offering, the holders of the 14% Senior Notes shall have the right, but not the obligation, to cause the Company to offer to repurchase the 14% Senior Notes on a pro rata basis together with the Notes and to receive the same redemption premium as the holders of the Notes. From September 30, 2000 until September 30, 2002, all but not less than all of the Convertible Notes may be redeemed if the closing price per share of the Common Stock over a consecutive 30-day period is at least 150% of the Conversion Price at a redemption price equal to 100% of the principal amount thereof plus accrued but unpaid interest, if any, to the redemption date. On or after September 30, 2002, the Convertible Notes will be redeemable at the Company's option, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.

  In connection with the Consent, the Company granted MLAM an option to purchase Consent Convertible Notes for an aggregate purchase price of $10 million with terms substantially similar to the Convertible Notes. The option was exercised by MLAM on October 24, 1997.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes the material United States federal income tax consequences of an exchange of Old Notes for New Notes and the ownership of New Notes, as well as certain potential federal income tax consequences to the Company with respect to the Notes. Except where noted, it deals only with Old Notes and New Notes held as capital assets by initial purchasers of Old Notes that are United States Holders (as defined) and does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the U.S. dollar, or special rules with respect to integrated transactions of which the ownership of common stock is a part (such as certain hedging transactions), or certain "straddle" transactions. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP OF THE NEW NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  Holders should recognize that the present U.S. federal income tax treatment of an investment in Notes may be modified by legislative, judicial or administrative action at any time and that such action may affect investments previously made. In addition, the recently enacted Taxpayer Relief Act of 1997 could affect an investment in Notes in that, among other things, it reduces the rate of federal income tax imposed on capital gains of individual taxpayers for capital assets held more than eighteen months (and reduces such rate even further for capital assets acquired after the year 2000 and held more than five years). Holders should consult their own tax advisors concerning the effect on them of such new legislation.

UNITED STATES HOLDERS

  As used herein, "United States Holder" means a beneficial owner of a Note who or which is (i) a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, or (iii) a person otherwise subject to United States federal income taxation on a net income basis in respect of a Note.

EXCHANGE OF SENIOR NOTES

  There should be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer since the Exchange Offer will be by operation of the original terms of the Old Notes, pursuant to a unilateral act by the Company and will not result in any material alteration in the terms of the Old Notes. Each exchanging holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

TAXATION OF THE NOTES

  Original Issue Discount. Because the Old Notes were issued with original issue discount ("OID"), the New Notes will also bear OID that holders generally will be required to include in income as it accrues on a yield-to-maturity basis over the term of the New Notes in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer). The amount of OID with respect to a New Note will be the excess of the stated redemption price at maturity of such Note over its issue price. The stated redemption price at maturity of a Note generally will include all payments required to be made on the Notes, whether denominated as principal or interest (other than payments subject to remote or incidental contingencies).

  The issue price of the New Notes is equal to the issue price of the Old Notes. The issue price of the Old Notes, which is the same as the issue price of the New Notes, was determined by allocating the issue price of the Units between the Old Notes and the Initial Warrants based on their relative fair market values. For this purpose, the issue price of a Unit was the initial price at which a substantial portion of the Units were sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers). With respect to the approximately $100 million in aggregate proceeds received from the offering of the Units, the Company allocated approximately $81.9 million to the Old Notes and approximately $18.1 million to the Initial Warrants. This allocation reflected the Company's judgment as to the relative values of those instruments at the time of issuance. The allocation is binding on a holder unless such holder explicitly discloses on its tax return for the taxable year that includes the acquisition date of the Unit that its allocation is different from that of the Company. The allocation is not, however, binding on the Internal Revenue Service (the "IRS").

  A holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period generally is equal to the product of the adjusted issue price of the Notes at the beginning of the accrual period (the issue price of the Notes determined as described above, generally increased by all prior accruals of OID and decreased by the amount of payments made on the Notes) and the Notes' yield to maturity (the discount rate, which, when applied to all payments under the Notes, results in a present value equal to the issue price of the Notes). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period. All payments on a Note generally will be viewed first as a payment of previously accrued OID (to the extent thereof), with payments considered made from the earliest accrual period, and then as a payment of principal.

  The Company will furnish annually to the IRS and to holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the Notes were held by the holders.

  Premium. If a holder purchased an Old Note for an amount that is greater than the Note's stated redemption price at maturity, such holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and generally will not be required to include OID in income. A holder may elect to amortize such premium, using a constant yield method, over the remaining term of the Note with reference to either the amount payable on maturity or, if it results in a smaller premium attributable to the period through the earlier call date, with reference to the amount payable on the earlier call date. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

  If a holder of a New Note (including an original purchaser) purchased the Old Note exchanged therefor for an amount greater than the Old Note's adjusted issue price but less than such Note's stated redemption price at maturity, then the holder will be required to include annual accruals of OID in gross income in accordance with the rules described above; however, the amount of OID includable in income will be reduced to reflect such acquisition premium. The includable OID (as otherwise determined) will be reduced by an amount equal to the OID multiplied by a fraction, the numerator of which is such excess and the denominator of which is the OID for the period from the date of acquisition until the maturity date.

  Contingent Warrants; Registration of the Notes. In the event that, on or prior to September 30, 1998, the Company does not consummate one or more Public Equity Offerings, or otherwise issue in one or more transactions additional equity securities of the Company, resulting in net proceeds to the Company of at least $50 million in the aggregate based on an equity valuation of the Company of at least $160 million, the Indenture will require the Company to issue Contingent Warrants to the holders of the Notes. The issuance of the Contingent Warrants should not result in a deemed taxable exchange of the Notes for federal income tax purposes. The Company intends to treat the issuance of Contingent Warrants, if any, as interest for federal income tax purposes in an amount equal to their fair market value on the date of issuance.

  In the event of a Registration Default, the Company must pay Special Interest to holders of Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." This rate increase should not result in a deemed reissuance or taxable exchange of the Notes.

  Although the characterization of such additional interest is uncertain, Special Interest probably would constitute contingent interest, which generally is not includable in income before it is fixed or paid. In general, the Company will not include Special Interest in calculating the amount of OID that accrues on the Notes before the Special Interest becomes fixed and paid. However, if the Special Interest becomes fixed or paid, it should be included in the U.S. Holder's gross income.

  Disposition of New Notes. A holder will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of New Notes equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the New Notes. A holder's adjusted tax basis in a New Note will generally be the cost of the Old Note, increased by any OID previously included in income by such holder and decreased by the amount of any deductions for amortizable bond premium. Such gain or loss generally would be capital gain or loss and would be long-term if the holding period for the New Notes (which includes the holding period of the Old Notes) is more than one year.

  Backup Withholding. Under certain circumstances, a holder may be subject to backup withholding at a 31% rate on payments received with respect to the New Notes. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report payment of interest and dividends properly and the IRS has notified the Company that he or she is subject to backup withholding or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

  Certain Potential Federal Income Tax Consequences to the Company and to Corporate Holders. The Notes will constitute applicable high yield debt obligations ("AHYDOs") if their yield to maturity is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") plus five percentage points, and the Notes are issued with significant OID. Since the yield to maturity on the Notes exceeds the sum of the AFR plus five percentage points and the Notes were issued with significant OID, the Notes constitute AHYDOs. Accordingly, the Company will not be entitled to deduct OID that accrues with respect to such Notes until amounts attributable to such OID are paid. In addition, since the Notes constitute AHYDOs and the yield-to-maturity of the Notes exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the Company's deduction for the "disqualified portion" of the OID accruing on the Notes will be disallowed. In general, the "disqualified portion" of the OID for any accrual period will be equal to the product of (i) the Excess Yield divided by the yield-to-maturity on the Notes, and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, holders that are U.S. corporations will be entitled to a dividends-received deduction (generally at a current rate of 70%) with respect to any disqualified portion of the accrued OID to the extent that the Company has sufficient current or accumulated earnings and profits. If the disqualified portion exceeds the Company's current and accumulated earnings and profits, the excess will continue to be taxed as ordinary OID income in accordance with the rules described above in "Original Issue Discount."

  It is also possible that some or all of the Notes may constitute "corporate acquisition indebtedness" if, among other things, the proceeds of the Notes are used to pay for the purchase of stock or at least two-thirds of the operating assets of another corporation. To the extent the Notes constitute corporate acquisition indebtedness, under Section 279 of the Code the maximum amount of interest or OID the Company can deduct with respect thereto in any taxable year is $5 million, reduced by any interest incurred on indebtedness to acquire stock or assets but which does not qualify as corporate acquisition indebtedness.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, including the Exxon Capital Letter, the Morgan Stanley Letter and similar letters, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the New Notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days from the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days from the Expiration Date, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes). The Company has agreed to indemnify the Initial Purchasers and any broker-dealers participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

  This Prospectus has been prepared for use by the Initial Purchasers in connection with offers and sales of the Notes, in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Initial Purchasers may act as principal or agent in such transactions. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes, but they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given that an active trading market will develop for or as to the liquidity of the Notes.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                             INDEPENDENT AUDITORS

  The consolidated financial statements of the Company included in this Prospectus as of December 31, 1994, 1995 and 1996, and for the fiscal years then ended have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included herein.

                                   GLOSSARY

  ACCESS CHARGES--The fees paid by IXCs to LECs for originating and terminating long distance calls on their local networks.

  CLEC (Competitive Local Exchange Carrier)--A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services.

  CENTRAL OFFICES--The switching centers or central switching facilities of the LECs.

  CENTREX--Centrex is a service that offers features similar to those of what is known as a private branch exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value added service that carriers can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

  CO-CARRIER STATUS--A relationship between competitive local exchange carriers ("CLECs") that affords the same access to and rights on each other's networks, and that provides access and services on an equal basis.

  COLLOCATION--The ability of a CLEC to connect its network to the LEC's central offices. Physical collocation occurs when a CLEC places its network connection equipment inside the LEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CLEC to connect its network to the LEC's central offices at competitive prices, even though the CLEC's network connection equipment is not physically located inside the central offices.

  DEDICATED LINES--Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the LEC's public switched network).

  DEDICATED SERVICES--Special access, switched transport and private line services.

  FRAME RELAY--Frame Relay is a high-speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs. This service is ideal for connecting LANS, but is not appropriate for voice and video applications due to the variable delays that can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

  ILECS (Incumbent Local Exchange Carriers)--Companies providing local telephone services.

  INTERCONNECTION DECISIONS--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CLEC, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  LANS (Local Area Networks)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATAS (Local Access and Transport Areas)--The geographically defined areas in which LECs are authorized by the MFJ to provide local switched services.

  LOCAL EXCHANGE AREAS--A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

  POP (POINT OF PRESENCE)--Location where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

  PRIVATE LINE--A private, dedicated telecommunications line connecting different locations (excluding long distance carrier POPs).

  PROVISIONING--The process of initiating a carrier's service to a customer.

  SPECIAL ACCESS SERVICES--The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CLEC, which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from a subscriber to its long distance carrier POP. Special access services do not require the use of switches.

  SWITCH--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  SWITCHED ACCESS SERVICES--The origination or termination of long distance traffic between a customer premise and an IXC POP via shared local trunks using a local switch.

  SWITCHED TRANSPORT SERVICES--Transportation of switched traffic along dedicated lines between the LEC central offices and interexchange POPs.

  SWITCHED TRAFFIC--Telecommunications traffic along a switched network.

  USOC (UNIVERSAL SERVICE ORDERING CODE)--Identifies a particular service or equipment under tariff (not necessarily universal any longer).

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) FOR THE NINE MONTH
 PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 AND AS OF DECEMBER 31, 1996 AND
 SEPTEMBER 30, 1997.......................................................   F-2
INDEPENDENT AUDITORS' REPORT..............................................   F-8
CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets.............................................   F-9
  Consolidated Statements of Operations...................................  F-10
  Consolidated Statements of Redeemable Preferred Stock...................  F-11
  Consolidated Statements of Common Stockholders' Deficit.................  F-12
  Consolidated Statements of Cash Flows...................................  F-13
  Notes to Consolidated Financial Statements..............................  F-14

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       SEPTEMBER
                                                          30,        DECEMBER
                       ASSETS                             1997       31, 1996
                       ------                         ------------  -----------
                                                      (UNAUDITED)
Current Assets:
  Cash and cash equivalents.........................  $117,943,711  $60,818,478
  Accounts receivable, net..........................    15,445,860    3,004,408
  Prepaid expenses..................................       271,430      187,051
  Other receivables.................................       338,502      172,567
                                                      ------------  -----------
    Total current assets............................   133,999,503   64,182,504
Property and Equipment--Net.........................    12,604,307    3,507,350
Other Assets........................................    32,553,221   10,362,438
                                                      ------------  -----------
    Total Assets....................................  $179,157,031  $78,052,292
                                                      ============  ===========
      LIABILITIES, REDEEMABLE PREFERRED STOCK,
          AND COMMON STOCKHOLDERS' DEFICIT
      ----------------------------------------
Current Liabilities:
  Accounts payable..................................  $ 17,268,085  $ 7,907,654
  Accrued expenses and other liabilities............    11,315,296    3,176,762
  Capital lease obligations--current................       544,213      277,844
  Current maturities on notes payable...............       121,874      386,522
                                                      ------------  -----------
    Total current liabilities.......................    29,249,468   11,748,782
14 5/8% Senior Discount Notes, net of Original Issue
 Discount...........................................   101,830,062          --
14% Senior Discount Notes, net of Original Issue
 Discount...........................................    34,579,844   31,242,614
9% Convertible Subordinated Discount Notes, net of
 Original Issue Discount............................    30,188,376   28,259,555
Capital Lease Obligations--Noncurrent...............       664,421      312,280
Notes Payable.......................................        24,547       49,727
                                                      ------------  -----------
    Total liabilities...............................   196,536,718   71,612,958
Redeemable Preferred Stock:
  9% Cumulative Convertible Pay-In-Kind Preferred
   stock: par value, $1; 30,000 shares authorized;
   10,920 and 10,000 shares outstanding at 1997 and
   1996.............................................        10,920       10,000
  9% Cumulative Convertible Pay-In-Kind Preferred
   stock, Series A: par value $1; 150,000 shares
   authorized; 30,209 shares outstanding at 1997....        30,209          --
  Accumulated unpaid dividends......................       317,195      225,000
  Additional paid-in capital........................    40,690,299    9,810,185
                                                      ------------  -----------
    Total redeemable preferred stock................    41,048,623   10,045,185
Common Stockholders' Deficit:
  Common stock: par value, $.01; 30,000,000 shares
   authorized; 7,222,511 and 7,185,260 shares issued
   at 1997 and 1996.................................        72,226       71,853
  Additional paid-in capital........................    73,941,796   54,114,755
  Accumulated deficit...............................  (132,441,255) (57,791,382)
  Common stock held in Treasury: 1997 and 1996--
   10,000 shares....................................        (1,077)      (1,077)
                                                      ------------  -----------
    Total common stockholders' deficit..............   (58,428,310)  (3,605,851)
                                                      ------------  -----------
Total Liabilities, Redeemable Preferred Stock, and
 Common Stockholders' Deficit.......................  $179,157,031  $78,052,292
                                                      ============  ===========

           See notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
                                                    (UNAUDITED)    (UNAUDITED)
Net service revenue................................ $ 26,998,315  $  7,598,705
Cost of services...................................   23,983,125     6,587,126
                                                    ------------  ------------
    Gross profit...................................    3,015,190     1,011,579
Expenses:
  Sales and marketing..............................   43,087,112     5,837,437
  General and administrative.......................   26,881,801    10,919,589
                                                    ------------  ------------
Operating loss.....................................  (66,953,723)  (15,745,447)
Other income (expense):
  Interest income..................................    1,883,861       472,667
  Interest expense.................................   (8,572,952)      (45,957)
  Other income.....................................        5,386     8,099,593
                                                    ------------  ------------
    Other income (expense)--net....................   (6,683,705)    8,526,303
                                                    ------------  ------------
Net loss........................................... $(73,637,428) $ (7,219,144)
                                                    ============  ============
Accumulated preferred dividends.................... $  1,012,445  $  3,465,976
                                                    ============  ============
Net loss to common shareholders.................... $(74,649,873) $(10,685,120)
                                                    ============  ============
Net loss per common share.......................... $     (10.35) $      (2.44)
                                                    ============  ============
Weighted average common and common equivalent
 shares outstanding................................    7,212,511     4,384,993
                                                    ============  ============


           See notes to Condensed Consolidated Financial Statements.

                 USN COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK

   NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996

                                    SERIES A
                           9% PIK    9% PIK   SERIES A-2 SERIES A  ACCUMULATED   ADDITIONAL
                          PREFERRED PREFERRED PREFERRED  PREFERRED   UNPAID       PAID-IN
                            STOCK     STOCK     STOCK      STOCK    DIVIDENDS     CAPITAL        TOTAL
                          --------- --------- ---------- --------- -----------  ------------  ------------
BALANCE, JANUARY 1,
 1996...................                       $26,235    $16,200  $ 3,810,000  $ 40,543,605  $ 44,396,040
 Accumulated dividends
  on Series A and A-2
  Preferred Stock.......                                             3,465,976                   3,465,976
 Conversion of Series A
  and
  A-2 Preferred Stock to
  Class A Common Stock..                       (26,235)   (16,200)  (7,275,976)  (40,543,605)  (47,862,016)
 Issuance of 10,000
  shares of 9% PIK
  preferred stock.......   $10,000                                                 9,990,000    10,000,000
 Costs incurred related
  to issuance of 9% PIK
  preferred stock.......                                                            (179,815)     (179,815)
 Accumulated dividends
  on 9% PIK preferred
  stock.................                                               225,000                     225,000
                           -------   -------   -------    -------  -----------  ------------  ------------
BALANCE, DECEMBER 31,
 1996...................    10,000                                     225,000     9,810,185    10,045,185
 Issuance of 30,209
  shares of Series A 9%
  PIK preferred stock...             $30,209                                      30,178,863    30,209,072
 Costs incurred related
  to issuance of Series
  A 9% PIK preferred
  stock.................                                                            (218,079)     (218,079)
 Accumulated dividends
  on 9% PIK preferred
  stock.................                                               695,250                     695,250
 Accumulated dividends
  on Series A 9% PIK
  preferred stock.......                                               317,195                     317,195
 Payment of dividends on
  9% PIK preferred
  stock.................       920                                    (920,250)      919,330
                           -------   -------   -------    -------  -----------  ------------  ------------
BALANCE, SEPTEMBER 30,
 1997 (UNAUDITED).......   $10,920   $30,209   $   --     $   --   $   317,195  $ 40,690,299  $ 41,048,623
                           =======   =======   =======    =======  ===========  ============  ============

              See notes to consolidated financial statements.

                 USN COMMUNICATIONS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

   NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996

                                                              COMMON
                                 ADDITIONAL                   STOCK
                         COMMON    PAID-IN     ACCUMULATED   HELD IN
                          STOCK    CAPITAL       DEFICIT     TREASURY     TOTAL
                         ------- -----------  -------------  --------  ------------
BALANCE, JANUARY 1,
 1996................... $31,374 $   254,718  $ (29,053,815)           $(28,767,723)
  Conversion of Series A
   and A-2 Preferred
   Stock to Class A
   Common Stock.........  26,763  47,835,253                             47,862,016
  Issuance of 50,000
   shares of common
   stock................     500       5,000                                  5,500
  Compensation grants of
   220,000 shares of
   common stock.........   2,200      30,800                                 33,000
  Repricing of common
   stock................  11,016     (11,016)
  Repurchase of 10,000
   shares of common
   stock................                                     $(1,077)        (1,077)
  Issuance of stock
   warrants.............           6,000,000                              6,000,000
  Accumulated dividends
   on 9% PIK preferred
   stock................                         (3,690,976)             (3,690,976)
  Net loss..............                        (25,046,591)            (25,046,591)
                         ------- -----------  -------------  -------   ------------
BALANCE, DECEMBER 31,
 1996...................  71,853  54,114,755    (57,791,382)  (1,077)    (3,605,851)
  Issuance of 37,251
   shares of common
   stock................     373       3,723                                  4,096
  Issuance of stock
   warrants.............          19,351,727                             19,351,727
  Compensation expense
   on stock options.....             471,591                                471,591
  Accumulated dividends
   on 9% PIK preferred
   stock................                           (695,250)               (695,250)
  Accumulated dividends
   on Series A 9% PIK
   preferred stock......                           (317,195)               (317,195)
  Net loss..............                        (73,637,428)            (73,637,428)
                         ------- -----------  -------------  -------   ------------
BALANCE, SEPTEMBER 30,
 1997 (UNAUDITED)....... $72,226 $73,941,796  $(132,441,255) $(1,077)  $(58,428,310)
                         ======= ===========  =============  =======   ============

              See notes to consolidated financial statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                     -------------------------
                                                         1997         1996
                                                     ------------  -----------
                                                     (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................... $(73,637,428) $(7,219,144)
  Adjustments to reconcile net loss to net cash
   flows from operating activities:
    Depreciation and amortization...................    1,902,049      254,049
    Amortization of organization costs and
     intangibles....................................      622,884    1,105,748
    Non-cash interest on debt obligation............    8,456,677          --
    Stock compensation award expense................      471,591       33,000
    Gain on disposal of assets......................          --    (8,078,901)
    Changes in:
      Accounts receivable, net......................  (12,441,452)  (1,469,127)
      Prepaid expenses..............................      (84,379)     109,434
      Other receivables.............................     (165,935)    (229,940)
      Other assets..................................     (444,960)     (18,205)
      Accounts payable..............................    9,360,431    1,440,563
      Accrued expenses and other liabilities........    8,138,534      (19,641)
                                                     ------------  -----------
        Net cash flows from operating activities....  (57,821,988) (14,092,164)
Cash flows from investing activities:
  Purchase of property and equipment................  (10,071,051)    (284,774)
  Proceeds from sale of assets......................          --     9,532,600
  Purchase of Minority Interest.....................          --    (1,601,207)
                                                     ------------  -----------
        Net cash flows from investing activities....  (10,071,051)   7,646,619
Cash flows from financing activities:
  Issuance of common stock..........................        4,096        3,300
  Issuance of preferred stock.......................   30,209,072   10,000,000
  Financing costs...................................     (218,079)    (147,389)
  Repurchase of common stock........................          --        (1,077)
  Proceeds from Senior Notes........................  100,001,276   30,203,375
  Proceeds from Convertible Notes...................          --    27,644,400
  Debt acquisition costs............................   (4,436,579)  (2,732,664)
  Deposits..........................................       57,758     (393,884)
  Repayment of notes payable........................     (289,828)    (335,442)
  Repayment of capital lease obligations............     (309,445)     (83,774)
                                                     ------------  -----------
        Net cash flows from financing activities....  125,018,271   64,156,845
                                                     ------------  -----------
Net increase in cash................................   57,125,232   57,711,300
Cash and cash equivalents--Beginning of period......   60,818,479   13,766,040
                                                     ------------  -----------
Cash and cash equivalents--End of period............ $117,943,711  $71,477,340
                                                     ============  ===========
Supplemental cash flow information:
  Dividends Paid in Kind............................ $    920,250          --
                                                     ============  ===========
  Declared Dividends................................ $  1,012,445  $ 3,465,976
                                                     ============  ===========
  Issuance of Stock Warrants........................ $ 19,351,727  $ 6,000,000
                                                     ============  ===========
  Conversion of Series A and A-2 Preferred Stock to
   Class A Common Stock.............................          --   $47,862,016
                                                     ============  ===========
  Capital Lease Obligations Incurred................ $    927,955  $   537,478
                                                     ============  ===========
  Cash Paid for Interest............................ $     91,993  $    68,000
                                                     ============  ===========
  Cash Paid for Income Taxes........................          --           --
                                                     ============  ===========

           See notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

            AS OF AND FOR THE PERIOD ENDING SEPTEMBER 30, 1997

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited, condensed consolidated financial statements of USN Communications, Inc. (the "Company") included herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest annual report on Form 10-K. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

2. PRIVATE PLACEMENT OFFERING

  On August 18, 1997, the Company received approximately $96.5 million in cash, net of commissions paid, in exchange for the issuance of 152,725 units consisting of $152.7 million aggregate principal amount at maturity of 14 5/8% Senior Discount Notes due 2004 ("14 5/8% Senior Notes") and warrants to purchase 2,053,900 shares of Class A Common Stock. In connection with this offering, the Company paid a consent fee to the holders of the outstanding 14% Senior Discount Notes due 2003 ("14% Senior Notes") and 9% Convertible Subordinated Notes due 2004 ("9% Convertible Notes") consisting of warrants to purchase 145,160 shares of Class A Common Stock. The Company also granted those holders an option, which was exercised on October 24, 1997, to purchase up to $10.0 million in aggregate proceeds to the Company of convertible notes of the Company on terms substantially similar to the existing 9% Convertible Notes. Additionally, the Company granted to holders of the 14% Senior Notes an option, for a specified period of time, to exchange all of the 14% Senior Notes for 14 5/8% Senior Notes having an accreted value equal to the accreted value of such 14% Senior Notes at the time of such exchange.

  The Senior Notes were sold at a unit price, before commissions, of $654.78 per $1,000 face amount. These notes will accrete interest at an annual rate of 14 5/8% from August 18, 1997 to August 15, 2000. Thereafter, the notes will bear interest at an annual rate of 14 5/8% payable semiannually in arrears in cash.

3. CHANGES IN EQUITY

  In August 1997, the Board of Directors authorized the issuance of up to 150,000 shares of a series of $1 par value preferred stock designated as 9% Cumulative Convertible Pay-in-Kind Preferred Stock, Series A ("Series A Preferred Stock"). In connection with the private placement offering described in Note 2, the Company issued 30,209 shares of its Series A Preferred Stock to certain of its existing stockholders and their affiliates for an aggregate purchase price of $30.2 million.

  In September 1997, the Board of Directors approved a nine-for-one stock dividend on the Class A Common Stock. Share and per share data have been retroactively adjusted to reflect this stock dividend.

4. RECLASSIFICATIONS

  Certain prior year amounts have been reclassified to conform to the current year presentation.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of USN Communications, Inc.
Chicago, Illinois

  We have audited the accompanying consolidated balance sheets of USN Communications, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1995, the related consolidated statements of operations, redeemable preferred stock, common stockholders' deficit and cash flows for the years ended December 31, 1996 and 1995 and for the period from April 20, 1994 (Inception) to December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period from April 20, 1994 (Inception) to December 31, 1994, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 20 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 20. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP
Chicago, Illinois

March 14, 1997 (September 4, 1997 as to Note 22)

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                        ASSETS                            1996          1995
                        ------                         -----------  ------------
Current Assets:
  Cash and cash equivalents........................... $60,569,365  $ 13,705,025
  Accounts receivable, net of allowances for doubtful
   accounts of $223,000 (1996) and $193,000 (1995)....   3,004,408     1,184,453
  Interest receivable.................................     249,113        61,015
  Prepaid expenses....................................     187,051       171,111
  Notes receivable....................................     150,000
  Other receivables...................................      22,567
  Net assets held for sale............................                 1,453,699
                                                       -----------  ------------
    Total current assets..............................  64,182,504    16,575,303
Property and Equipment--net...........................   3,507,350     1,214,647
Other Assets..........................................  10,362,438     2,681,255
                                                       -----------  ------------
    Total Assets...................................... $78,052,292  $ 20,471,205
                                                       ===========  ============
  LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON
                STOCKHOLDERS' DEFICIT
  --------------------------------------------------
Current Liabilities:
  Accounts payable.................................... $ 7,907,654  $  2,734,122
  Accrued expenses and other liabilities..............   3,176,762     1,106,010
  Current maturities on notes payable.................     386,522       409,348
  Capital lease obligations--current..................     277,844        75,192
                                                       -----------  ------------
    Total current liabilities.........................  11,748,782     4,324,672
Capital Lease Obligations--Noncurrent.................     312,280        81,391
Notes Payable.........................................      49,727       436,825
14% Senior Discount Notes, net of Original Issue
 Discount.............................................  31,242,614
9% Convertible Subordinated Discount Notes, net of
 Original Issue Discount..............................  28,259,555
                                                       -----------  ------------
    Total liabilities.................................  71,612,958     4,842,888
Redeemable Preferred Stock:
  9% Cumulative Convertible Pay-In-Kind Preferred
   Stock..............................................      10,000
  Series A 10% Senior Cumulative Preferred Stock......                    16,200
  Series A-2 10% Senior Cumulative Preferred Stock....                    26,235
  Accumulated unpaid dividends........................     225,000     3,810,000
  Additional paid-in capital..........................   9,810,185    40,543,605
                                                       -----------  ------------
    Total redeemable preferred stock..................  10,045,185    44,396,040
Common Stockholders' Deficit:
  Common stock: $.01 par value;
   25,000,000 and 5,000,000 authorized at 1996 and
   1995;
   7,185,260 and 3,137,290 shares issued at 1996 and
   1995 ..............................................      71,853        31,374
  Additional paid-in capital..........................  54,114,755       254,718
  Accumulated deficit................................. (57,791,382)  (29,053,815)
  Treasury stock, 10,000 shares at 1996...............      (1,077)
                                                       -----------  ------------
    Total common stockholders' deficit................  (3,605,851)  (28,767,723)
                                                       -----------  ------------
    Total Liabilities, Redeemable Preferred Stock and
     Common Stockholders' Deficit..................... $78,052,292  $ 20,471,205
                                                       ===========  ============

                See notes to consolidated financial statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                           1996          1995         1994
                                       ------------  ------------  -----------
Net service revenue................... $  9,814,479  $  7,883,890  $ 1,737,461
Cost of services......................    9,256,472     9,075,749    1,454,882
                                       ------------  ------------  -----------
    Gross margin......................      558,007    (1,191,859)     282,579
                                       ------------  ------------  -----------
Expenses:
  Sales and marketing.................   12,612,172     5,867,200    2,869,463
  General and administrative..........   20,664,612    11,100,661    4,685,894
                                       ------------  ------------  -----------
Operating loss........................  (32,718,777)  (18,159,720)  (7,272,778)
                                       ------------  ------------  -----------
Other income (expense):
  Interest income.....................    1,376,429       586,946      152,099
  Interest expense....................   (1,797,112)     (733,566)     (26,110)
  Gain on sale of switch-based
   facilities.........................    8,078,901
  Other income........................       13,968        59,314
                                       ------------  ------------  -----------
    Other income (expense)--net.......    7,672,186       (87,306)     125,989
                                       ------------  ------------  -----------
Net loss before minority interest.....  (25,046,591)  (18,247,026)  (7,146,789)
Minority interest share in loss of
 USNCN................................                    150,000
                                       ------------  ------------  -----------
Net loss.............................. $(25,046,591) $(18,097,026) $(7,146,789)
                                       ============  ============  ===========
Accumulated preferred dividends....... $  3,690,976  $  3,103,000  $   707,000
                                       ============  ============  ===========
Net loss per common share............. $      (5.63) $      (7.01) $     (6.56)
                                       ============  ============  ===========
Weighted average common and common
 equivalent shares outstanding........    5,102,330     3,025,200    1,196,780
                                       ============  ============  ===========


                See notes to consolidated financial statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                               SERIES
                           9% PIK   SERIES A     A-2    ACCUMULATED  ADDITIONAL
                          PREFERRED PREFERRED PREFERRED   UNPAID      PAID-IN-
                            STOCK     STOCK     STOCK    DIVIDENDS     CAPITAL       TOTAL
                          --------- --------- --------- -----------  -----------  -----------
Balance, April 20, 1994.
  Issuance of 16,200
   shares of Series A
   10% Senior Cumulative
   preferred stock......             $16,200                         $15,212,824  $15,229,024
  Costs incurred related
   to issuance of stock.                                                (630,474)    (630,474)
  Accumulated unpaid
   preferred dividends..                                $  707,000                    707,000
                                     -------            ----------   -----------  -----------
Balance, December 31,
 1994...................              16,200               707,000    14,582,350   15,305,550
  Issuance of 26,235
   shares of Series A-2
   10% Senior Cumulative
   preferred stock......                       $26,235                26,208,765   26,235,000
  Costs incurred related
   to issuance of stock.                                                (247,510)    (247,510)
  Accumulated unpaid
   preferred dividends..                                 3,103,000                  3,103,000
                                     -------   -------  ----------   -----------  -----------
Balance, December 31,
 1995...................              16,200    26,235   3,810,000    40,543,605   44,396,040
  Accumulated unpaid
   preferred dividends..                                 3,465,976                  3,465,976
  Conversion of Series A
   and A-2 Preferred
   Stock to Class A
   Common Stock.........             (16,200)  (26,235) (7,275,976)  (40,543,605) (47,862,016)
  Issuance of 10,000
   shares of 9% PIK
   preferred stock......   $10,000                                     9,990,000   10,000,000
  Costs incurred related
   to issuance of 9% PIK
   preferred stock......                                                (179,815)    (179,815)
  Accumulated unpaid
   preferred dividends
   on 9% PIK preferred
   stock................                                   225,000                    225,000
                           -------   -------   -------  ----------   -----------  -----------
Balance, December 31,
 1996...................   $10,000                      $  225,000   $ 9,810,185  $10,045,185
                           =======   =======   =======  ==========   ===========  ===========

                See notes to consolidated financial statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT

                 YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE
          PERIOD FROM APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                  ADDITIONAL                   COMMON
                          COMMON    PAID-IN    ACCUMULATED   STOCK HELD
                           STOCK    CAPITAL      DEFICIT     IN TREASURY    TOTAL
                          ------- -----------  ------------  ----------- ------------
Balance, April 20, 1994.
  Issuance of 1,778,400
   shares of common
   stock................  $17,784 $   220,655                            $   $238,439
  Costs incurred related
   to issuance of stock.             (214,860)                               (214,860)
  Accumulated unpaid
   preferred dividends..                       $   (707,000)                 (707,000)
  Net loss..............                         (7,146,789)               (7,146,789)
                          ------- -----------  ------------              ------------
Balance, December 31,
 1994...................   17,784       5,795    (7,853,789)               (7,830,210)
  Issuance of 1,358,590
   shares of common
   stock................   13,590     251,413                                 265,003
  Costs incurred related
   to issuance of stock.               (2,490)                                 (2,490)
  Accumulated unpaid
   preferred dividends..                         (3,103,000)               (3,103,000)
  Net loss..............                        (18,097,026)              (18,097,026)
                          ------- -----------  ------------              ------------
Balance, December 31,
 1995...................   31,374     254,718   (29,053,815)              (28,767,723)
  Conversion of Series A
   and A-2 Preferred
   Stock to Class A
   Common Stock.........   26,763  47,835,253                              47,862,016
  Issuance of 50,000
   shares of common
   stock................      500       5,000                                   5,500
  Compensation grants of
   220,000 shares of
   common stock.........    2,200      30,800                                  33,000
  Repricing of common
   stock................   11,016     (11,016)
  Repurchase of 10,000
   shares of common
   stock................                                       $(1,077)        (1,077)
  Issuance of stock
   warrants.............            6,000,000                               6,000,000
  Accumulated unpaid
   preferred dividends..                         (3,690,976)               (3,690,976)
  Net loss..............                        (25,046,591)              (25,046,591)
                          ------- -----------  ------------    -------   ------------
Balance, December 31,
 1996...................  $71,853 $54,114,755  $(57,791,382)   $(1,077)  $ (3,605,851)
                          ======= ===========  ============    =======   ============

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                           1996          1995         1994
                                       ------------  ------------  -----------
Cash flows from operating activities:
  Net loss............................ $(25,046,591) $(18,097,026) $(7,146,789)
  Adjustments to reconcile net loss to
   net cash flows from operating
   activities:
    Depreciation and amortization.....      558,236     1,288,991      159,685
    Amortization of organization costs
     and intangibles..................    1,770,936       969,271       26,376
    Interest accreted on debt
     obligation.......................    1,654,394
    Stock compensation award expense..       33,000
    Gain on disposal of assets........   (8,078,901)      (16,274)
    Changes in:
      Accounts receivable.............   (1,819,956)     (322,245)    (862,208)
      Interest receivable.............     (188,098)      (61,015)
      Prepaid expenses................      (38,468)       13,082      (37,624)
      Other receivables...............     (172,567)
      Other assets....................      (14,948)
      Account payable.................    4,819,840     1,578,757      953,465
      Accrued expenses and other
       liabilities....................    2,424,642       338,412      766,532
                                       ------------  ------------  -----------
        Net cash flows from operating
         activities...................  (24,098,481)  (14,308,047)  (6,140,563)
                                       ------------  ------------  -----------
Cash flows from investing activities:
  Purchase of property and equipment..   (2,258,969)   (1,739,542)  (1,728,327)
  Proceeds from sale of assets........    9,532,600
  Purchase of subsidiary..............                   (892,287)
  Organization costs..................                                (161,702)
  Cash acquired from purchase of
   subsidiaries.......................                                 331,975
  Issuance of noncurrent notes
   receivable.........................                                (150,000)
  Proceeds from note receivable.......                     76,204
                                       ------------  ------------  -----------
        Net cash flows from investing
         activities...................    7,273,631    (2,555,625)  (1,708,054)
                                       ------------  ------------  -----------
Cash flows from financing activities:
  Proceeds from Senior Notes..........   30,203,375
  Proceeds from Convertible Notes.....   27,644,400
  Debt acquisition costs..............   (2,920,239)
  Issuance of preferred stock.........   10,000,000    26,235,000   14,850,000
  Issuance of common stock............        5,500       265,003      150,000
  Costs incurred related to issuance
   of stock...........................     (179,815)     (250,000)    (845,334)
  Repurchase of common stock..........       (1,077)
  Deposits............................     (494,603)      (20,855)    (555,270)
  Proceeds from borrowings............                                 180,000
  Payments on assumed indebtedness....     (350,412)   (1,459,458)
  Proceeds from notes payable.........                     46,645       73,504
  Repayment of notes payable..........      (59,512)      (71,588)      (8,330)
  Repayment of capital lease
   obligation.........................     (158,427)     (155,272)     (16,731)
                                       ------------  ------------  -----------
        Net cash flows from financing
         activities...................   63,689,190    24,589,475   13,827,839
                                       ------------  ------------  -----------
Net increase in cash..................   46,864,340     7,725,803    5,979,222
Cash and cash equivalents--Beginning
 of year..............................   13,705,025     5,979,222
                                       ------------  ------------  -----------
Cash and cash equivalents--End of
 year................................. $ 60,569,365  $ 13,705,025  $ 5,979,222
                                       ============  ============  ===========
Supplemental cash flow information--
 See Note 3

                See notes to consolidated financial statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1996 AND 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

1. ORGANIZATION AND ACQUISITIONS

  USN Communications, Inc., formerly United USN, Inc. ("USN") was incorporated under the laws of the State of Delaware on April 20, 1994 and was initially funded in 1994 through capital contributions totaling $15 million in cash, before financing costs. In June 1995 and September 1996, USN received additional capital contributions of approximately $26 million and $10 million, respectively. USN holds controlling investments in three companies: US Network Corporation, USN Communications Northeast, Inc. (formerly United Telemanagement Services, Inc.), and USN Communications Midwest, Inc. USN and its subsidiaries operate in a single business segment, primarily as a reseller of a broad range of telecommunications services in various cities in the Midwest and the Northeast regions of the U.S.

  On April 20, 1994, USN purchased US Network Corporation ("US Network") and its 100% subsidiary, FoneNet/Ohio, Inc., in exchange for 1,350 shares of USN's preferred stock and 315,000 shares of its common stock. This transaction was accounted for as a purchase and was valued at US Network's net book value of approximately $467,000. The consolidated financial statements include the results of operations of US Network since April 20, 1994.

  In July 1994, USN purchased a 50.1% ownership interest in USN Communications Northeast, Inc. ("USNCN") for approximately $2 million. USNCN provides telecommunications services to business customers in New York and Massachusetts. USN has had substantive control of USNCN since its inception. Therefore, the consolidated financial statements include the results of operations for USNCN since its commencement of operations in 1994. In December 1995, USN's ownership in USNCN increased to 83.9% as a result of additional investments approximating $9.4 million. In July 1996, USN's ownership in USNCN increased to 100% as a result of an additional investment of $150,000.

  In June 1995, USNCN (through a newly formed subsidiary, Quest United, Inc.) purchased specific assets and assumed certain liabilities of an independent telephone services company Quest America, L.P. ("Quest"), for cash of $950,000 and notes payable to investors of Quest of $842,985 (the "Acquisition"). The Acquisition has been accounted for as a purchase, and such assets and liabilities were recorded at their then fair values (which approximated their historical cost bases) as of the Acquisition date. The excess of the cost of the Acquisition over the net assets acquired has been ascribed to various intangible assets (principally customer lists, employment contracts and work force in place). The consolidated statement of operations for the year ended December 31, 1996 and 1995 include Quest's revenues and expenses from the Acquisition date forward.

  In January 1995, USN Communications Midwest, Inc. ("USNCM") was incorporated as a wholly owned subsidiary of USN. USNCM began operations in July 1996 and provides telecommunication services to business customers in Illinois, Ohio and Michigan.

2. SUMMARY OF ACCOUNTING POLICIES

  A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of USN Communications, Inc. and its subsidiaries (the "Company"). Significant intercompany balances and transactions have been eliminated in consolidation.

  Revenue Recognition--The Company recognizes revenues in the period in which telephone services are provided. For the operating unit which the Company has operated as a commission agent only, revenues are recorded at the net commissions earned.

  Cash and Cash Equivalents--Cash and cash equivalents are defined as cash in banks, time deposits and highly liquid short-term investments with initial maturities of three months or less.

  Recourse Provisions--Until June 1996, USNCN utilized a third-party billing and collection agency (the "Agency") to process and factor its accounts receivable, yet retained the risk of loss on amounts that were deemed to be uncollectible in the normal course of business. The Agency charged USNCN an allowance for estimated bad debts on factored accounts receivable, subject to the recourse provisions, using prior collection experience and industry statistics. Adjustments were made between actual loss experience and estimated bad debt expenses on a periodic basis by the Agency. At December 31, 1996, there were no factored receivables subject to such adjustment. At December 31, 1995, factored receivables of approximately $828,000 were subject to such adjustment.

  Fair Value of Financial Instruments--The carrying values of financial instruments included in current assets and liabilities approximate fair values due to the short-term maturities of these instruments. The carrying values of long-term debt and notes payable are reasonable estimates of their fair values as the interest rates approximate rates currently available to the Company for instruments with similar terms and remaining maturities.

  Property and Equipment--Purchases of property and equipment are carried at cost. Depreciation is provided on the straight-line basis. Furniture and fixtures are depreciated over five years. Computer equipment is depreciated over three years. Leasehold improvements and assets leased under capital leases are amortized over the shorter of the related lease term or the estimated useful life of the asset.

  Intangible Assets--Costs incurred in the formation of the Company are being amortized on a straight-line basis over five years. The intangible assets associated with the acquisition of Quest are being amortized on a straight-line basis over two years. Debt acquisition costs are being amortized over the life of the related debt. The value of the warrants issued with the Senior Notes are being amortized over the life of those notes.

  Stock-based Compensation--During 1996, the Company implemented Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS No. 123"). SFAS No. 123 allows the Company to recognize compensation under the "intrinsic value" method prescribed by Accounting Principles Board Opinion No. 25, and requires the pro forma disclosure of net income and earnings per share as if the fair value method had been applied.

  Reclassifications--Certain prior year amounts have been reclassified to conform to the current year presentation.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

3. SUPPLEMENTAL CASH FLOW INFORMATION

  Supplemental cash flow information is as follows:

                                                   1996      1995       1994
                                                 -------- ---------- ----------
      Capital lease obligations incurred (Notes
       5
       and 9)..................................  $591,967 $3,398,105 $3,137,119
                                                 ======== ========== ==========
      Fair value of Quest America Management
       L.P. noncash assets acquired in 1995....           $  414,726
      Consideration incurred in connection with
       the Acquisition (including $950,000 in
       cash advances) (Note 1).................            3,104,588
                                                          ----------
      Liabilities assumed......................           $2,689,862
                                                          ==========
      Note payable incurred to finance
       insurance policies (Note 11)............           $   58,650 $   72,000
                                                          ========== ==========
      Fair value of US Network's noncash assets
       acquired................................                      $  623,659
      Common and preferred stock issued in
       connection with the acquisition (Note
       1)......................................                         467,463
                                                                     ----------
      Liabilities assumed......................                      $  156,196
                                                                     ==========
      Note payable to UTS minority shareholder.                      $  149,708
      Proceeds received upon issuance of note
       payable.................................                         (73,504)
                                                                     ----------
      Note receivable from UTS minority
       shareholder.............................                      $   76,204
                                                                     ==========

  Cash paid for interest in 1996 and 1995 was approximately $32,000 and $613,000, respectively. No cash was paid in 1994 for interest and in 1996, 1995 and 1994 for income taxes.

4. RELATED PARTY TRANSACTIONS

  Notes receivable at December 31, 1996 includes a $75,000 non-interest bearing note due to the Company from a corporate officer.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

5. NET ASSETS HELD FOR SALE

  On December 29, 1995, the Company entered into an agreement to sell its switch-based facilities in Ohio for $9.5 million in cash plus the assumption of capital and operating leases. The transaction closed on February 29, 1996 and a gain of approximately $8.1 million was realized and recorded at that time. The Company will continue to serve its Ohio customer base as a reseller of telecommunication services.

  The net assets held at December 31, 1995 in conjunction with this sale were as follows:

      Switching equipment........................................... $6,233,557
      Leasehold improvements........................................  1,781,260
      Outside plant and equipment...................................    423,424
      Furniture and equipment.......................................    318,355
                                                                     ----------
                                                                      8,756,596
      Less accumulated depreciation................................. (1,181,587)
                                                                     ----------
      Net property and equipment....................................  7,575,009
      Deposits......................................................    100,532
                                                                     ----------
      Total assets..................................................  7,675,541
      Less liabilities assumed:
        Accrued liabilities.........................................     15,204
        Capital lease obligations...................................  6,206,638
                                                                     ----------
      Net assets held for sale...................................... $1,453,699
                                                                     ==========

  Additionally, approximately $2.0 million in operating leases were assumed by the buyer. The Company remains contingently liable on capital and operating leases assumed by the buyer until expiration.

6. PROPERTY AND EQUIPMENT

  Property and equipment at December 31 consist of:

                                                            1996        1995
                                                         ----------  ----------
      Furniture and equipment........................... $3,940,719  $1,364,479
      Leasehold improvements............................    392,601     117,902
                                                         ----------  ----------
                                                          4,333,320   1,482,381
      Less accumulated depreciation.....................   (825,970)   (267,734)
                                                         ----------  ----------
          Total......................................... $3,507,350  $1,214,647
                                                         ==========  ==========

                    USN COMMUNICATION, INC. AND SUBSIDIARIES

7. OTHER ASSETS

  Other assets at December 31 consist of:

                                                            1996        1995
                                                         ----------- ----------
      Stock warrants (net of accumulated amortization:
       1996--$214,286).................................. $ 5,785,714
      Debt acquisition costs (net of accumulated
       amortization: 1996--$98,064).....................   2,822,175
      Deposits..........................................   1,044,098 $  426,902
      Goodwill (net of accumulated amortization:
       1996--$2,337,015; 1995--$923,850) ...............     588,819  2,001,985
      Organization costs (net of accumulated
       amortization:
       1996--$118,853; 1995--$73,432)...................     108,257    153,677
      Other.............................................      13,375     98,691
                                                         ----------- ----------
      Total............................................. $10,362,438 $2,681,255
                                                         =========== ==========

8. ACCRUED EXPENSES

  Accrued expenses at December 31 consist of:

                                                              1996       1995
                                                           ---------- ----------
      Payroll and benefits................................ $1,515,197 $  548,775
      Professional services...............................    814,388    163,540
      Excise taxes........................................    575,790    117,812
      Rent................................................      6,600      4,380
      Interest payable....................................                21,764
      Other...............................................    264,787    249,739
                                                           ---------- ----------
      Total............................................... $3,176,762 $1,106,010
                                                           ========== ==========

9. CAPITAL LEASE OBLIGATIONS

  The Company leases certain furniture and equipment under capital leases at December 31 as follows:

                                                               1996      1995
                                                             --------  --------
      Furniture and equipment............................... $841,359  $221,855
      Less accumulated amortization......................... (261,905)  (73,003)
                                                             --------  --------
      Total................................................. $579,454  $148,852
                                                             ========  ========

  Future minimum lease payments at December 31, 1996 are as follows:

             1997..........................  $ 341,883
             1998..........................    288,865
             1999..........................     54,422
                                             ---------
             Total minimum lease payments..    685,170
             Less imputed interest.........    (95,046)
                                             ---------
             Present value of minimum lease
              payments.....................    590,124
             Less current portion..........   (277,844)
                                             ---------
             Long-term lease obligations...  $ 312,280
                                             =========

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

10. OPERATING LEASES

  The Company leases certain office space and equipment under operating leases. Future minimum lease commitments under noncancelable operating leases as of December 31, 1996 are as follows:

             1997......................... $ 2,113,254
             1998.........................   2,206,947
             1999.........................   1,737,457
             2000.........................   1,530,196
             Thereafter...................   2,531,822
                                           -----------
                 Total.................... $10,119,676
                                           ===========

  Rent expense for the years ended December 31, 1996 and 1995 and the period from April 20, 1994 to December 31, 1994 was approximately $1,024,000, $867,000 and $214,000, respectively.

11. NOTES PAYABLE

  The Company issued a note payable of $58,650 in 1995 to finance an insurance policy. The note was payable in nine monthly installments through August 1996. Interest was payable at 6.45%. The principal balance was paid in full at December 31, 1996.

  In 1995, the Company issued an additional note payable of $46,353 to finance improvements to an office space. The note requires monthly principal payments of $831 through July 2001. Interest is payable at 8%. At December 31, 1996 and 1995, the outstanding principal balances were $37,573 and $44,777, reepectively.

  In connection with the acquisition of Quest, USNCN assumed notes payable to investors of Quest. The notes bear interest at 8% and the balances outstanding at December 31, 1996 and 1995 total $398,676 and $749,088, respectively. The notes require quarterly principal and interest payments in 1996 and 1997 and in the first quarter of 1998.

  Maturities on notes payable are as follows:

             1997............................ $386,522
             1998............................   27,204
             1999............................    8,474
             2000............................    9,178
             2001............................    4,871
                                              --------
                 Total....................... $436,249
                                              ========

12. PRIVATE PLACEMENT OFFERING

  On September 30, 1996, the Company received approximately $55 million in cash, net of commissions paid, in exchange for 48,500 units consisting of $48.5 million aggregate principal amount at maturity of 14% Senior Discount Notes ("Senior Notes") due 2003 and warrants to purchase 615,500 shares of Class A Common Stock, and 36,000 units consisting of $36 million aggregate principal amount at maturity of 9% Convertible Subordinated Notes ("Convertible Notes") due 2004.

  The Senior Notes were sold at a unit price, before commissions, of $622.75 per $1,000 face amount. These notes will accrete interest at an annual rate of 14% from September 30, 1996 to March 31, 2000. Thereafter, the notes will bear interest at an annual rate of 14%, and will be paid semiannually in arrears, on the aggregate principal amount at maturity of $48.5 million.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

  The Convertible Notes were sold at a unit price, before commissions, of $767.90 per $1,000 face amount. These notes will accrete interest at an annual rate of 9% from September 30, 1996 to September 30, 1999. Thereafter, the notes will bear interest at an annual rate of 9%, and will be paid semiannually in arrears, on the aggregate principal amount at maturity of $36 million.

13. REDEEMABLE PREFERRED STOCK

  The Board of Directors authorized 20,000 shares of Series A 10% Senior Cumulative Preferred Stock ("Series A") and 30,000 shares of Series A-2 10% Senior Cumulative Preferred Stock ("Series A-2"), with par values of $1 in 1994 and 1995, respectively. On December 31, 1995, 16,200 shares of Series A and 26,235 shares of Series A-2 were outstanding.

  In September 1996, the Board of Directors and the existing shareholders approved the conversion of all outstanding Series A and Series A-2 Preferred Stock to shares of Class A Common Stock. The conversion was consummated on September 30, 1996 and 2,676,300 shares of Class A Common Stock were issued in exchange for the outstanding Series A and Series A-2 Preferred Stock, including dividends accrued through the conversion date.

  In September 1996, the Board of Directors authorized the issuance of up to 30,000 shares of $1 par value preferred stock designated as 9% Cumulative Convertible Pay-in-Kind Preferred Stock ("9% Preferred Stock"). In connection with the Private Placement Offering (Note 12), the Company issued 10,000 shares of its 9% Preferred Stock to its existing shareholders, for an aggregate purchase price of $10.0 million.

  Dividends--Dividends on the 9% Preferred Stock accrue semiannually at a rate of 9% per annum, are fully cumulative and are payable through the issuance of additional shares of 9% Preferred Stock. No dividends have been declared or paid on the preferred stock.

  Liquidation--Upon any liquidation, dissolution or winding up of the Company, holders of the 9% Preferred Stock will be entitled to receive their full liquidation preference and stated value of $1,000 per share, together with accrued and unpaid dividends, prior to the distribution of any assets of the Company to the holders of Class A Common Stock.

  Redemption--Shares of 9% Preferred Stock are not redeemable at the option of the Company, but are subject to mandatory redemption in 2006 at the stated value, together with all accrued and unpaid dividends to the redemption date.

  Conversion--Each share of 9% Preferred Stock is convertible into 7.0623 shares of Class A Common Stock, at any time, in whole or in part, at the option of the holders thereof.

14. COMMON STOCK

  In 1996, a 1995 transaction in which Class A Common Stock was issued was repriced, whereby the number of shares issued increased from 1,358,990 to 2,460,560 and the purchase price decreased from $0.195 to $0.1077 per share.

  Dividends--The holders of Class A Common Stock are entitled to receive dividends as dividends are declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any shares of Preferred Stock are at the time outstanding, the payment of dividends on the Class A Common Stock or other distributions may be subject to the declaration and payment of full cumulative dividends on outstanding shares of Preferred Stock.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

  Liquidation--Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any Preferred Stock then outstanding will be distributed to the holders of Class A Common Stock.

15. STOCK OPTION PLAN

  The Company has granted options to acquire shares of common stock to certain officers and other employees under the 1994 Stock Option Plan. These options generally become exercisable at a rate of 25% every six months over a period of two years after the date of grant, although with respect to certain grants no vesting occurs until twelve months after the grant date.

  In connection with the financing described in Note 12 and the issuance of the 9% Preferred Stock described in Note 13, the Company granted 319,610 options to purchase Class A Common Stock at an exercise price of $0.15 per share. These options were not issued under the 1994 Stock Option Plan, but rather were issued pursuant to separate stock option agreements between the Company and the option holders. 66,370 of these options become exercisable as the Convertible Notes are converted to Class A Common Stock, and 253,240 of these options become exercisable as shares of 9% Preferred Stock are converted to Class A Common Stock.

  Stock option transactions are summarized as follows:

                                       PRICE PER           PRICE PER         PRICE PER
                              1996       SHARE     1995      SHARE    1994     SHARE
                            ---------  ---------- -------  --------- ------- ---------
   Outstanding at January
    1......................   190,500  $     0.11 213,000    $0.11
   Granted................. 1,033,240   0.11-9.60                    213,000   $0.11
   Exercised...............   (50,000)       0.11
   Cancelled...............   (64,750)       0.11 (22,500)    0.11
                            ---------             -------            -------
   Outstanding at December
    31..................... 1,108,990   0.11-9.60 190,500     0.11   213,000    0.11
                            =========             =======            =======
   Options exercisable at
    December 31............   106,620   0.11-0.15 100,240     0.11        --
                            =========             =======            =======

  For pro forma information regarding net loss and loss per common share, the fair value for the options awarded in 1996 and 1994 was estimated as of the date of the grant using a Black-Scholes option valuation model with the following weighted average assumptions for 1996 and 1994, respectively: risk-free interest rates of 4.95% and 4.97%; dividend yields of 0%; volatility of 0%; and an expected life of the option of ten years.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Therefore, in the year of adoption and subsequently affected years, the effect of applying SFAS 123 for providing pro forma net loss and loss per common share are not likely to be representative of the effects on reported income in future years. The effect on the Company's reported net loss, on a pro forma basis, was not material for 1996, 1995 and 1994.

  The Black-Scholes option valuation model used by the Company was developed for use in estimating the fair value of fully tradable options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. It is management's opinion that the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

16. EMPLOYEE BENEFIT PLAN

  On January 1, 1995, the Company adopted a qualified 401(k) plan covering all eligible employees in which the Company contributions are discretionary. Employees are permitted to make annual contributions through salary deductions up to 15% of their annual salary. The plan can be amended or terminated at any time by the Board of Directors. The Company made no contributions to the plan in 1996 or 1995.

17. INCOME TAXES

  The Company incurred net losses of $25,046,591, $18,097,026 and $7,146,789 in 1996, 1995 and 1994, respectively. Accordingly, no provision for current Federal or state income taxes has been made to the financial statements.

  The Company's deferred tax asset components are as follows:

                                                     DECEMBER 31,  DECEMBER 31,
                                                         1996          1995
                                                     ------------  ------------
      Net operating loss carry-forwards............. $ 18,285,000  $ 9,121,000
      Accrued liabilities and asset valuation
       reserves.....................................      172,000      195,000
      Amortization of intangibles...................      790,000      309,000
                                                     ------------  -----------
          Subtotal..................................   19,247,000    9,625,000
      Valuation allowance...........................  (19,247,000)  (9,625,000)
                                                     ------------  -----------
          Total..................................... $        --   $       --
                                                     ============  ===========

  As of December 31, 1996 and 1995 the Company had not recognized deferred income tax assets related to deductible temporary differences and cumulative net operating losses. The ability of the Company to fully realize deferred tax assets in future years is contingent upon its success in generating sufficient levels of taxable income before the statutory expiration periods for utilizing such net operating losses lapses. After an assessment of all available evidence, including historical and projected operating trends, the Company was unable to conclude that realization of such deferred tax assets in the near future was more likely than not. Accordingly, a valuation allowance was recorded to offset the full amount of such assets.

  At December 31, 1996, the Company had net operating loss carry-forwards for income tax purposes of approximately $46,120,000. The expiration periods for utilizing these operating losses begin in 2009 for Federal tax purposes. Of the net operating loss carry-forwards available at December 31, 1996, $12,286,000 can be applied only against future taxable income of USNCN. In addition, if the Company or the Company's subsidiaries experience an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the net operating loss carry-forwards allocable to such entity will be subject to an annual limitation in an amount generally equal to the value of the entity immediately before the ownership change at the long-term tax-exempt rate (the "Section 382 limitation"). Any unused Section 382 limitation in one year is added to the limitation for the next year. Generally, an ownership change occurs with respect to an entity if the aggregate increase in the percentage stock ownership (by value) of such entity by one or more of its five-percent stockholders exceeds 50 percentage points within a testing period. The tax laws for determining whether an ownership change of an entity has occurred are complex and subject to differing interpretations in certain respects. It is possible that the Company or the Company's subsidiaries have experienced an ownership change under
Section 382 of the Code and that the Company or the Company's subsidiaries may experience an ownership change as a result of the Company's future transactions including, but not limited to, the issuance of the Warrants and consummation of one or more public offerings of Common Stock. In such event, the ability of the Company or the Company's subsidiaries to utilize their operating loss carry-forwards to offset future taxable income would be subject to limitations as discussed above.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

18. MINORITY INTEREST IN USNCN

  In September 1996, all minority shareholders interests' in USNCN were repurchased, increasing the Company's ownership of USNCN's outstanding common stock to 100%. Prior to this transaction , no minority interest in USNCN had been recorded, as losses applicable to the minority interest in USNCN exceeded the minority interest in the equity capital of USNCN, and there was no obligation of the minority interest to make good on such losses.

19. COMMITMENTS

  In 1995 and 1996 the Company entered into agreements with two independent telecommunications companies ("TelCos") to allow the Company to resell the TelCos local telephone service in various regional markets. The agreements have terms of up to ten years and contain minimum purchase commitments of local access lines, ranging from zero to 150,000 lines. These commitments are measured by the number of lines in place on the last day of each 12-month period. The agreements allow for ramp-up periods before any commitment levels are required to be met. So long as the Company maintains cumulative net shortfalls lower than established caps, no payments will be due to the TelCos other than for normal usage. Even if no lines were sold by the Company, the earliest required payment for any shortfall amount is in 1999.

  In July 1996, the Company entered into an agreement with a third telecommunications company to allow the Company to resell long distance telephone service. The agreement is for a term of 33 months and contains an annual purchase commitment of $12 million, with a minimum monthly commitment of $600,000 to qualify for the contract rates. The agreement allows for a ramp-up period before commitment levels are required to be met.

  In 1994, USNCN executed an exclusive agreement with an independent telecommunications company ("TelCo One"), whereby TelCo One allows USNCN to establish a local private network on its infrastructure in which to provide service to customers. The majority of USNCN's local service customers are provided access to this network and, accordingly, a substantial portion of USNCN's revenue is earned through the use of these access rights. Under this agreement, TelCo One provides network maintenance and access to telephone switches. The initial term of the agreement expires in 2004.

20. FUTURE OPERATING PLANS

  Although the Company had working capital of approximately $52.4 million and total redeemable preferred stock and common stockholders' deficit of approximately $6.4 million, projected cash usage in 1997 combined with an anticipated net loss in 1997, absent the infusion of additional capital resources, is anticipated to fully deplete the Company's working capital prior to December 31, 1997. Such events would raise substantial doubt about the Company's ability to continue as a going concern. Although the Company's management believes that the Company will be able to raise sufficient funds, through capital contributions or additional equity or debt financings, to meet its operating expenses and other cash requirements, there can be no assurance that the Company would be able to complete such contributions or financing, or that any such contributions or financing would be completed on terms satisfactory to the Company.

21. CONTINGENCIES

  Loss Contingency--In April 1995, a derivative action was filed by a minority interest owner of USNCN against the Company and specific officers and directors. In July 1996, the Company settled the dispute for $1.7 million.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

  Gain Contingency--In 1995, USNCN submitted a claim of approximately $1.4 million with TelCo One requesting that certain revenues, purportedly not billed by TelCo One to its customers, be paid to USNCN. During 1996, USNCN has recorded $867,000 of this claim as revenue. TelCo One is in the process of reviewing USNCN's remaining claim and has not formally concluded on the amount or terms of a settlement. While USNCN believes its claim has merit, it is unable to predict, at this time, whether they will be successful in fully resolving this matter favorably.

22. SUBSEQUENT EVENT

  On September 4, 1997, the Board of Directors approved a nine-for-one stock dividend on the Class A Common Stock. Average shares outstanding and all per share amounts included in the accompanying financial statements and notes are based on the increased number of shares giving retroactive effect to the stock dividend.

                                   * * * * *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OTHER THAN THOSE CON-TAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESEN-TATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER
TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR SO-LICITATION IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AU-THORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUAL-IFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER TO SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR
THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                                 ------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Disclosure Regarding Forward-Looking Statements............................   3
Prospectus Summary.........................................................   4
Recent Developments........................................................   7
Risk Factors...............................................................  14
Use of Proceeds............................................................  24
The Exchange Offer.........................................................  25
Capitalization.............................................................  33
Selected Historical Consolidated Financial and Operating Data..............  34
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.............................................................  35
Industry Overview: The Local Telecommunications Service Industry...........  41
Business...................................................................  42
Management.................................................................  55
Certain Relationships and Related Transactions.............................  63
Stock Ownership............................................................  64
Description of the Notes...................................................  65
Description of the Warrants................................................  95
Certain Other Indebtedness.................................................  99
Certain Federal Income Tax Considerations.................................. 100
Plan of Distribution....................................................... 103
Legal Matters.............................................................. 104
Independent Auditors....................................................... 104
Glossary................................................................... 105
Index to Consolidated Financial Statements................................. F-1

                                 ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               ----------------
                                   PROSPECTUS
                               ----------------


                                      LOGO

                            USN COMMUNICATIONS,INC.

                                  $152,725,000
                                14 5/8% SERIES B
                             SENIOR DISCOUNT NOTES
                                    DUE 2004

                             NOVEMBER   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Certificate of Incorporation and By-laws provide that the Registrant shall indemnify its directors and such officers, employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 145 of the DGCL. The Registrant has entered into indemnification agreements with its directors and certain of its officers, employees and agents, which provide that the Registrant shall indemnify such parties pursuant to Section 145 of the DGCL.

  Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation and By-laws include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  3.1    Amended and Restated Certificate of Incorporation of the Registrant.
  3.2**  Amended Certificate of Designations, Powers, Rights and Preferences of
         9% Cumulative Convertible Pay-In-Kind Preferred Stock (the "9%
         Preferred Stock") of the Registrant.
  3.3+   Bylaws of the Registrant.
  3.4**  Certificate of Designations, Powers, Rights and Preferences of 9%
         Cumulative Convertible Pay-In-Kind Preferred Stock, Series A, of the
         Registrant.
  4.1    Indenture, dated as of August 15, 1997, by and between the Registrant and Harris Trust and Savings Bank, as Trustee, for the Registrant's 14
         5/8% Senior Discount Notes due 2004.
  4.2    Form of the Registrant's 14 5/8% Series B Senior Discount Notes due
         2004.
  4.3+   Indenture, dated as of September 30, 1996, by and between the
         Registrant and Harris Trust and Savings Bank, as Trustee, for the
         Registrant's 9% Convertible Subordinated Discount Notes due 2004 (the
         "Convertible Note Indenture").
  4.4    Supplemental Indenture No. 1, dated as of August 12, 1997, by and between the Registrant and the Trustee, to the Convertible Note
         Indenture.
  4.5+   Indenture, dated as of September 30, 1996, by and between the
         Registrant and Harris Trust and Savings Bank, as Trustee, for the
         Registrant's 14% Senior Discount Notes due 2003 (the "14% Senior Note
         Indenture").
  4.6++  Supplemental Indenture, dated as of March 17, 1997, by and between the
         Company and the Trustee to the 14% Senior Note Indenture.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
  4.7      Supplemental Indenture No. 2, dated as of August 18, 1997, by and between the Company and the Trustee, to the 14% Senior Note
           Indenture.
  5.1      Legal Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).
 10.1+     Employment Agreement, dated as of July 18, 1996, by and between the
           Registrant and J. Thomas Elliott.
 10.2+     Employment Agreement, dated as of July 18, 1996, by and between the
           Registrant and Ronald W. Gavillet.
 10.3++    Employment Agreement, dated as November 18, 1996, by and between the
           Company and Gerald J. Sweas.
 10.4++    Employment Agreement, dated as of October 21, 1996, by and between the Company and Ryan Mullaney.
 10.5+     Form of Employment Agreement between the Registrant and certain officers of the Registrant.
 10.6      Amended and Restated 1994 Stock Option Plan of the Registrant.
 10.7      1997 Omnibus Securities Plan.
 10.8+     Consulting Agreement, dated January 24, 1995, by and between the
           Registrant and Eugene A. Sekulow.
 10.9+     Form of Indemnification Agreement between the Registrant and certain directors and officers of the Registrant.
 10.10+    Promissory Note, dated December 15, 1995, between the Registrant and
           J. Thomas Elliott.
 10.11+    Purchase Agreement, dated as of April 20, 1994, by and among the
           Registrant, CIBC Wood Gundy Ventures, Inc. ("CIBC") and Chemical
           Venture Capital Associates ("Chemical").
 10.12+    First Amendment to Purchase Agreement, dated as of June 10, 1994, by and among the Registrant, CIBC, Chemical and Hancock Venture
           Partners IV--Direct Fund, L.P. ("Hancock," and together with CIBC and Chemical, the "Initial Investors").
 10.13     Second Amendment to Purchase Agreement, dated as of April 20, 1994, by and among the Registrant and the Investors.
 10.14+    Third Amendment to Purchase Agreement, dated as of November 1, 1994, by and among the Registrant and the Initial Investors.
 10.15+    Fourth Amendment to Purchase Agreement, dated as of June 22, 1995, by and among the Registrant and the Initial Investors.
 10.16+    Stockholders Agreement, dated as of April 20, 1994, by and among the
           Registrant, CIBC, Chemical and the stockholders of the Registrant listed on a schedule attached thereto (the "Stockholders").
 10.17+    First Amendment to Stockholders Agreement, dated as of June 10,
           1994, by and among the Registrant, the Initial Investors and the
           Stockholders.
 10.18+    Registration Rights Agreement, dated as of April 20, 1994, by and among the Registrant, CIBC and Chemical.
 10.19+    First Amendment to Registration Rights Agreement, dated as of June
           10, 1994, by and among the Registrant and the Initial Investors.
 10.20+    Amended and Restated Registration Agreement, dated as of June 22,
           1995, by and among the Registrant and the Investors.
 10.21     First Amendment to Amended and Restated Registration Agreement,
           dated as of October 17, 1997, by and among the Registrant and the
           Investors.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.22+    Purchase Agreement, dated as of June 22, 1995, by and among the
           Registrant, CIBC, Chemical, Hancock, BT Capital Partners, Inc.,
           Northwood Capital Partners LLC and Northwood Ventures (collectively, the "Investors").
 10.23+    First Amendment to Purchase Agreement, dated as of July 21, 1995, by and among the Registrant, the Investors and Enterprises &
           Transcommunications, L.P. (collectively, the "Original Purchasers").
 10.24+    Second Amendment to Purchase Agreement, dated as of March 5, 1996, by and among the Registrant and the Original Purchasers.
 10.25     Third Amendment to Purchase Agreement, dated as of October 17, 1997, by and among the Registrant and the Initial Investors.
 10.26+    Amended and Restated Stockholders Agreement, dated as of June 22,
           1995, by and among the Registrant and the Investors.
 10.27+    Amended and Restated Stockholders Agreement, dated as of July 21,
           1995, by and among the Registrant, the Original Purchasers and the
           Stockholders.
 10.28     Purchase Agreement, dated as of October 17, 1997, by and among the
           Registrant, Fidelity International, Inc. and Fidelity Investors
           Limited Partners.
 10.29+    Purchase Agreement, dated as of September 25, 1996, by and among the
           Registrant and the purchasers named therein, relating to the 9%
           Preferred Stock.
 10.30+    Asset Purchase Agreement, dated as of June 13, 1995, by and among
           United Telemanagement Services, Inc. ("UTS"), Quest United, Inc.
           ("Quest United"), Quest America Management, Inc. ("QAM"'), Edward H.
           Lavin, Jr. ("Lavin"), J. Thomas Elliott ("Elliott") and Quest
           America, LP ("Quest").
 10.31+    Amendment No. 1 to Asset Purchase Agreement, dated as of October 27,
           1995, by and among UTS, Quest United, QAM, Lavin, Elliott, and
           Quest.
 10.32+    Resale Local Exchange Service Agreement, dated July 8, 1996, by and between New York Telephone Company and UTS.
 10.33+    Resale Local Exchange Service Confirmation of Service Order, dated
           October 31, 1995, by and between the Registrant and Ameritech
           Information Industry Services ("Ameritech") on behalf of Illinois
           Bell Telephone Company.
 10.34+    Agreement for Resale Services, dated as of April 26, 1996, by and between the Registrant and Ameritech on behalf of Ameritech
           Michigan.
 10.35+    Local Exchange Telecommunications Services Resale Agreement, dated
           May 21, 1996, by and between the Registrant and Ameritech on behalf of The Ohio Bell Telephone Company.
 10.36+    Registration Rights Agreement, dated as of September 30, 1996, by and among the Registrant and the initial purchasers named therein.
 10.37+    Warrant Agreement, dated as of September 30, 1996, by and between the Registrant and Harris Trust and Savings Bank, as warrant agent, and Amendment 1 thereto.
 10.38     Consent Warrant Agreement, dated as of August 25, 1997, by and between the Registrant and Harris Trust and Savings Bank, as Warrant
           Agent.
 10.39     Registration Rights Agreement dated as of August 15, 1997, by and among the Registrant and the Initial Purchasers named therein.
 10.40     Warrant Agreement, dated as of August 15, 1997, by and between the
           Registrant and Harris Trust and Savings Bank, as Warrant Agent.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 12.1      Computation of Earnings to Fixed Charges.
 21.1+     Subsidiaries of the Registrant.
 23.1      Consent of Deloitte & Touche LLP.
 23.2      Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in its opinion filed as Exhibit 5.1 hereto).
 25.1**    Statement of Eligibility and Qualification on form T-1 under the
           Trust Indenture Act of 1939 of Harris Trust and Savings Bank, as
           Trustee under the Indenture.
 25.2**    Powers of Attorney (included on signature page).
 99.1**    Form of Letter of Transmittal.
 99.2**    Form of Notice of Guaranteed Delivery.
 99.3**    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
 99.4**    Form of Letter to Clients.
 99.5**    Guidelines for Certification of Taxpayer Identification Number on
           Form W-9.

--------

 **Previously filed.

  +Incorporated by reference to the Registrant's Registration Statement on Form S-4, file number 333-16265.

 ++Incorporated by reference to the Registrant's Form 10-K, file number 333-16265, filed on March 31, 1997.

  (b) Financial Data Schedules

  None.

  All schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby further undertakes:

    (4) That insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS ON NOVEMBER 21, 1997.

                                          USN COMMUNICATIONS, INC.

                                                 /s/ J. Thomas Elliott
                                          By: _________________________________
                                                    J. Thomas Elliott

                                               Chairman of the Board,
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 21, 1997.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ J. Thomas Elliott          Chairman of the Board,        November 21, 1997
____________________________________   President and Chief
         J. Thomas Elliott             Executive Officer
                                       (Principal Executive
                                       Officer)

         Richard J. Brekka*          Director                      November 21, 1997
____________________________________
         Richard J. Brekka

       Donald J. Hofmann, Jr.*       Director                      November 21, 1997
____________________________________
       Donald J. Hofmann, Jr.

         Paul S. Lattanzio*          Director                      November 21, 1997
____________________________________
         Paul S. Lattanzio

       Thomas C. Brandenburg*        Director                      November 21, 1997
____________________________________
       Thomas C. Brandenburg

        William A. Johnston*         Director                      November 21, 1997
____________________________________
        William A. Johnston

         Eugene A. Sekulow*          Director                      November 21, 1997
____________________________________
         Eugene A. Sekulow

         Dean M. Greenwood*          Director                      November 21, 1997
____________________________________
         Dean M. Greenwood

             Ian Kidson*             Director                      November 21, 1997
____________________________________
             Ian Kidson

      /s/ Gerald J. Sweas            Executive Vice President and  November 21, 1997
____________________________________   Chief Financial Officer
          Gerald J. Sweas              (Principal Financial
                                       Officer and Principal
                                       Accounting Officer)

    /s/ Thomas A. Monson                                  November 21, 1997
*By ______________________

  Thomas A. Monson
  Attorney-in-fact

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